As filed with the Securities and Exchange Commission on July 2, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TIME WARNER TELECOM HOLDINGS INC.

AND

AFFILIATE GUARANTORS LISTED ON SCHEDULE ATTACHED HERETO

(Exact name of registrant as specified in its charter)

Delaware	4813	84-1500624
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Park Ridge One

10475 Park Meadows Drive

Littleton, Colorado 80124

(303) 566-1000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Paul B. Jones

Senior Vice President and General Counsel

Time Warner Telecom Inc.

Park Ridge One

10475 Park Meadows Drive

Littleton, Colorado 80124

(303) 566-1000

(Name and address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Tina Davis Park Ridge One 10475 Park Meadows Drive Littleton, Colorado 80124 (303) 566-1000	Douglas R. Wright Faegre & Benson LLP 3200 Wells Fargo Center 1700 Lincoln Street Denver, CO 80203-4532 (303)607-3500

Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Second Priority Senior Secured Floating Rate Notes due 2011 and 9 ¼% Senior Notes due 2014	$440,000,000	100%	$440,000,000	$55,748
Guarantee of Second Priority Senior Secured Floating Rate Notes due 2011 and Guarantee of 9 ¼% Senior Notes due 2014	—	—	—	— (2)

(1)	Calculated in accordance with Rule 457(f)(2). For purposes of this calculation, the offering price per senior note was assumed to be the stated principal amount of each senior note that may be received by the registrants in the exchange transaction in which the senior notes will be offered.

(2)	Pursuant to Rule 457(n), no registration fee is required for the guarantees of the senior notes registered hereby.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Additional Registrants

Name of Additional Registrant	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Time Warner Telecom Inc.	Delaware	4813	84-1500624
Time Warner Telecom Holdings II LLC	Delaware	4813	84-1556315
Time Warner Telecom General Partnership	Delaware	4813	06-1363372
Time Warner Telecom of Illinois LLC	Delaware	4813	91-2029436
Time Warner Telecom of Colorado LLC	Delaware	4813	84-1544704
Time Warner Telecom of Minnesota LLC	Delaware	4813	84-1544705
Time Warner Telecom of North Carolina L.P.	Delaware	4813	06-1387494
Time Warner Telecom of South Carolina LLC	Delaware	4813	84-1544706
Time Warner Telecom of California, L.P.	Delaware	4813	06-1363377
Time Warner Telecom of Florida, L.P.	Delaware	4813	06-1363374
Time Warner Telecom of Ohio, LLC	Delaware	4813	06-1374299
Time Warner Telecom of Texas, L.P.	Delaware	4813	06-1392228
Time Warner Telecom of Wisconsin, L.P.	Delaware	4813	06-1402565
Time Warner Telecom of Idaho LLC	Delaware	4813	84-1560869
Time Warner Telecom of Nevada LLC	Delaware	4813	84-1560861
Time Warner Telecom of New Mexico LLC	Delaware	4813	84-1560860
Time Warner Telecom of Oregon LLC	Delaware	4813	84-1560859
Time Warner Telecom of Utah LLC	Delaware	4813	84-1560856
Time Warner Telecom of Washington LLC	Delaware	4813	84-1560870
TW Telecom L.P.	Delaware	4813	01-0548323
Time Warner Telecom of Arizona LLC	Delaware	4813	84-1560848
Time Warner Telecom of Georgia, L.P.	Delaware	4813	06-1374294
Time Warner Telecom of Hawaii, L.P.	Delaware	4813	06-1392225
Time Warner Telecom of Indiana, L.P.	Delaware	4813	06-1457291
Time Warner Telecom of the Mid-South LLC	Delaware	4813	06-1363373
Time Warner Telecom of New Jersey, L.P.	Delaware	4813	06-1388255
Time Warner Telecom-NY, L.P.	Delaware	4813	06-1374289

Time Warner Telecom Holdings Inc. is the sole member of the limited liability companies listed above, the managing general partner of Time Warner Telecom of Texas, L.P., TW Telecom, L.P., and Time Warner Telecom General Partnership, and as general partner of Time Warner Telecom General Partnership serves as the general partner of each of the limited partnerships listed above. The name and address of the principal executive office for each of the additional registrants is the same as is set forth for Time Warner Telecom Holdings Inc. on the facing page of this registration statement. The old notes are, and the new notes will be, unconditionally guaranteed on a joint and several basis by Time Warner Telecom Inc. and the above registered subsidiaries.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 2, 2004

PROSPECTUS

[TIME WARNER TELECOM LOGO]

Time Warner Telecom Holdings Inc.

Exchange Offer for $440,000,000

of

Second Priority Senior Secured Floating Rate Notes due 2011 and

9 ¼% Senior Notes Due 2014

Material terms of the exchange offer:

•	We are offering to exchange the 2011 notes that we sold on February 20, 2004 in a private offering for new 2011 notes and are offering to exchange the 2014 notes that we sold on February 20, 2004 in a private offering for new 2014 notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2004, unless we extend it.

•	The new 2011 and 2014 notes will be identical to the old 2011 and 2014 notes in all material respects, except that they will not have transfer restrictions, registration rights, or certain rights to additional interest that the old notes had.

•	The exchange of old 2011 and 2014 notes for new 2011 and 2014 notes will not be taxable for U.S. Federal income tax purposes, but you should see the discussion under the caption “Certain U.S. Federal Income Tax Considerations” beginning on page 80 for more information.

•	We will exchange all old 2011 and 2014 notes that are properly tendered. You should carefully review the procedures for tendering the old notes beginning on page 18 of this prospectus.

•	Tenders of old 2011 and 2014 notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

•	We will not receive any cash proceeds from the exchange offer.

•	As of May 31, 2004, there was no indebtedness outstanding under our senior credit facility and $11.4 million of other secured indebtedness that was effectively senior to the new notes. However, our senior credit facility would have allowed us to incur $150 million of additional borrowing that also would be effectively senior to the new notes.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 9 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

There is no established trading market for the new notes or the old notes. However, you may trade the old notes in the PORTAL market.

This prospectus is dated             , 2004

Each broker-dealer that receives new 2011 or 2014 notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new 2011 or 2014 notes received in exchange for such old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” on page 83.

WHERE YOU CAN FIND MORE INFORMATION

Our parent company, Time Warner Telecom Inc., is subject to the informational requirements of the Exchange Act, and in accordance with the requirements of the Exchange Act files reports and other information with the SEC. You may read and copy documents filed with the SEC by Time Warner Telecom Inc. at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain the documents that Time Warner Telecom Inc. files electronically from the SEC’s web site at http://www.sec.gov. While any notes remain outstanding, we will make available, upon request, to any beneficial owner and any prospective purchaser of notes the information regarding Time Warner Telecom Inc. required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which Time Warner Telecom Inc. is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to Time Warner Telecom, Inc., Attn: Secretary, One Park Ridge, 10475 Park Meadows Drive, Littleton, Colorado 80124.

We “incorporate by reference” into this prospectus certain information filed by Time Warner Telecom Inc. with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Certain information that is subsequently filed with the SEC will automatically update and supercede information in this prospectus and in earlier filings with the SEC. We incorporate by reference the documents listed below, which have been filed with the SEC, and any future filings Time Warner Telecom Inc. may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until all the notes offered by this prospectus have been exchanged and all conditions to the consummation of those exchanges have been satisfied, provided, however, that we are not incorporating any information furnished under Item 9 or Item 12 of any Current Report on Form 8-K:

•	Time Warner Telecom Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC on March 12, 2004;

•	Time Warner Telecom Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed with the SEC on May 10, 2004;

•	Time Warner Telecom Inc.’s Proxy Statement on Schedule 14A filed with the SEC on May 6, 2004.

•	Time Warner Telecom Inc.’s Current Reports on Form 8-K filed with the SEC on May 3, 2004, April 29, 2004, March 2, 2004, February 23, 2004, February 11, 2004, February 3, 2004 and February 2, 2004.

This information is available without charge to security holders upon written or oral request to Time Warner Telecom Investor Relations, 10475 Park Meadows Drive, Littleton, Colorado, 80124, telephone (303) 566-1000. To obtain timely delivery of such information, you must request the information no later than                             , 2004.

SUMMARY

This summary highlights selected information about us and does not contain all of the information that is important for you to consider in deciding whether to participate in the exchange offer. In addition to reading this summary, you should carefully review this entire prospectus, especially the “Risk Factors” section beginning on page 9.

The data used in this prospectus are drawn from the financial statements of Time Warner Telecom Inc. and its subsidiaries on a consolidated basis. Time Warner Telecom Inc. is the direct parent company of Time Warner Telecom Holdings Inc. Time Warner Telecom Inc. has immaterial assets, revenues and expenses (other than through ownership of Time Warner Telecom Holdings Inc. and its other subsidiaries). Time Warner Telecom Inc. and its subsidiaries will guarantee all of Time Warner Telecom Holdings Inc.’s obligations under the new notes.

Our Company

We are a leading provider of managed network solutions to a wide range of business customers throughout the United States. We deliver data, dedicated Internet access, and local and long distance voice services. Our customers include telecommunications-intensive businesses, long distance carriers, Internet service providers, wireless communications companies, incumbent local exchange carriers, competitive local exchange carriers, educational institutions and governmental entities.

We operate in 44 metropolitan markets that have high concentrations of medium- and large-sized businesses. As of March 31, 2004, our networks spanned 18,692 route miles and contained the equivalent of 900,836 fiber miles. We offer service in 22 states to approximately 17,000 buildings served entirely by our own network facilities or through the use of another carrier’s facilities to provide a portion of the link. We continue to expand our footprint within our existing markets by connecting our network into additional buildings. We also have selectively interconnected existing service areas within regional clusters with fiber optic facilities that we own or lease and we provide on-net inter-city switched services that provide our customers a virtual presence in a remote city.

Our Strategy

Our primary objective is to be the leading provider and network integrator of high quality telecommunications services in each of our service areas, principally utilizing our fiber facilities to offer high value voice, data, Internet Protocol and dedicated services as the carrier of choice for medium-and large-sized business enterprises, governmental agencies, and other carriers. By delivering our customers a suite of integrated network solutions, we meet the specific applications needs of those customers, location by location, and create efficiencies for the customers and migrate the management of their disparate networks and services to Time Warner Telecom.

The key elements of our business strategy include:

•	Leveraging our extensive local fiber networks to increase customer penetration in our existing markets. We plan to expand our revenue base by increasing customer and building penetration and using available network capacity in our existing markets. Approximately two thirds of our capital expenditures during 2003 and the three months ended March 31, 2004 was used to expand our fiber network in existing markets and connect additional buildings to our network. We may also expand our service reach by acquiring networks or operations in our existing markets, or in markets we do not currently serve.

•

Expanding our service offerings including high-speed, high-quality data networking services such as local area networks, or LAN, native LAN, which are networks that do not require protocol conversion, and Internet protocol or IP-based services, security and virtual private network or VPN services, and installing “soft switches” and other converged network elements that are smaller and more cost effective than traditional end-office switches to provide traditional voice services and to develop future service applications to enhance our customers’ voice and data networking ability. We may also expand our product line by partnering or by purchasing technologies or operations from others, rather than developing the capabilities internally. Revenue from data and Internet services for 2003 grew 16% compared to the same period in 2002, and for the three months ended March 31, 2004 grew 17% compared to the same period in 2003. We expect an increasing portion of our future revenue to be contributed by data and Internet services.

•	Targeting enterprise customers, including business and governmental customers, while still focusing on carrier customers that are more financially stable.

•	Continuing our disciplined approach to capital and operating expenditures in order to increase operational efficiencies and preserve our liquidity and drive toward profitability.

Summary Description of the Exchange Offer

Issuer	Time Warner Telecom Holdings Inc.

Old Notes	Second Priority Senior Secured Floating Rate Notes due 2011 and 9 ¼% Senior Notes due 2014, which we issued on February 20, 2004 in transactions exempt from registration under the Securities Act of 1933 (referred to within the summary as the old notes).

New Notes	Second Priority Senior Secured Floating Rate Notes due 2011 and 9 ¼% Senior Notes due 2014, the issuance of which have been registered under the Securities Act (referred to within this summary as the new notes). The form and terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer	We are offering to issue up to $440,000,000 aggregate principal amount of the new notes in exchange for a like principal amount of the corresponding old notes to satisfy our obligations under the registration rights agreement that we entered into when the old notes were issued.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, or a later date and time to which we extend it.

Withdrawal	You may withdraw your tender of the old notes pursuant to the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2004, or a later date and time to which we extend the offer. We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder as soon as practicable after the exchange offer expires or terminates.

Interest on the New Notes and the Old Notes	Interest on the new notes will accrue from the date of the original issuance of the old notes or from the date of the last periodic payment of interest on the old notes, whichever is later. No additional interest will be paid on old notes tendered and accepted for exchange.

Conditions of the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Conditions of the Exchange Offer.”

Procedures for Tendering Old Notes

To accept the exchange offer, you must complete, sign and date the letter of transmittal in accordance with the instructions contained in this prospectus and in the letter of transmittal, and send the letter of transmittal and the old notes and any other required documentation to the exchange agent at the following address:

Wells Fargo Bank, National Association

Corporate Trust Services N9303-120

Attention: Jeff Rose

Sixth Street and Marquette Avenue

Minneapolis, MN 55479

If you hold the old notes through the Depository Trust Company, to accept the exchange offer you must use the DTC’s Automated Tender Offer Program, by which each tendering participant will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, each holder will represent to us that, among other things,

•      it is acquiring the new notes in the exchange offer in its ordinary course of business;

•      it has no arrangement or understanding with any person to participate in a distribution of the new notes, and if it is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of the new notes;

•      it is not an “affiliate” of Time Warner Telecom Holdings Inc., as defined in Rule 405 of the Securities Act, or if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•      if it is a broker-dealer, it will receive new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

We will accept for exchange any and all old notes that are properly tendered and not withdrawn in the exchange offer prior to 5:00 p.m., New York City time, on                     , 2004. The exchange agent will deliver the new notes issued pursuant to the exchange offer promptly following the expiration date. See “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes.”

Federal Income Tax Considerations	The exchange of old notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Effect of Not Tendering	Old notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions on transfer. Except as described in “Description of Notes – Registration Rights,” we will have no further obligation to provide for the registration under the Securities Act of the old notes. Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Regulatory Approvals	We do not believe that the receipt of any federal or state approvals will be necessary in connection with the exchange offer, other than the effectiveness of the registration statement of which this prospectus constitutes a part.

Summary Description of the New Notes

Issuer	Time Warner Telecom Holdings Inc.

Parent Company	Time Warner Telecom Inc.

Maturity Date	The 2011 notes will mature on February 15, 2011, and the 2014 notes will mature on February 15, 2014.

Interest Rate	The 2011 notes will bear interest at a floating rate equal to LIBOR (as defined) plus 4% per year. The 2014 notes will bear interest at a rate per annum equal to 9 1/4%.

Interest Payment Dates	Interest on the 2011 notes will be reset quarterly and will be payable quarterly on February 15, May 15, August 15 and November 15 of each year, beginning on May 15, 2004. Interest on the 2014 notes will be payable semi-annually on February 15 and August 15 of each year, beginning on August 15, 2004.

Optional Redemption

The Company may redeem all or a part of the 2011 notes at any time on or after February 15, 2006 and may redeem all or a part of the 2014 notes at any time on or after February 15, 2009, in each case at the redemption prices specified in “Description of Notes — Optional Redemption.”

Before February 15, 2006, the Company may redeem up to 35% of the aggregate principal amount of the 2011 notes at 100% of the principal amount plus a premium equal to the interest rate per annum on the 2011 notes applicable on the date on which notice of redemption is given, together with accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings by the Parent Company; provided that at least 65% of the aggregate principal amount of the 2011 notes originally issued remains outstanding after such redemption.

Before February 15, 2007, the Company may redeem up to 35% of the aggregate principal amount of the 2014 notes at 109.250% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings by the Parent Company; provided that at least 65% of the aggregate principal amount of the 2014 notes originally issued remains outstanding after such redemption.

See “Description of Notes—Optional Redemption.”

Change of Control	If a change of control triggering event occurs, each holder of notes will have the right to require the Company to purchase all or a portion of the notes at 101% of the principal amount of the notes on the date of purchase, plus any accrued and unpaid interest to the date of repurchase. See “Description of Notes — Certain Covenants — Repurchase of Notes upon a Change of Control.”

Ranking

The 2011 notes and guarantees will rank:

•      effectively junior to the Company’s and the guarantors’ obligations under the Company’s new revolving credit facility and any other obligations that are secured by first priority liens on the collateral securing the 2011 notes or that are secured by a lien on assets that are not part of the collateral securing the 2011 notes, in each case to the extent of the value of such collateral or assets;

•      equal in right of payment with all of the Company’s and the guarantors’ existing and future unsecured and unsubordinated indebtedness (including the 2014 notes), and effectively senior to such indebtedness to the extent of the value of the collateral;

•      effectively senior, as to collateral, and structurally senior to all existing and future indebtedness of the Parent Company, including its 9 3/4% senior unsecured notes due 2008 and its 10 1/8% senior unsecured notes due 2011; and

•      senior in right of payment to all of the Company’s and the guarantors’ future subordinated indebtedness, if any.

The 2014 notes and guarantees will rank:

•      effectively junior to all of the Company’s and the guarantors’ secured debt, including the Company’s and the guarantors’ obligations under the Company’s new revolving credit facility and the 2011 notes;

•      equal in right of payment with all of the Company’s and the guarantors’ existing and future unsecured and unsubordinated indebtedness;

•      structurally senior to all existing and future indebtedness of the Parent Company, including its 9 3/4% senior unsecured notes due 2008 and its 10 1/8% senior unsecured notes due 2011; and

•      senior in right of payment to all of the Company’s and the guarantors’ future subordinated indebtedness, if any.

Guarantees	The Company’s obligations under the 2011 notes will be guaranteed on a second priority senior secured basis, and the Company’s obligations under the 2014 notes will be guaranteed on a senior unsecured basis, by the Parent Company and its domestic restricted subsidiaries. If the Company cannot make any payment on either or both series of notes, the guarantors must make the payment instead.

Restrictive Covenants

The terms of the notes will limit the Company’s ability and the ability of the restricted subsidiaries to:

•      incur additional indebtedness;

•      pay dividends;

•      make investments or certain other restricted payments;

•      engage in sale-leaseback transactions;

•      enter into transactions with stockholders or affiliates;

•      guarantee debt;

•      sell assets;

•      create liens;

•      issue or sell stock of our subsidiaries; and

•      engage in a merger, sale or consolidation.

These covenants are subject to important exceptions and

qualifications. See “Description of the Notes – Certain Covenants” beginning on page 35.

Resale of the New Notes

We believe that the new notes may be offered for sale, resold or otherwise transferred by holders without compliance with the registration and prospectus delivery requirements of the Securities Act. Our belief is based on interpretations by the staff of the Securities and Exchange Commission, as set forth in no-action letters issued to persons unrelated to us, and is conditioned upon the new notes being acquired in the ordinary course of the holders’ business and the holders having no arrangement with any person to engage in a distribution of new notes. Furthermore, each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of the new notes and has no arrangement or understanding to participate in a distribution of new notes.

Each broker-dealer that receives new notes for its own account in this exchange offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. Broker-dealers that acquired old notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell the old notes.

Please note that the Commission has not considered this exchange offer in the context of a no-action letter and we cannot be sure that the staff of the Commission would make a similar determination with respect to this exchange offer as it did in the no-action letters to the unrelated persons upon which we are relying.

Use of Proceeds	We will not receive any proceeds from this offering.

Risk Factors	See “Risk Factors” beginning on page 9 for a discussion of the factors you should carefully consider before deciding to participate in the exchange offer.

RISK FACTORS

You should carefully consider all of the information in this prospectus, including the following risk factors, as well as the other information included or incorporated by reference in this prospectus before tendering your shares in the exchange offer. Certain information regarding risks relating to us are incorporated by reference from Time Warner Telecom Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. When we use the term “notes” in this prospectus, the term includes the 2011 and 2014 old notes and new notes.

Risks Relating to the Exchange Offer

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions “The Exchange Offer — Consequences of Failure to Exchange “ and “Certain U.S. Federal Income Tax Considerations.”

You must comply with the exchange offer procedures in order to receive new, freely tradable new notes.

Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, New York, New York as a depository, including an agent’s message if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer — Procedures for Tendering Old Notes” and “The Exchange Offer — Consequences of Failure to Exchange.”

Some holders who exchange their old notes may be deemed to be underwriters.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Relating to an Investment in the Notes

Our substantial existing debt and debt service requirements could impair our financial condition and our ability to fulfill our obligations under our debt, including the notes.

We have incurred substantial amounts of debt, and our level of debt may affect our operations and the Company’s ability to make payments on the notes. Subject to certain covenants in the indentures and the Company’s new revolving credit agreement, we may incur significant additional indebtedness in the future. As of March 31, 2004 including the effect of the initial offering of the 2011 and 2014 notes and the application of proceeds therefrom, our total debt and capital lease obligations were approximately $1.25 billion, and our stockholders’ equity was $460.1 million. For the 12 months ended March 31, 2004 including the effect of the initial offering and the application of proceeds therefrom, our interest expense was $113.1 million. Our interest expense exceeded our net cash provided by operating activities in 2002 by $45.7 million, however in 2003, our net cash provided by operating activities exceeded our interest expense by $20.0 million.

Our substantial indebtedness could have several important effects on us. For example:

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other corporate purposes may be limited;

•	all or a substantial portion of our cash provided by operating activities will be dedicated to the payment of principal and interest on our debt, and will not be available to fund working capital, capital expenditures, acquisitions and other business purposes;

•	we may be more vulnerable to economic downturns or other adverse developments than less leveraged competitors; and

•	our ability to withstand competitive pressure may decrease.

The Company’s new revolving credit facility and the indentures relating to the notes and the Parent Company’s 9 3/4% senior notes and 10 1/8% senior notes contain restrictive covenants that may limit our flexibility, and breach of those covenants may cause us to be in default under those agreements.

The new revolving credit facility will limit, and indentures relating to the notes limit, and in some circumstances prohibit, our ability to, among other things:

•	incur additional debt;

•	pay dividends;

•	make capital expenditures, investments or other restricted payments;

•	engage in sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	guarantee debts;

•	create liens;

•	sell assets;

•	issue or sell capital stock of subsidiaries; and

•	engage in mergers and acquisitions.

These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. In addition, if the Company does not comply with these covenants and financial covenants in the new revolving credit facility that require it to maintain certain minimum financial ratios, the indebtedness outstanding under the facility, and by reason of cross-acceleration or cross-default provisions, the notes and any other indebtedness the Parent Company and the Company may then have, could become immediately due and payable. If the Parent Company and the Company are unable to repay those amounts, the lenders under our new revolving credit facility could initiate a bankruptcy proceeding or liquidation proceeding or proceed against the collateral granted to them to secure that indebtedness. If the lenders under the Company’s new revolving credit facility were to accelerate the repayment of outstanding borrowings, the Company might not have sufficient assets to repay our indebtedness, including the notes. In addition, the lenders under the Company’s new revolving credit facility could refuse to lend funds if we are not in compliance with our financial covenants. The Parent Company and the Company could fail to comply with the covenants in the future due to many factors, including losses of revenue due to customer disconnects or other factors or reduction in margins due to pricing pressures or rising costs.

The 2014 notes will effectively rank junior in right of payment to the Company’s secured debt.

The 2014 notes will be the Company’s senior unsecured obligations and will rank equal in right of payment with all of its other unsecured and unsubordinated debt from time to time outstanding. The 2014 notes will effectively rank junior in right of payment to its secured debt to the extent of the value of the assets securing such debt, including the 2011 notes being offered hereby. The Company’s obligations under its new revolving credit facility will be secured by all of our assets, subject to specified exclusions and exceptions. If the Company is unable to pay amounts due on its secured debt, the lenders could proceed against the collateral securing the debt and the Company may not have enough assets left to pay you. The new revolving credit facility will limit the Company’s ability to redeem or otherwise acquire the notes offered hereby if the Company has drawn amounts under the credit facility.

The collateral securing the 2011 notes is subject to a first priority claim by creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay both the first priority creditors and the holders of the 2011 notes.

The 2011 notes have a second priority lien and therefore will effectively rank junior to all amounts owed under the Company’s new revolving credit facility because indebtedness under the credit facility is secured by a first priority lien on the collateral. In addition, subject to the restrictions contained in the indenture, we may incur additional debt that will be secured by first priority liens on the collateral or by liens on assets that are not pledged to the holders of notes, all of which would effectively rank senior to the notes to the extent of the value of the assets securing such debt. The indentures for the notes will allow indebtedness under hedging arrangements and cash management services and up to $300 million of debt under any credit agreement (as defined) to have a first priority lien. Holders of obligations secured by the first priority liens on the collateral will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the 2011 notes and other obligations secured by second priority liens will be entitled to any recovery from the collateral.

The proceeds from the sale or sales of all of such collateral might not be sufficient to satisfy the amounts outstanding under the 2011 notes and other obligations secured by the second priority liens, if any, after payment in full of all obligations secured by the first priority liens on the collateral. The value of the collateral securing the 2011 notes in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. A sale of the collateral in a bankruptcy or similar proceeding would likely be made under duress, which would reduce the amounts that could be recovered. Furthermore, such a sale could occur when other companies in our industry also are distressed, which might increase the supply of similar assets and therefore reduce the amounts that could be recovered. The condition of the collateral is likely to deteriorate during any period of financial distress preceding a sale of the collateral. Accordingly, the proceeds of any sale of the collateral following an acceleration of maturity with respect to the notes may not be sufficient to satisfy, and may be substantially less than, amounts due on the 2011 notes after satisfying our obligations that are secured on a first priority basis. If such proceeds were not sufficient to repay amounts outstanding under the 2011 notes, then holders of the 2011 notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets.

The lien-ranking agreements in connection with the 2011 notes indenture will limit the rights of the holders of the 2011 notes and their control with respect to the collateral securing the 2011 notes.

The rights of the holders of the 2011 notes with respect to the collateral securing such notes will be substantially limited pursuant to the terms of the lien-ranking agreements set forth in the indenture and in the intercreditor agreement between the trustee for the 2011 notes and the agent under the new revolving credit facility. Under those lien-ranking agreements, at any time that obligations that have the benefit of the first priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past default under, the collateral documents, will be at the direction of the holders of the obligations secured by the first priority liens. As a result, the trustee, on behalf of the holders of the 2011 notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected. Additional releases of collateral from the second priority lien securing the notes are permitted under some circumstances without the consent of the holders of the 2011 notes. See “Description of Notes — Security and Ranking of 2011 Note Liens.”

Rights of holders of the 2011 notes in the collateral may be adversely affected by the failure to create or perfect security interests in certain collateral on a timely basis or at all, or by the failure of one or more of the subsidiary guarantors to guarantee the notes.

The Company has agreed to secure the 2011 notes by granting second priority liens, subject to permitted liens, on all of its and the guarantors’ property that also secures the new revolving credit facility, subject to certain exceptions, and to take other steps to assist in perfecting the security interests granted in the collateral. Certain property will be excluded from the collateral secured for the benefit of the noteholders. See the definitions of “Collateral” and “Excluded Collateral” under “Description of Notes — Certain Definitions.” Not all of the security interests in the collateral will attach on the issue date of the 2011 notes. The ability of the Company and the Parent Company to grant security interests in the equity interests and assets of certain subsidiaries, and the ability of such subsidiaries to grant security interests in their assets and to guarantee the notes, is subject to approval of state telecommunications regulatory authorities. The Company and the guarantors will have 90 days, and in certain cases up to 120 days, from closing of the sale of the 2011 notes to grant and perfect the security interests in the collateral. Unless and until we obtain such approvals, holders of the 2011 notes will not have security interests in such collateral, and the 2011 notes and the 2014 notes will not be guaranteed by such subsidiaries. See “Description of Notes — Creation of Security Interest on Collateral.”

In addition, if the Company or any guarantor were to become subject to a bankruptcy proceeding after the issue date of the notes, any liens recorded or perfected after the issue date of the notes would face a greater risk of being invalidated than if they had been recorded or perfected on the issue date. If a lien is recorded or perfected after the issue date, it may be treated under bankruptcy law as if it were delivered to secure previously existing debt. In bankruptcy proceedings commenced within 90 days of lien perfection, a lien given to secure previously existing debt is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date of the notes. Accordingly, if the Company or a guarantor were to file bankruptcy after the issue date of the notes and the liens had been perfected less than 90 days before commencement of such bankruptcy proceeding, the liens securing the notes may be especially subject to challenge as a result of having been delivered after the issue date of the notes. To the extent that such challenge succeeded, you would lose the benefit of the security that the collateral was intended to provide.

The equity interests securing the 2011 notes will automatically be released from the second priority lien and no longer be deemed to be collateral to the extent the pledge of such equity interests would require the filing of separate financial statements for any subsidiary guarantors with the SEC.

The indenture governing the 2011 notes and the security documents will provide that, to the extent that any rule would require the filing with the SEC (or any other governmental agency) of separate financial statements of any of the subsidiary guarantors due to the fact that such subsidiary’s capital stock or other ownership interests secure the 2011 notes, then such equity interests or other securities will automatically be deemed not to be part of the collateral to the extent necessary to not be subject to such requirement. In such event, the security documents will provide for an automatic release of the second priority liens on the appropriate amount of such capital stock or other ownership interests. Current SEC rules could require certain subsidiary guarantors to file separate financial statements with the SEC. As a result, the capital stock or other ownership interests of such subsidiary guarantors will not be part of the collateral to the extent necessary to avoid this requirement.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the trustee to repossess and dispose of the collateral securing the 2011 notes upon the occurrence of an event of default under the indenture governing the 2011 notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the trustee repossessed and disposed of the collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, a secured creditor such as the trustee of the 2011 notes is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

Federal and state laws allow courts, under specific circumstances, to limit your rights as a noteholder.

Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

•	avoid all or a portion of the Company’s obligations to you;

•	subordinate the Company’s obligations to you to its other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

•	take other action detrimental to you, including invalidating the notes.

In that event, we cannot assure you that you would ever be repaid.

Under federal and state fraudulent transfer laws, in order to take any of those actions, a court typically would need to find that, at the time the notes were issued, the Company:

•	issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

(a)	was insolvent or was rendered insolvent by reason of the issuance of the notes;

(b)	was engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

(c)	intended to incur, or believed or should have believed it would incur, debts beyond its ability to pay as such debts mature.

Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. We cannot be certain what standard a court would apply to determine whether the Company was “insolvent” as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that the Company was insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground. Different jurisdictions define “insolvency” differently. However, the Company generally would be considered insolvent at the time it incurred the indebtedness constituting the notes if its liabilities exceeded its assets (at a fair valuation) or if the present saleable value of its assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured.

The Company’s obligations under the notes will be guaranteed on a senior basis by the Parent Company and certain of its domestic restricted subsidiaries, and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, since the guarantees were incurred for the Company’s benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor’s obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under the indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and we cannot assure you as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

There is no established trading market for the notes, and any market for the notes may be illiquid.

The notes are a new issue of securities with no established trading market. We cannot assure you that a liquid market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. Moreover, we do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system, and the initial purchasers of the old notes are not obligated to make a market in the new notes. This offer to exchange the new notes for the old notes does not depend upon any minimum amount of old notes being tendered for exchange.

If you do not exchange your old notes they may be difficult to resell.

It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged may remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act of 1933. These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. In general, absent registration under or exemption from the Securities Act of 1933, if you are, were or acquired old notes from an affiliate of ours, your transfer of old notes will continue to be restricted by the resale limitations of Rule 144 and applicable state securities laws. If you are a non-affiliate, any transfer of your old notes must still comply with applicable state securities laws. We do not intend to register the old notes under the Securities Act of 1933.

Unless you are an affiliate of us within the meaning of Rule 405 under the Securities Act of 1933, you may offer for resale, resell or otherwise transfer new notes without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, so long as you acquired the new notes in the ordinary course of business and have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. If you tender your old notes for the purpose of participating in a distribution of the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction.

To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements concerning our future results and performance and other matters that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the new notes or consummation of the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive corresponding old notes in like principal amount. The old notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our indebtedness.

The approximate net proceeds from our sale of the old notes, after deducting underwriting fees and expenses of the offering, were $426 million. We used the net proceeds to retire the Company’s senior secured credit facility and for working capital that was used for general corporate purposes.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The financial information below for (i) each of the years in the five-year period ended December 31, 2003, and at December 31, 1999, 2000, 2001, 2002 and 2003, has been derived from Time Warner Telecom Inc.’s audited consolidated financial statements and (ii) the three months ended on March 31, 2004 and 2003, has been derived from Time Warner Telecom Inc.’s unaudited financial statements for such periods. Since the information presented below is only a summary and does not provide all of the information contained in Time Warner Telecom Inc.’s financial statements, you should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2003 and the Quarterly Report on Form 10-Q for the period ended March 31, 2004.

	Years Ended December 31,					Three Months Ended March 31,
	2003 (2)	2002	2001	2000	1999	2004	2003
						(Unaudited)
	(in thousands, except per share and operating data amounts)
Statements of Operations Data:
Revenue (1):
Dedicated transport services	$361,038	373,928	391,464	245,138	147,597	84,160	86,512
Switched services	152,789	146,304	152,022	107,290	47,907	38,113	39,891
Data and Internet services	104,576	90,293	63,439	32,089	9,658	28,424	24,304
Intercarrier compensation (3)	51,188	85,049	130,782	102,817	63,591	10,952	14,306

Total revenue	669,591	695,574	737,707	487,334	268,753	161,649	165,013

Costs and expenses (4):
Operating	264,322	279,351	315,682	184,995	117,567	64,317	66,367
Selling, general, and administrative	172,925	227,007	237,698	170,722	113,389	45,312	49,980
Depreciation, amortization, and accretion	223,904	237,310	207,571	95,295	68,785	56,813	54,110
Restructure charge (5)	—	—	6,838	—	—	—	—
Impairment of assets	—	212,667	—	—	—	—	—

Total costs and expenses	661,151	956,335	767,789	451,012	299,741	166,442	170,457

Operating income (loss)	8,440	(260,761)	(30,082)	36,322	(30,988)	(4,793)	(5,444)
Interest and other income (expense), net	(93,790)	(104,674)	(99,341)	(30,409)	(28,473)	(33,813)	(24,715)

Income (loss) before income taxes and cumulative effect of change in accounting principle	(85,350)	(365,435)	(129,423)	5,913	(59,461)	(38,606)	(30,159)
Income tax expense (benefit) (6)	1,021	600	(48,256)	4,697	29,804	225	225

Net income (loss) before cumulative effect of change in accounting principle	(86,371)	(366,035)	(81,167)	1,216	(89,265)	(38,831)	(30,384)
Cumulative effect of change in accounting principle (7)	2,965	—	—	—	—	—	2,965

Net income (loss)	$(89,336)	(366,035)	(81,167)	1,216	(89,265)	(38,831)	(33,349)

Basic and diluted earnings (loss) per share	$(0.78)	(3.19)	(0.71)	0.01	(0.93)	(0.34)	(0.29)

Other Financial Data:
Net cash provided by (used in) operating activities	$123,621	61,566	197,925	165,784	54,235	(7,958)	10,183
Net cash used in investing activities	(250,685)	(83,965)	(1,087,806)	(178,592)	(146,917)	(45,469)	(22,373)
Net cash provided by (used in) financing activities	(26,364)	163,259	1,004,742	(172,961)	78,128	31,084	(6,442)
Ratio of earnings to fixed charges (coverage deficiency) (8)	(86,605)	(368,118)	(136,565)	1.04x	(59,714)	(39,069)	(30,371)
Capital expenditures	$129,697	104,831	425,452	320,703	221,224	29,050	22,373
Balance Sheet Data:
Cash, cash equivalents and cash held in escrow	$353,032	506,460	365,600	250,739	90,586	330,589	487,828
Marketable debt securities	125,561	—	18,454	3,496	173,985	143,465	—
Property, plant and equipment, net	1,363,247	1,455,891	1,811,096	912,172	677,106	1,337,625	1,423,954
Total assets	2,005,883	2,149,256	2,398,954	1,387,754	1,043,012	1,977,847	2,088,032
Long-term debt and capital lease obligations	1,203,383	1,206,030	1,063,368	585,107	403,627	1,248,713	1,192,849
Total stockholders’ equity	$497,799	585,235	948,713	471,767	422,916	460,123	552,817

(1)	Includes revenue resulting from transactions with affiliates of $33.4 million, $31.8 million, $25.5 million, $11.2 million, and $3.6 million for the years ended December 31, 2003, 2002, 2001, 2000, and 1999, respectively, and $5.6 million and $7.7 million for the three months ended March 31, 2004 and 2003, respectively.

(2)	Includes a favorable settlement with WorldCom of $14.3 million in revenue and $15.1 million in expense reversals for the year ended December 31, 2003.

(3)	Includes favorable reciprocal compensation settlements of $3.9 million, $19.1 million, $37.0 million, $27.3 million and $7.6 million for the years ended December 31, 2003, 2002, 2001, 2002 and 1999, respectively, and $0 million for the three months ended March 31, 2004 and 2003, respectively.

(4)	Includes expenses resulting from transactions with affiliates of $5.6 million, $3.7 million $4.4 million, $4.3 million, and $9.2 million for the years ended December 31, 2003, 2002, 2001, 2000, and 1999, respectively, and $1.6 million and $1.2 million for the three months ended March 31, 2004 and 2003, respectively.

(5)	Includes $2.4 million for a non-cash facilities impairment charge.

(6)	During 1999, we recorded a $39.4 million charge to earnings to establish a net deferred tax liability associated with the change from a limited liability company to a corporation. This change occurred immediately prior to the Parent Company’s initial public offering.

(7)	During 2003, we implemented Financial Accounting Standards Board Statement No. 143, Accounting for Asset Retirement Obligations.

(8)	For purposes of computing the ratio of earnings to fixed charges (coverage deficiency), earnings were calculated by adding (i) net income (loss) before income taxes and cumulative effect of change in accounting principle, and (ii) fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest and the portion of rents representative of an interest factor.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

Time Warner Telecom Holdings Inc. originally issued and sold $440 million aggregate principal amount of Second Priority Senior Secured Floating Rate Notes due 2011 and 9 ¼% Senior Notes due 2014, in an offering that was exempt from registration under the Securities Act of 1933 pursuant to § 4(2), Rule 144A and Regulation S of the Securities Act. Accordingly, the old notes may not be transferred in the United States unless registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

As a condition to the sale of the old notes, we entered into a registration rights agreement dated as of February 20, 2004 with the initial purchasers of the old notes. In the registration rights agreement, we agreed to file with the Securities and Exchange Commission a registration statement under the Securities Act with respect to the $440 million aggregate principal amount of Second Priority Senior Secured Floating Rate Notes due 2011 and 9 ¼% Senior Notes due 2014 offered by this prospectus.

Pursuant to the exchange offer, holders of the old 2011 notes may exchange their old 2011 notes for registered new 2011 notes, and holders of old 2014 notes may exchange their old 2014 notes for registered new 2014 notes. For each old note surrendered pursuant to the exchange offer, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange for the new note or, if no interest has been paid on such old note, from the date the old note was issued.

To participate in the exchange offer, each holder must represent that:

•	it is acquiring the new notes in the exchange offer in its ordinary course of business;

•	it has no arrangement or understanding with any person to participate in a distribution of the new notes, and if it is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of the new notes;

•	it is not an “affiliate” of Time Warner Telecom Holdings Inc., as defined in Rule 405 of the Securities Act, or if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	if it is broker-dealer, it will receive new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.” The Commission has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to new notes, other than a resale of an unsold allotment from the original sale of the old notes, with this prospectus. Under the registration rights agreement, we are required to allow these broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the new notes. The registration rights agreement is an exhibit to the registration statement of which this prospectus is a part.

Resale of the New Notes

Based on no-action letters issued by the staff of the Commission to persons who are not associated with us, we believe that the new notes issued in exchange for old notes pursuant to this exchange offer will in general be freely transferable after this exchange offer without further registration under the Securities Act and without the holder’s delivery of a prospectus under the Securities Act. This presumes that the holder of the new notes makes the representations described above and, if the holder is a broker-dealer, it represents that it will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the new notes. However, the Commission has not considered this exchange offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to this exchange offer as it made in the no-action letters to the unrelated persons.

Holders of old notes wishing to accept the exchange offer must complete and sign the letter of transmittal that will be mailed to each holder of the old notes. The letter of transmittal contains the required representations described above and an agreement to comply with the agreements and covenants set forth in the registration rights agreement.

This prospectus, as it may be amended or supplemented from time to time, may be used by broker-dealers in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. A broker-dealer that signs a letter of transmittal and delivers a prospectus to purchasers in connection with resales may be deemed to be an “underwriter” within the meaning of the Securities Act; however, the holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the old notes and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000. The new notes will be delivered on the earliest practicable date following the exchange date.

The form and terms of the new notes will be substantially identical to the form and terms of the old notes, except the new notes:

•	will be registered under the Securities Act and hence the new notes will not bear legends restricting their transfer; and

•	holders of the new notes will not be entitled to most rights under the registration rights agreement.

The new 2011 and 2014 notes will evidence the same debt as the old 2011 and 2014 notes, respectively. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, the old and new 2011 notes, and the old and new 2014 notes, will each be treated as a single series of debt securities under the particular indenture. For a description of the indentures, see the caption “Description of Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $440 million aggregate principal amount of the old 2011 and 2014 notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of such old notes. There will be no fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the applicable requirement of the Securities Act, the Exchange Act, and the rules and regulations of the SEC. Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old notes and the new notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of old notes who surrender them in the exchange offer for the purposes of receiving the new notes from us and delivering the new notes to their holders. The exchange agent will make the exchange promptly on the date of acceptance for exchange of the old notes. This exchange date will be the first business day following the expiration date unless it is extended as described in this prospectus. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Conditions of the Exchange Offer.”

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the caption “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

Period for Tendering Old Notes

The exchange offer will expire at 5:00 p.m., New York City time, on [date]. The exchange offer can be extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will notify the exchange agent orally, confirmed in writing, or in writing of any extension. We will notify the registered holders of old notes by public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions of the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange any old notes and we may terminate or amend the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•	the new notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

We will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations described under the captions “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering Old Notes” and “Plan of Distribution”; and

•	any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of an extension to their holders. During an extension, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment by means of a prospectus supplement.

These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

We will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any old notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering Old Notes

Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires: and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal;

•	the exchange agent must receive, before expiration of the exchange offer, a properly transmitted agent’s message or a timely confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the caption “—Exchange Agent” before expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under the caption “—Exchange Agent.”

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the old notes held by this holder, this tendering holder should fill in the applicable box of the letter transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE HOLDER’S ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE EXPIRATION OF THE EXCHANGE OFFER. HOLDERS SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

If the applicable letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Rule 17Ad-15 under the Exchange Act describes eligible guarantor institutions as banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the old notes arc tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against the participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of old notes must cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of old notes will not be deemed made until those defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation that old notes have been transferred into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Holders should receive copies of the applicable letter of transmittal with the prospectus. A holder may obtain additional copies of the applicable letter of transmittal for the old notes from the exchange offices listed under the caption “—Exchange Agent.” By signing the letter of transmittal, each tendering holder of old notes will represent to us that, among other things:

•	any new notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the new notes;

•	if the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those new notes (see “Plan of Distribution”); and

•	the holder is not an “affiliate” as defined in Rule 405 of the Securities Act, of us or if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfers

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry transfer of their old notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures under DTC’s Automated Tender Offer Program before expiration of the exchange offer may tender if:

•	the tender is made through an eligible guarantor institution;

•	before expiration of the exchange offer, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder and the registered number(s) and the principal amount of old notes tendered;

•	stating that the tender is being made by guaranteed delivery; and

•	guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time before expiration of the exchange offer.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under the caption “—Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn; and

•	where certificates for old notes have been transmitted, specify the name in which the old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, those old notes will be credited to an account maintained with DTC for old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under the caption “—Procedures for Tendering” above at any time on or before expiration of the exchange offer.

A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under the caption “—Exchange Agent.”

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery or the notice of withdrawal to the exchange agent addressed as follows:

Wells Fargo Bank, National Association

Corporate Trust Services N9303-120

Attention: Jeff Rose

Sixth Street and Marquette Avenue

Minneapolis, MN 55479

Facsimile: (612) 667-9825

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

We will pay the cash expenses we will incur in connection with the exchange offer. Also, in connection with the registration statement for the new notes, we will reimburse the holders for the reasonable fees and disbursements of not more than one counsel, who shall be chosen by the holders of a majority in principal amount of the old notes for whose benefit the registration statement has been prepared.

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

Holders who tender their old notes for exchange will not be required to pay any transfer taxes, except that holders who instruct Time Warner Telecom Holdings Inc. to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, will be responsible for paying any applicable transfer tax.

Regulatory Matters

We are not aware of any governmental or regulatory approvals that are required in order to complete the exchange offer.

Consequences of Failure to Exchange

Participation in the exchange offer is voluntary. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take. See “Certain U.S. Federal Income Tax Considerations.”

The old notes that are not exchanged for the new notes in the exchange offer will remain restricted securities. Accordingly, those old notes may only be transferred:

•	to Time Warner Telecom Holdings Inc. or any of its affiliated companies,

•	to a person whom the seller reasonably believes is a qualified institutional buyer purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A,

•	in an offshore transaction meeting the requirements of Rule 903 or Rule 904 under the Securities Act,

•	in a transaction meeting the requirements of Rule 144 under the Securities Act,

•	in accordance with another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel acceptable to Time Warner Telecom Holdings, Inc., or

•	pursuant to an effective registration statement,

and, in each case, in accordance with the applicable securities laws of any state of the United States or any other applicable jurisdiction.

DESCRIPTION OF NOTES

The new 2011 and 2014 notes will be issued under the respective indentures, dated as of February 20, 2004, among the Company, the Parent Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee. A copy of the indentures and copies of the Security Documents are available upon request from the Company. All references to the “notes” in this “Description of Notes” section of the prospectus shall mean the 2011 notes and the 2014 notes collectively, and all references to the “indentures” shall mean the 2011 indenture and the 2014 indenture collectively. All references to the “trustee” shall mean the trustee under the 2011 indenture (if with respect to the 2011 indenture or the 2011 notes) or the trustee under the 2014 indenture (if with respect to the 2014 indenture or the 2014 notes) or to both trustees collectively, as the context suggests.

The terms of the new notes will be substantially identical to the terms of the old notes, except that the new notes will not contain terms with respect to transfer restrictions and will not require the issuers to complete a registered exchange offer. Except as described in the previous sentence, the new notes will evidence the same debt as the old notes and will be entitled to the same benefits under the indenture as the old notes. Accordingly, unless specifically stated to the contrary, the following description applies equally to the old notes and the new notes.

The following summary of certain provisions of the indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indentures, including the definitions of certain terms in the indentures and those terms made a part of the indentures by reference to the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the indentures not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. The Security Documents define the terms of the pledge agreements and security agreements that will secure the 2011 notes. For definitions of certain capitalized terms used in the following summary, see “— Certain Definitions.”

General — Principal, Maturity and Interest

The Company will issue $440 million aggregate principal amount of notes in this offering, $240 million of which will be the 2011 notes and $200 million of which will be the 2014 notes. The 2011 notes will be senior secured, on a second priority basis, obligations of the Company, and the 2014 notes will be senior unsecured obligations of the Company. The 2011 notes will mature on February 15, 2011, and the 2014 notes will mature on February 15, 2014.

The 2011 notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 4.0% as determined by the calculation agent (the “Calculation Agent”), which shall initially be the trustee.

The amount of interest for each day that the 2011 notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the 2011 notes. The amount of interest to be paid on the 2011 notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

Interest on the 2011 notes will be payable quarterly (to holders of record at the close of business on the February 1, May 1, August 1, or November 1 immediately preceding the applicable interest payment date) on February 15, May 15, August 15, and November 15 of each year, commencing May 15, 2004.

Interest on the 2014 notes will accrue at the rate shown on the front cover of this prospectus from the date of consummation of this offering or from the most recent interest payment date to which interest had been paid or provided for. Interest on the 2014 notes will be payable semi-annually (to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date) on February 15 and August 15 of each year, commencing August 15, 2004. Interest on the 2014 notes will be computed on the basis of a 360-day year of twelve 30-day months.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York or Minneapolis, Minnesota (which initially will be the corporate trust officer of the trustee at Wells Fargo Bank, National Association, Corporate Trust Services, N9303-120, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479), provided, however, that, at the Company’s option, payment of interest may be made by check mailed to the holders at their addresses as they appear in the security register maintained for the notes.

The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple of $1,000. See “— Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of notes, but the Company may require payment of a fee to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer or exchange.

The Company may, subject to the covenants described below under “— Certain Covenants” and applicable law, issue additional notes under the indentures. The 2011 notes offered under this prospectus and any additional 2011 notes subsequently issued would be treated as a single class for all purposes under the 2011 indenture and the 2014 notes offered under this prospectus and any additional 2014 notes subsequently issued would be treated as a single class for all purposes under the 2014 indenture. All additional 2011 notes subsequently issued would benefit from the Note Liens to the same extent as the 2011 notes originally issued.

Security and Ranking of 2011 Note Liens

Set forth below is a summary of the Collateral securing the 2011 notes and the lien-ranking provisions of the Security Documents and the Intercreditor Agreement.

Collateral and Security

Security Documents. The payment of the principal of and interest and premium, if any, on the 2011 notes, and the payment and performance of all other 2011 Note Obligations will be secured, on a second priority basis, by security interests in the Collateral, as provided in the Security Documents. See definition of “Collateral” under the caption “— Certain Definitions” for a list of the property and assets included in the Collateral and the definition of “Excluded Collateral” for a list of property and assets expressly excluded from the Collateral. As a result of their second priority lien status, the holders of the 2011 notes will not be able to force a sale of Collateral or otherwise exercise many of the remedies available to a secured creditor without the concurrence of the holders of Priority Lien Debt. See “Risk Factors — The lien-ranking agreements in connection with the 2011 notes indenture will limit the rights of the holders of the 2011 notes and their control with respect to the collateral securing the notes.” The Company, the Parent Company and the Subsidiary Guarantors will, subject to the covenant “Creation of Security Interests in Collateral,” enter into and deliver the Security Documents simultaneously with the execution and delivery of the 2011 indenture.

The Collateral securing the 2011 Note Obligations will consist of the same collateral that secures, on a first priority basis, the Priority Lien Obligations, except that, in the case of Collateral securing the 2011 Note Obligations, the 2011 Note Liens will not include capital stock or other ownership interests in any Subsidiary of the Company or the Parent Company to the extent that the Applicable Value of the capital stock or other ownership interests of such Subsidiary is equal to or greater than 20% of the aggregate outstanding principal amount of the 2011 notes. See the definition of “Collateral.” In addition, in the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company or the Parent Company due to the fact that such Subsidiary’s capital stock or other securities secure the 2011 notes, then the capital stock or other securities of such Subsidiary will automatically be deemed not to be part of the Collateral (and thus shall be deemed to be Excluded Collateral) but only to the extent necessary to not be subject to such requirement.

The Liens securing the 2011 Note Obligations will be created pursuant to one or more of the Security Documents in favor of the trustee for the benefit of all present and future holders of 2011 Note Obligations. The relative ranking, as Liens, of the 2011 Note Liens as against the Priority Liens will be governed by the terms of the Security Documents and the Intercreditor Agreement.

The Parent Company and the Company will, and will cause each of the Subsidiary Guarantors to, do or cause to be done all acts and things which may be required, or which the trustee from time to time may reasonably request, to assure and confirm that the trustee holds, for the benefit of the holders of 2011 Note Obligations, duly created, enforceable and perfected Liens upon the Collateral (except, prior to the Discharge of Priority Lien Obligations, where perfection can only be achieved through possession or control by the trustee), in each case, as contemplated by, and to the extent required by, the 2011 indenture and the Security Documents.

Except as required or permitted by the 2011 indenture, the trustee will not be obligated to:

(1)	act upon directions purported to be delivered to it by any Person;

(2)	foreclose upon or otherwise enforce any 2011 Note Lien; or

(3)	take any other action whatsoever with regard to any or all of the 2011 Note Liens, Security Documents or the Collateral.

Neither the trustee nor any of its officers, directors, employees, attorneys or agents, will be responsible for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any 2011 Note Lien or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the 2011 Note Liens or Security Documents or for any delay in doing so.

Release of 2011 Note Liens. The 2011 Note Liens will be released in whole:

(1)	upon payment in full of the principal of, accrued and unpaid interest on, and premium, if any, on the 2011 notes and payment in full of all other 2011 Note Obligations that are due and payable at or prior to the time such principal, accrued and unpaid interest, premium, if any, are paid;

(2)	upon satisfaction and discharge of the 2011 indenture in accordance with its terms; or

(3)	upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described below under the caption “— Defeasance.”

The 2011 Note Liens will be released with respect to any asset constituting Collateral:

(1)	upon delivery by the Company to the trustee of an officers’ certificate certifying that the asset has been sold or otherwise disposed of by the Company, the Parent Company or a Subsidiary Guarantor to a Person other than the Company, the Parent Company or a Subsidiary Guarantor in a transaction permitted by the 2011 indenture, at the time of such sale or disposition; or

(2)	upon delivery by the Company to the trustee of an officers’ certificate certifying that the asset is owned or has been acquired by a Subsidiary Guarantor that has been released from its Subsidiary Guarantee in accordance with the terms of the 2011 indenture (including by virtue of a Subsidiary Guarantor becoming an Unrestricted Subsidiary).

The 2011 indenture and the Intercreditor Agreement will require that, if and to the extent that the Priority Liens are released (at any time prior to the Discharge of Priority Lien Obligations), in accordance with the terms of the Priority Lien Documents, with respect to any asset constituting part of the Collateral, the 2011 Note Liens will be automatically released from such asset as well.

Pursuant to the Priority Lien Documents and the Intercreditor Agreement, under certain circumstances relating to the acceleration of the Priority Lien Obligations or the bankruptcy or insolvency of an Obligor, all or substantially all of the Collateral may be released or sold by the Priority Lien Agent without the consent of the holders of the 2011 notes or the trustee in order to satisfy the Priority Lien Obligations, and to the extent any proceeds remain after application to the Priority Lien Obligations, to satisfy the 2011 Note Obligations. With respect to any such release or sale of all or substantially all of the Collateral, the 2011 Note Liens would automatically be released. Otherwise, any release or amendment which would release, in one transaction or a series of related transactions, all or substantially all of the Collateral will require the consent of all of the holders of 2011 notes outstanding. If the Company subsequently incurs obligations under a new Credit Agreement or other Priority Lien Obligations which are secured by assets of the Company, the Parent Company or the Subsidiary Guarantors of the type constituting Collateral, then the 2011 Note Obligations will be secured at such time by a 2011 Note Lien on the collateral securing such Priority Lien Obligations, other than Excluded Collateral.

Filing, Recording and Opinions. Immediately prior to the issuance of the exchange 2011 notes and on February 1 of each year beginning with February 1, 2005, the Company will furnish to the trustee an opinion of counsel, in the form specified in the 2011 indenture for such opinion, with respect to the effectiveness and perfection of the 2011 Note Liens intended to be created by the Security Documents. The Company will otherwise comply with the provisions of §314(b) of the Trust Indenture Act.

To the extent applicable, the Company will cause §313(b) of the Trust Indenture Act, relating to reports, and §314(d) of the Trust Indenture Act, relating to the release of property or securities from the 2011 Note Liens or relating to the substitution for the 2011 Note Liens of any property or securities to be subjected to the Lien of the Security Documents, to be complied with and will furnish to the trustee, prior to each proposed release of Collateral pursuant to the 2011 indenture and the security documents, all documents required by §314(d) of the Trust Indenture Act and an opinion of counsel to the effect that the accompanying documents constitute all documents required by §314(d) of the Trust Indenture Act. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of §314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that under the terms of §314(d) of the Trust

Indenture Act and/or any interpretation or guidance as to the meaning thereof of the SEC or its staff, including “no action” letters or exemptive orders, all or any portion of §314(d) of the Trust Indenture Act is inapplicable to one or a series of released Collateral.

Ranking of 2011 Note Liens

Ranking. Prior to the Discharge of Priority Lien Obligations, the 2011 Note Liens will in all circumstances be junior and subordinate in ranking to all Priority Liens, whenever granted, upon any present or future Collateral, but only to the extent the Priority Liens secure Priority Lien Obligations.

The ranking of the 2011 Note Liens:

(1)	will be enforceable by each holder of Priority Liens; and

(2)	will remain enforceable by the holders of Priority Liens until the Discharge of Priority Lien Obligations.

Designation of Priority Lien Debt. All Indebtedness permitted under clause (1) of the second paragraph of the covenant “Limitation on Indebtedness” will constitute Priority Lien Debt, as well as Indebtedness permitted to be Incurred by clause (11) of the second paragraph of the covenant “Limitation on Indebtedness.”

Restriction on Enforcement of 2011 Note Liens. Until the Discharge of Priority Lien Obligations, the holders of Priority Liens will have the exclusive right to enforce the terms of the Priority Lien Documents with respect to all Collateral and to exercise and enforce all privileges and rights thereunder as permitted by the Priority Lien Documents and applicable law, including, without limitation, the exclusive right to take any actions to collect, foreclose or realize upon any Collateral. Subject to the exceptions set forth in clauses (1) through (4) below and those described below under the caption “— Relative Rights,” the holders of 2011 notes shall not authorize or instruct the trustee, and the trustee will not, and will not authorize or direct any Person acting for it, or any holder of 2011 Note Obligations to, exercise any right or remedy with respect to any Collateral (including any right of set-off) or take any action to enforce, collect or realize upon any Collateral, except that, in any event, any such right or remedy may be exercised and any such action may be taken, authorized or instructed:

(1)	without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

(2)	as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any prior Lien;

(3)	as necessary to perfect a Lien upon any Collateral by any method of perfection except through possession or control by the trustee at any time prior to the Discharge of Priority Lien Obligations; or

(4)	as necessary to prove, preserve or protect (but not enforce) the 2011 Note Liens.

Except for payments received by the holders of 2011 notes that are permitted to be made under the Priority Lien Documents, all cash proceeds of Collateral received by the trustee or any holder of the 2011 notes at any time prior to the Discharge of Priority Lien Obligations will be held by the trustee or such holder, as the case may be, for the account of the holders of Priority Liens and remitted to the Priority Lien Agent upon demand by the Priority Lien Agent.

Except for payments that are made from or constitute proceeds of property subject to Priority Liens and that are received by the trustee or any holder of 2011 Note Obligations at any time prior to the Discharge of Priority Lien Obligations and after (a) the commencement of any insolvency or liquidation proceeding in respect of the Company or the grantor of any Priority Lien or (b) the trustee has received written notice from the Priority Lien Agent stating that (i) the Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (ii) the holders of Priority Liens have become entitled to and desire to enforce any or all of the Priority Liens by reason of a default under Priority Lien Documents:

(1)

no payment of money (or the equivalent of money) made by the Company, the Parent Company or a Subsidiary Guarantor to the trustee, any holder of 2011 notes or any other holder of 2011 Note Obligations (including, without limitation, payments and prepayments made for application to 2011 Note Obligations and all other payments and deposits made pursuant to any provision of the 2011 indenture, the 2011 notes, the Parent Guarantee, the Subsidiary Guarantees or the Security Documents) will be subject to the foregoing provisions of this section or otherwise affected by any of the provisions described above in this “Ranking of 2011 Note Liens” section; and

(2)	all such payments of money (or the equivalent of money) will be received by the trustee, the holders of 2011 notes and the other holders of 2011 Note Obligations free from the Priority Liens.

Insolvency or Liquidation Proceedings. The provisions described in this “Ranking of 2011 Note Liens” section will be applied both before and after the filing of any petition by or against any Obligor under any insolvency or bankruptcy law and all converted or succeeding cases in respect thereof, and all references herein to any Obligor will be deemed to apply to the bankruptcy trustee for such Obligor and such Obligor as a debtor-in-possession. The relative rights of secured creditors in or to any distributions from or in respect of any Collateral or proceeds of Collateral shall continue after the filing of such petition on the same basis as prior to the date of such filing, subject to any court order approving the financing of, or use of cash collateral by, any Obligor as debtor-in-possession.

2011 Notes, Parent Guarantee, Subsidiary Guarantees and Other Note Obligations Not Subordinated. The provisions described in this “Ranking of 2011 Note Liens” section are intended solely to set forth the relative ranking, as Liens, of the 2011 Note Liens as against the Priority Liens. Neither the 2011 notes, the Parent Guarantee, the Subsidiary Guarantees and other 2011 Note Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof (other than with respect to the Collateral) are intended to be, or will ever be by reason of the provisions of this “Ranking of 2011 Note Liens” section in any respect subordinated, deferred, postponed, restricted or prejudiced.

Relative Rights. The provisions described in this “Ranking of 2011 Note Liens” section define the relative rights, as lienholders, of holders of 2011 Note Liens and holders of Priority Liens. Nothing in the 2011 indenture will:

(1)	impair, as between the Company and holders of 2011 notes, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium, if any, and interest on the 2011 notes in accordance with their terms or any other obligation of the Company or any other Obligor under the 2011 indenture, the 2011 notes, the Parent Guarantee, the Subsidiary Guarantees and the Security Documents;

(2)	restrict the right of any holder of 2011 notes to sue for payments that are then due and owing;

(3)	prevent the trustee or any holder of 2011 notes from exercising against the Company, the Parent Company or any Subsidiary Guarantor any of its other available remedies upon a Default or Event of Default not specifically prohibited by the provisions set forth above in this “Ranking of 2011 Note Liens” section; or

(4)	restrict the right of the trustee or any holder of 2011 notes to take any lawful action in an insolvency or liquidation proceeding not specifically prohibited by the provisions set forth above in this “Ranking of 2011 Note Liens” section.

If the Company, the Parent Company or any Subsidiary Guarantor fails because of the provisions described in this “Ranking of 2011 Note Liens” section to perform any obligation binding upon it under the 2011 indenture, the 2011 notes, the Parent Guarantee, the Subsidiary Guarantees or the Security Documents, the failure still shall be a Default or Event of Default.

Authorization of Actions to Be Taken. Subject to the provisions of the 2011 indenture governing the trustee’s duties and rights generally, and subject to the provisions described in this “Ranking of 2011 Note Liens” section, the trustee will be authorized and empowered to receive for the benefit of the holders of 2011 notes any funds collected or distributed under the 2011 indenture and the Security Documents and to make further distributions of such funds to the holders of 2011 notes according to the provisions of the indenture.

Subject to the provisions of the 2011 indenture governing the trustee’s duties and rights generally, and subject to the provisions described above in this “Ranking of 2011 Note Liens” section, the trustee may, in its sole discretion and without the consent of the holders of 2011 notes, take all actions it deems necessary or appropriate in order to:

(1)	foreclose upon or otherwise enforce any or all of the 2011 Note Liens;

(2)	enforce any of the terms of the Security Documents; or

(3)	collect and receive payment of any and all 2011 Note Obligations.

Subsidiary Guarantees

All obligations of the Company under the indentures (including, without limitation, the Company’s obligations to make payments of principal, interest, premium, if any, and liquidated damages as defined under “— Registration Rights,” if any) with respect to the notes will be guaranteed by each Subsidiary Guarantor for the ratable benefit of each holder of any outstanding note from time to time. Under the indentures, any amount received by the trustee through the enforcement of any Subsidiary Guarantee will be applied to all outstanding obligations in respect of principal, interest, premium, if any, and liquidated damages, if any, then owing on the notes.

The Subsidiary Guarantees with respect to the 2011 notes will be:

(1)	the joint and several obligations of each Subsidiary Guarantor;

(2)	secured, on a second priority basis, by security interests in the Collateral owned by the Subsidiary Guarantors that secures the Subsidiary Guarantor’s obligations under the Priority Lien Debt;

(3)	effectively junior to that Subsidiary Guarantor’s Guarantee of all Priority Lien Obligations, which will be secured on a first priority basis by security interests in the Collateral owned by the Subsidiary Guarantor, and to Capital Lease Obligations and obligations secured by other Permitted Liens, to the extent of the value of the assets securing these obligations;

(4)	senior in right of payment to all future subordinated Indebtedness of such Subsidiary Guarantor, if any; and

(5)	equal in right of payment with all existing and future unsubordinated Indebtedness of such Subsidiary Guarantor.

The Subsidiary Guarantees with respect to the 2014 notes will be:

(1)	the joint and several, unsecured obligations of each Subsidiary Guarantor;

(2)	effectively junior to all existing and future secured debt of the Subsidiary Guarantor (including the Subsidiary Guarantor’s guarantee of all Priority Lien Obligations and the 2011 notes), to the extent of the value of the assets securing these obligations;

(3)	senior in right of payment to all future subordinated Indebtedness of such Subsidiary Guarantor, if any; and

(4)	equal in right of payment with all existing and future unsubordinated indebtedness of such Subsidiary Guarantor.

If

(1)	the Company, the Parent Company and their Restricted Subsidiaries have sold their ownership interest in a Subsidiary Guarantor such that it ceases to be a Subsidiary of any such entity; or

(2)	a Subsidiary Guarantor has sold all or substantially all its assets,

in each case, in a transaction that complies with the indentures, then such Subsidiary Guarantor will be released from all of its obligations under its Subsidiary Guarantee. In addition, if the Company designates a Subsidiary Guarantor as an Unrestricted Subsidiary, which the Company can do under certain circumstances, the designated Subsidiary Guarantor will be released from all of its obligations under its Subsidiary Guarantee. See “— Certain Covenants — Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries” and “— Consolidation, Merger and Sale of Assets.” If at any time following the Closing Date the Subsidiary Guarantors have paid, pursuant to enforcement by the trustee of any Subsidiary Guarantees, the aggregate principal amount of, and accrued and unpaid interest, premium (if any) and liquidated damages (if any) under, the notes of any series then outstanding and any other amounts due under the relevant indenture, then, at such time, all of the Subsidiary Guarantors will be discharged from their Subsidiary Guarantees with respect to such indenture.

Each of the indentures provides that the obligations of a Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law. See “Risk Factors — Risks Relating to an Investment in the Notes — Federal and state laws allow courts, under specific circumstances, to limit your rights as a noteholder.”

Parent Guarantee

All obligations of the Company under the indentures (including, without limitation, the Company’s obligations to make payments of principal, interest, premium, if any, and liquidated damages, if any) with respect to the notes will be guaranteed by the Parent Company (the “Parent Guarantee”) for the ratable benefit of each holder of any outstanding note from time to time. Under the indentures, any amount received by the trustee through the enforcement of the Parent Guarantee will be applied to all outstanding obligations in respect of principal, interest, premium, if any, and liquidated damages, if any, then owing on the notes.

The Parent Guarantee with respect to the 2011 notes will be:

(1)	secured, on a second priority basis, by security interests in the Collateral owned by the Parent Company that secures the Parent Company’s obligations under the Priority Lien Debt;

(2)	effectively junior to the Parent Company’s Guarantee of all Priority Lien Obligations, which will be secured on a first priority basis by security interests in the Collateral owned by the Parent Company, and to Capital Lease Obligations and obligations secured by other Permitted Liens, to the extent of the value of the assets securing these obligations;

(3)	senior in right of payment to all existing and future subordinated Indebtedness of the Parent Company, if any; and

(4)	equal in right of payment with all existing and future unsubordinated Indebtedness of the Parent Company.

The Parent Guarantee with respect to the 2014 notes will be:

(1)	the unsecured obligation of the Parent Company;

(2)	effectively junior to all existing and future secured debt of the Parent Company (including the Parent Company’s guarantee of all Priority Lien Obligations and the 2011 notes) to the extent of the value of the assets securing these obligations;

(3)	senior in right of payment to all existing and future subordinated Indebtedness of the Parent Company, if any; and

(4)	equal in right of payment with all existing and future unsubordinated Indebtedness of the Parent Company.

Each of the indentures provides that the obligations of the Parent Company under the Parent Guarantee will be limited to the maximum amount as will result in the obligations of the Parent Company under the Parent Guarantee not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law. See “Risk Factors — Risks Relating to an Investment in the Notes — Federal and State laws allow courts, under specific circumstances, to limit your rights as a noteholder.”

Optional Redemption

2011 Notes. On and after February 15, 2006 and prior to maturity, the Company may, at its option, in whole or in part, at any time or from time to time, redeem any of the 2011 notes upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each holder’s last address as it appears in the security register. The 2011 notes will be redeemable at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, and liquidated damages, if any, to the redemption date (subject to the right of holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing on February 15 of the following years:

Year	Redemption Price
2006	102.000%
2007	101.000%
2008 and thereafter	100.000%

In addition, prior to February 15, 2006, the Company may, at its option, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the 2011 notes with the net proceeds from one or more equity offerings of the Parent Company at a redemption price of 100% of their principal amount, plus a premium equal to the interest rate per annum on the 2011 notes applicable on the date on which notice of redemption is given, together with accrued and unpaid interest, if any, and liquidated damages, if any, to the date of redemption; provided, however,

(1)	that 2011 notes representing at least 65% of the principal amount of the 2011 notes initially issued remain outstanding immediately after each such redemption; and

(2)	that notice of each such redemption is mailed within 90 days after the closing of the related equity offering.

2014 Notes. On and after February 15, 2009 and prior to maturity, the Company may, at its option, in whole or in part, at any time or from time to time, redeem any of the 2014 notes upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each holder’s last address as it appears in the security register. The 2014 notes will be redeemable at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, and liquidated damages, if any, to the redemption date (subject to the right of holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing on February 15 of the following years:

Year	Redemption Price
2009	104.625%
2010	103.083%
2011	101.542%
2012 and thereafter	100.000%

In addition, prior to February 15, 2007, the Company may, at its option, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the 2014 notes with the net proceeds from one or more equity offerings of the Parent Company at a redemption price of 109.250% of their principal amount, plus accrued and unpaid interest, if any, and liquidated damages, if any, to the date of redemption; provided, however,

(1)	that 2014 notes representing at least 65% of the principal amount of the 2014 notes initially issued remain outstanding immediately after each such redemption; and

(2)	that notice of each such redemption is mailed within 90 days after the closing of the related equity offering.

Partial Redemptions of Notes. In the case of any partial redemption of the notes of either series, the trustee will select the notes from such series for redemption:

(1)	in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

(2)	if the notes are not listed, by lot or by such other method as the trustee in its sole discretion deems to be fair and appropriate. However, no note of $1,000 or less, in original principal amount, will be redeemed in part.

If any note is to be redeemed in part, the notice of redemption relating to that note will state the portion of the principal amount of the note to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder upon cancellation of the original note.

Sinking Fund

There will be no sinking fund payments for the notes.

Registration Rights

This offer will remain open for not less than 20 business days after the date notice of the registered exchange offer is mailed or otherwise provided to holders. For each note surrendered to the Company under this exchange offer, the holder will receive a registered exchange note of equal principal amount. Interest on each registered exchange note will accrue from the last interest payment date on which interest was paid on the notes surrendered or, if no interest has been paid on those notes, from the date of issuance. In the event that applicable interpretations of the staff of the SEC do not permit the Company to effect this registered exchange offer, or under certain other circumstances, the Company will, at its cost, use its best efforts to cause to become effective a shelf registration statement with respect to resales of the notes by holders who satisfy certain conditions relating to the provision of information, and to keep the shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or exchanged for registered exchange notes. The Company will, in the event of a shelf registration, provide to each holder copies of the prospectus, notify each holder when the shelf registration statement for the notes has become effective and take certain other actions as are required to permit resales of the notes. A holder that sells its notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with its sales and will be bound by the provisions of a registration rights agreement executed by the Company and the Subsidiary Guarantors in favor of the holders relating to the notes that are applicable to a holder (including certain indemnification obligations).

In the event that this registered exchange offer referred to above is not consummated and a shelf registration statement is not declared effective with respect to the notes on or prior to the date that is 180 days after the Closing Date, interest (in addition to interest otherwise due on the notes) will accrue at the rate of 0.5% per annum, until an exchange offer is consummated or the shelf registration statement is declared effective. We refer to this additional interest herein as “liquidated damages.”

If the Company effects this registered exchange offer, it will be entitled to close the registered exchange offer 20 business days after its commencement; provided, however, that the Company has accepted all notes validly surrendered in accordance with the terms of the registered exchange offer. Notes not tendered in the registered exchange offer will be subject to all of the terms and conditions specified in the indentures and to the transfer restrictions described in “Notice to Investors.”

This summary of certain provisions of the registration rights agreement does not contain all of the information that might be important to you. The Company urges you to carefully review all the provisions of the registration rights agreement, the form of which will be available from the Company upon request.

Ranking of Notes

The 2011 notes will rank:

(1)	effectively junior to the Priority Lien Obligations (including the Company’s obligations under its new senior secured revolving credit facility) and any other obligations that are secured by a lien on assets that are not part of the Collateral, in each case, to the extent of the value of such collateral or assets;

(2)	equal in right of payment with all of the Company’s existing and future unsecured and unsubordinated Indebtedness (including the 2014 notes);

(3)	effectively senior, as to collateral, to all of the Company’s existing and future unsecured Indebtedness, including the 2014 notes, to the extent of the value of the assets constituting the collateral;

(4)	effectively senior, as to collateral, and structurally senior to all existing and future Indebtedness of the Parent Company, including its 9 3/4% senior unsecured notes due 2008 and its 10 1/8% senior unsecured notes due 2011; and

(5)	senior in right of payment to all of the Company’s future subordinated Indebtedness, if any.

The 2014 notes will rank:

(1)	effectively junior to all of the Company’s existing and future secured debt, including the Company’s obligations under the Company’s new secured revolving credit facility and the 2011 notes, to the extent of the value of the assets securing such debt;

(2)	equal in right of payment with all of the Company’s existing and future unsecured and unsubordinated Indebtedness;

(3)	structurally senior to all existing and future Indebtedness of the Parent Company, including its 9 3/4% senior unsecured notes due 2008 and its 10 1/8% senior unsecured notes due 2011; and

(4)	senior in right of payment to all of the Company’s future subordinated Indebtedness, if any.

As of March 31, 2004 including the effect of this offering and to the application of the proceeds therefrom, the Company and its subsidiaries had approximately $1.25 billion of total debt and capital lease obligations outstanding,$250 million of which is secured. Additionally, upon consummation of the Credit Agreement for the Company’s new senior secured revolving credit facility, the Company has $150 million of borrowings available under the new senior secured revolving credit facility, subject to certain conditions. The new senior secured revolving credit facility is included in Priority Lien Debt. The notes will be effectively subordinated to any Indebtedness under the new senior secured revolving credit facility to the extent of such security interests.

Certain Covenants

Limitation on Indebtedness

The Parent Company and the Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (other than the notes issued on the Closing Date, and any notes exchanged therefor under the terms of the indentures, and any other Indebtedness existing on the Closing Date); provided, however, that the Parent Company or the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, (A) in the case of the Parent Company incurring Indebtedness, the Consolidated Leverage Ratio of the Parent Company would be greater than zero and less than 6.0:1, and (B) in the case of the Company incurring Indebtedness, the Consolidated Leverage Ratio of the Company would be greater than zero and less than 4.5:1.

Notwithstanding the foregoing, the Parent Company, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(1)	Indebtedness incurred under Credit Agreements outstanding at any time in an aggregate principal amount not to exceed $300 million;

(2)	Indebtedness owed:

(A)	to the Parent Company or the Company evidenced by a promissory note; or

(B)	to any Restricted Subsidiary; provided, however, that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Parent Company, the Company or another Restricted Subsidiary) will be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2):

(3)	Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (1), (2), (4), (8), (9) or (12) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided, however, that Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the notes shall only be permitted under this clause (3) if:

(A)	in case the notes, the Parent Guarantee or any Subsidiary Guarantee are refinanced in part or the Indebtedness to be refinanced is pari passu with the notes, the Parent Guarantee or any Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining notes, the Parent Guarantee or such Subsidiary Guarantee, as applicable;

(B)	in case the Indebtedness to be refinanced is subordinated in right of payment to the notes, the Parent Guarantee or any Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes, the Parent Guarantee or such Subsidiary Guarantee, as applicable, at least to the extent that the Indebtedness to be refinanced is subordinated to the notes, the Parent Guarantee or such Subsidiary Guarantee, as applicable; and

(C)	such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or funded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may (i) the Parent Company’s Indebtedness be refinanced by means of any Indebtedness of any of its Restricted Subsidiaries pursuant to this clause (3) or (ii) the Company’s Indebtedness be refinanced by means of any Indebtedness of any of its Restricted Subsidiaries pursuant to this clause (3);

(4)	Indebtedness:

(A)	in respect of performance, surety or appeal bonds provided in the ordinary course of business;

(B)	under Currency Agreements and Interest Rate Agreements; provided, however, that such agreements are:

(i)	designed solely to protect the Company, the Parent Company or the Restricted Subsidiaries of either against fluctuations in foreign currency exchange rates or interest rates; and

(ii)	do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or

(C)	arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of the Company’s or the Parent Company’s obligations or those of any of the Restricted Subsidiaries of either pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company, the Parent Company or any Restricted Subsidiary, as applicable, in connection with such disposition;

(5)	the Indebtedness of the Company or the Parent Company and Guarantees thereof, to the extent the net proceeds thereof are promptly:

(A)	used to purchase notes tendered in an Offer to Purchase made as a result of a Change of Control; or

(B)	deposited to defease the notes as described below under “Defeasance”;

(6)	Guarantees of the notes (including the Parent Guarantee and the Subsidiary Guarantees) and Guarantees of Indebtedness of the Parent Company or the Company by the Parent Company, the Company or any Restricted Subsidiary; provided that the Guarantee by any Restricted Subsidiary of such Indebtedness (other than the notes) is permitted by and made in accordance with the “Limitation on Issuance of Guarantees by Restricted Subsidiaries” covenant;

(7)	Indebtedness Incurred to finance or refinance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration and all transaction costs related to the foregoing) to acquire equipment, inventory or network assets (including acquisitions by way of Capitalized Lease Obligations and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired, plus goodwill associated therewith) by the Parent Company, the Company or a Restricted Subsidiary after the Closing Date; provided, however, that the aggregate principal amount of such Indebtedness outstanding at any time may not exceed $150 million;

(8)	Indebtedness of the Parent Company or the Company not to exceed, at any one time outstanding:

(A)	the Net Cash Proceeds received by the Parent Company or the Company after the Existing High Yield Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not the Parent Company or a Subsidiary of the Parent Company, to the extent:

(i)	such Net Cash Proceeds have not been used pursuant to clause (4) (C) (ii) of the first paragraph or clause (3), (4), (6) or (7) of the second paragraph of the “Limitation on Restricted Payments” covenant to make a Restricted Payment; and

(ii)	if such Net Cash Proceeds are used to consummate a transaction pursuant to which the Parent Company or the Company, as applicable, Incurs Acquired Indebtedness, the amount of such Net Cash Proceeds exceeds one-half of the amount of Acquired Indebtedness so Incurred; and

(B)	80% of the fair market value of property (other than cash and cash equivalents) received by the Parent Company or the Company, as applicable, after the Existing High Yield Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person that is not the Parent Company or a Subsidiary of the Parent Company, to the extent:

(i)	such sale of Capital Stock has not been used pursuant to clause (4) (C) (ii) of the first paragraph or clause (3), (4), (6) or (7) of the second paragraph of the “Limitation on Restricted Payments” covenant to make a Restricted Payment; and

(ii)	if such Capital Stock is used to consummate a transaction pursuant to which the Parent Company or the Company, as applicable, Incurs Acquired Indebtedness, 80% of the fair market value of the property received exceeds one-half of the amount of Acquired Indebtedness so Incurred; provided, however, that such Indebtedness does not mature prior to the Stated Maturity of the notes and has an Average Life longer than the notes;

(9)	Acquired Indebtedness;

(10)	Strategic Subordinated Indebtedness;

(11)	Indebtedness or related obligations of the Parent Company, the Company or any Subsidiary Guarantor under (A) Currency Agreements, Interest Rate Agreements or cash management or similar treasury or custodial arrangements with any Lender or any affiliate of such Lender or (B) Currency Agreements, Interest Rate Agreements (up to a maximum of $25 million at any one time outstanding measured by termination value) or cash management or similar treasury or custodial arrangements with any Person that is not a Lender or an affiliate of any Lender; and

(12)	the Parent Company’s or the Company’s subordinated Indebtedness (in addition to Indebtedness permitted under clauses (1) through (11) above) in an aggregate principal amount outstanding at any time not to exceed $200 million, less any amount of such Indebtedness permanently repaid as provided under the “Limitation on Asset Sales” covenant.

Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that the Parent Company, the Company or a Restricted Subsidiary may Incur pursuant to this “Limitation on Indebtedness” covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant:

(1)	Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; and

(2)	any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant shall not be treated as Indebtedness.

For purposes of determining compliance with this “Limitation on Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Parent Company or the Company, as applicable, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto will be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, provided, however, that:

(1)	the dollar-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date; and

(2)	if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, converted into the currency in which the Indebtedness being refinanced is denominated at the currency exchange rate in effect on the date of such refinancing, does not exceed the principal amount of such Indebtedness being refinanced (plus premiums, accrued interest, fees and expenses).

The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the foreign currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Neither the Company nor the Parent Company nor any Subsidiary Guarantor will incur any Indebtedness that pursuant to its terms is subordinate or junior in right of payment to any Indebtedness unless such Indebtedness is subordinated in right of payment to the notes, the Parent Guarantee or the relevant Subsidiary Guarantee, as applicable, to the same extent; provided that Indebtedness will not be considered subordinate or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

Limitation on Restricted Payments

The Parent Company and the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (A) dividends or distributions payable solely in shares of the Parent Company’s or the Company’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of Capital Stock (other than Disqualified Stock); and (B) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company, the Parent Company or any Restricted Subsidiary;

(2)	purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of:

(A)	the Parent Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person; or

(B)	a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Parent Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Parent Company’s Capital Stock;

(3)	make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of any Indebtedness that is subordinated in right of payment to the notes, the Parent Guarantee or any Subsidiary Guarantee; or

(4)	make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively called “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)	a Default or Event of Default shall have occurred and be continuing;

(B)	the Parent Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the “Limitation on Indebtedness” covenant; or

(C)	the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution) made after the Existing High Yield Closing Date shall exceed the sum of:

(i)	the amount by which Consolidated EBITDA of the Parent Company exceeds 150% of Consolidated Interest Expense of the Parent Company, in each case, determined on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Existing High Yield Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the “SEC Reports and Reports to Holders” covenant; plus

(ii)	the aggregate Net Cash Proceeds and the fair market value of all non-cash proceeds received by the Parent Company or the Company after the Existing High Yield Closing Date from the issuance and sale permitted by the indentures of its Capital Stock (other than Disqualified Stock) to a Person who is not the Parent Company’s or the Company’s Subsidiary, including an issuance or sale permitted by the indentures of Indebtedness of the Parent Company or the Company for cash subsequent to the Existing High Yield Closing Date upon the conversion of such Indebtedness into the Parent Company’s or the Company’s Capital Stock (other than Disqualified Stock), or from the issuance to a Person who is not the Parent Company’s or the Company’s Subsidiary of any options, warrants or other rights to acquire Capital Stock of the Parent Company or the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes), in each case, except to the extent such Net Cash Proceeds and non-cash proceeds are used to Incur Indebtedness pursuant to clause (8) of the second paragraph under the “Limitation on Indebtedness” covenant; plus

(iii)	an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Parent Company, the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments” ), not to exceed, in each case, the amount of Investments previously made by the Parent Company, the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

The foregoing provision shall not be violated by reason of:

(1)	the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

(2)	the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes, the Parent Guarantee or any Subsidiary Guarantee, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clauses (3) or (12) of the second paragraph of the “Limitation on Indebtedness” covenant;

(3)	the repurchase, redemption or other acquisition of the Parent Company’s Capital Stock or that of an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Parent Company (or options, warrants or other rights to acquire such Capital Stock);

(4)	the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of any Indebtedness which is subordinated in right of payment to the notes, the Parent Guarantee or any Subsidiary Guarantee in exchange for, or out of the proceeds of a substantially concurrent sale of, shares of Capital Stock (other than Disqualified Stock) of the Parent Company or the Company, as applicable, (or options, warrants or other rights to acquire such Capital Stock);

(5)	payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indentures applicable to mergers, consolidations and transfers of all or substantially all of the Parent Company’s or the Company’s property and assets;

(6)	Investments in any Person the primary business of which is related, ancillary or complementary to the Parent Company’s and the Company’s business and that of the Restricted Subsidiaries on the date of such Investments; provided, however, that the aggregate amount of Investments made pursuant to this clause (6) does not exceed the sum of:

(A)	$20 million, plus

(B)	the amount of Net Cash Proceeds and the fair market value of all non-cash proceeds received by the Parent Company or the Company after the Existing High Yield Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Parent Company, except to the extent such Net Cash Proceeds or non-cash proceeds are used to Incur Indebtedness pursuant to clause (8) under the “Limitation on Indebtedness” covenant or to make Restricted Payments pursuant to clause (4) (C) (ii) of the first paragraph, or clauses (3), (4) or (7) of this paragraph, of this “Limitation on Restricted Payments” covenant, plus

(C)	the net reduction in Investments made pursuant to this clause (6) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds or non-cash proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of “Investments”), provided, however, that the net reduction in any Investment shall not exceed the amount of such Investment;

(7)	Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of the Parent Company or the Company (except to the extent such acquired property has been used to make Restricted Payments pursuant to clause (4) (C) (ii) of the first paragraph of this “Limitation on Restricted Payments” covenant);

(8)	other Restricted Payments in an aggregate amount not to exceed $25 million; and

(9)

the repurchase, redemption or other acquisition of the Parent Company’s or the Company’s Capital Stock (or options, warrants, or other rights to acquire such Capital Stock) from Persons who are or were formerly the Parent Company’s or the Company’s directors, officers or employees or those of its Restricted Subsidiaries, provided, however, that the aggregate amount of all such repurchases made in any calendar year pursuant to this clause (9) shall not exceed $2.0 million;

provided further, however, that except in the case of clauses (1) and (3) of this paragraph no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof and an Investment referred to in clause (6) or (7) thereof), and the Net Cash Proceeds and the fair market value of non-cash proceeds from any issuance of Capital Stock referred to in clauses (3), (4), (6) and (7), shall be included in calculating whether the conditions of clause (4) (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of the Parent Company’s or the Company’s Capital Stock are used for the redemption, repurchase or other acquisition of the notes, or Indebtedness that is pari passu with the notes, then the Net Cash Proceeds of such issuance shall be included in clause (4) (C) of the first paragraph of this “Limitation on Restricted Payments” covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary;

(2)	pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(3)	make loans or advances to the Company or any Restricted Subsidiary; or

(4)	transfer any of its property or assets to the Company or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1)	existing on the Closing Date or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2)	existing under or by reason of applicable law or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary;

(3)	existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, renewals or replacements of such encumbrances or restrictions; provided, however, that the encumbrances and restrictions in any such extensions, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, renewed or replaced;

(4)	in the case of clause (4) of the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant:

(A)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on any of the Company’s property or assets or those of a Restricted Subsidiary not otherwise prohibited by the indentures; or

(C)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, reduce the value of the Company’s property or assets or those of a Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(5)	with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

(6)	contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(A)	the encumbrance or restriction either:

(i)	applies only in the event of a payment default or non-compliance with respect to a financial covenant contained in such Indebtedness or agreement; or

(ii)	is contained in a Credit Agreement;

(B)	the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by the Company); and

(C)	the Company determines on the date of the Incurrence of such Indebtedness that any such encumbrance or restriction would not be expected to materially impair the Company’s ability to make principal or interest payments on the notes.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent the Company or any Restricted Subsidiary from:

(1)	creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant; or

(2)	restricting the sale or other disposition of the Company’s property or assets of those of any of its Restricted Subsidiaries that secure the Company’s Indebtedness or that of any of its Restricted Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

The Parent Company and the Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1)	to the Parent Company, the Company or a Wholly Owned Restricted Subsidiary;

(2)	issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

(3)	if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant if made on the date of such issuance or sale; or

(4)	issuances or sales of Common Stock of a Restricted Subsidiary, provided, however, that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in compliance with the “Limitation on Asset Sales” covenant described below.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

The Parent Company and the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any of the Parent Company’s Indebtedness which is pari passu with or subordinate in right of payment to the Parent Guarantee or to Guarantee any of the Company’s Indebtedness which is pari passu with or subordinate in right of payment to the notes (any such Indebtedness being the “Guaranteed Indebtedness”), unless:

(1)	such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indentures providing for a Subsidiary Guarantee of payment of the notes by such Restricted Subsidiary;

(2)	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Parent Company or the Company, as applicable, or any Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided, however, that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; and

(3)	if the Guaranteed Indebtedness is Indebtedness of the Parent Company, the Company would have been permitted to Incur such Guaranteed Indebtedness pursuant to clause (B) of the first paragraph of the “Limitation on Indebtedness” covenant.

if the Guaranteed Indebtedness is:

(A)	pari passu with the notes or the Parent Guarantee, as applicable, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee; or

(B)	subordinated to the notes or the Parent Guarantee, as applicable, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1)	any sale, exchange or transfer, to any Person not an Affiliate of the Parent Company or the Company, of all of the Parent Company’s, the Company’s and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indentures); or

(2)	the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on Transactions with Shareholders and Affiliates

The Parent Company and the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with a Related Person or with any of the Parent Company’s or the Company’s Affiliates or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Parent Company, the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a Related Person or an Affiliate.

The foregoing limitation does not limit and shall not apply to:

(1)	transactions:

(A)	approved by a majority of the disinterested members of the Board of Directors; or

(B)	for which the Parent Company, the Company or a Restricted Subsidiary delivers to the trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Parent Company, the Company or such Restricted Subsidiary from a financial point of view:

(2)	any transaction solely between the Parent Company or the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries:

(3)	the payment of reasonable and customary regular fees to the Parent Company’s or the Company’s directors who are not its employees;

(4)	any transaction with respect to the lease or sharing or other use of cable or fiber lines, equipment, transmission capacity, right-of-way or other access rights, between the Parent Company, the Company or any Restricted Subsidiary and any other Person; provided, however, that such transaction is on terms that:

(A)	are consistent with the past practices of the Parent Company, the Company or such Restricted Subsidiary; and

(B)	are no less favorable, taken as a whole, to the Parent Company, the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Parent Company, the Company or such Restricted Subsidiary with an unrelated Person (or, in the event that there are no comparable transactions involving unrelated Persons to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Parent Company or the Company, as applicable, has determined to be fair to the Parent Company or the Company or the relevant Restricted Subsidiary); or

(5)	any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Shareholders and Affiliates” covenant and not covered by clauses (2) through (5) of the foregoing paragraph, the aggregate amount of which exceeds $20 million in value, must be determined to be fair in the manner provided for in clause (1) (A) or (B) above.

Limitation on Liens

The Parent Company and the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including, without limitation, licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary except Permitted Liens.

Limitation on Sale-Leaseback Transactions

The Parent Company and the Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Parent Company, the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Parent Company, the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

The foregoing restriction does not apply to any sale-leaseback transaction if:

(1)	the lease is for a period, including renewal rights, of not in excess of three years;

(2)	the lease secures or relates to industrial revenue or pollution control bonds;

(3)	the transaction is solely between the Parent Company or the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or

(4)	the Parent Company, the Company or such Restricted Subsidiary applies an amount not less than the net proceeds received from such sale in compliance with the “Limitation on Asset Sales” covenant.

Limitation on Asset Sales

The Parent Company and the Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

(1)	the consideration received by the Parent Company, the Company or the Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

(2)	at least 75% of the consideration received consists of cash, Temporary Cash Investments or the assumption of Indebtedness of the Parent Company (other than Indebtedness that is subordinated to the Parent Guarantee), the Company (other than Indebtedness that is subordinated to the notes) or a Restricted Subsidiary (other than Indebtedness that is subordinated to the relevant Subsidiary Guarantee) and unconditional release of the Parent Company, the Company or the Restricted Subsidiary from all liability on the Indebtedness assumed; provided, however, that this clause shall not apply to long-term assignments of capacity in a telecommunications network.

In the event and to the extent that the Net Cash Proceeds received by the Parent Company, the Company or any Restricted Subsidiary from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Parent Company and its Subsidiaries has been filed with the SEC pursuant to the provisions under “— SEC Reports and Reports to Holders”), then the Parent Company and the Company shall or shall cause the relevant Restricted Subsidiary to:

(1)	within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets:

(A)	apply an amount equal to such excess Net Cash Proceeds less any amounts invested within 6 months prior to such Asset Sale in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Parent Company, the Company and its Restricted Subsidiaries on the date of such Asset Sale (the “Adjusted Net Cash Proceeds”) to permanently repay the Parent Company’s or the Company’s unsubordinated Indebtedness or that of any Restricted Subsidiary providing a Subsidiary Guarantee, in each case owing to a Person other than the Parent Company, the Company or any Restricted Subsidiaries; or

(B)	invest an equal amount, or the amount of Adjusted Net Cash Proceeds not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Parent Company, the Company and the Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution); and

(2)	apply (no later than the end of the 12-month period referred to clause (1)) such excess Adjusted Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraph of this “Limitation on Asset Sales” covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals at least $20 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders on a pro rata basis an aggregate principal amount of notes and, to the extent permitted or required by the terms thereof, any other of the

Company’s or the Parent Company’s Indebtedness that is pari passu with the notes or the Parent Guarantee, equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes and such other Indebtedness, if applicable, on the relevant Payment Date, plus, in each case, accrued interest (if any) to the Payment Date. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indentures. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in response to such Offer to Purchase exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of the Offer to Purchase, the amount of Excess Proceeds will be reset to zero.

Future Subsidiary Guarantors

The indentures will require that the Company and the Parent Company cause each Person that becomes a Domestic Restricted Subsidiary of the Company or the Parent Company following the Closing Date (and is eligible to be a Subsidiary Guarantor) and any other entity that Guarantees any Indebtedness of the Company or the Parent Company or any Domestic Restricted Subsidiaries of the Company or the Parent Company to execute and deliver to the trustee supplemental indentures pursuant to which such Domestic Restricted Subsidiary or other entity shall guarantee the payment and performance of the notes at the time such Person becomes a Domestic Restricted Subsidiary or Guarantees any such Indebtedness, as applicable.

Repurchase of Notes upon a Change of Control

The Company must commence, within 30 days of the occurrence of a Change of Control Triggering Event, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of the principal amount thereof on the relevant Payment Date, plus accrued interest (if any) to the Payment Date.

The Company cannot assure you that it will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of the notes) required by the foregoing covenant (as well as may be contained in the Company’s other securities which might be outstanding at the time).

The above covenant requiring the Company to repurchase the notes will, unless consents are obtained, require the Company to repay all Indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

In addition, the Parent Company is required to commence an offer to purchase its outstanding 9 3/4% senior notes due July 15, 2008 and its outstanding 10 1/8% senior notes due February 1, 2011 upon the occurrence of a change of control affecting the Parent Company. The indentures governing the 9 3/4% notes and the 10 1/8% notes contain definitions of “Change of Control” that differ from Change of Control with respect to the Parent Company under the 2011 and 2014 indentures (i.e. clauses (1) and (2) of the definition of Change of Control under the 2011 and 2014 indentures), in that the ownership threshold in clause (1) is 35% under the indentures governing the 9 3/4% notes and the 10 1/8% notes rather than 50% under the Change of Control definition under the 2011 and 2014 indentures. Furthermore, a Change of Control under the 2011 and 2014 indentures (but not a change of control under the indentures governing the 9 3/4% notes and the 10 1/8% notes) must be accompanied by a Ratings Decline in order to trigger the offer to purchase requirement under the 2011 and 2014 indentures. This means that a change of control under the indentures governing the 9 3/4% notes and the 10 1/8% notes could occur without a Change of Control Triggering Event occurring under the 2011 and 2014 indentures — thereby obligating the Parent Company to make an offer to purchase the outstanding 9 3/4% notes and the 10 1/8% notes under the indentures governing those notes without triggering the same obligation for the Company with respect to the notes under the 2011 and 2014 indentures. Alternatively, if a Change of Control Triggering Event with respect to the Parent Company occurs under the 2011 and 2014 indentures, a change of control under the indentures governing the 9 3/4% notes and the 10 1/8% notes will necessarily occur at the same time, and this will trigger simultaneously the offer to purchase requirements under all four indentures.

Creation of Security Interest on Collateral

The Parent Company and the Company will, and will cause the Subsidiary Guarantors to, deliver to the trustee as soon as practicable, but in any event no later than 90 days after the Closing Date, Security Documents in form and substance satisfactory to the trustee, together with (i) satisfactory evidence that all filings in all filing or recording offices necessary or desirable to ensure that the trustee has a valid and subsisting Lien on all of the Collateral have been made, (ii) evidence that all filing and recording taxes and fees have been paid, and (iii) opinions or certificates as required by the trustee. Notwithstanding the foregoing, the trustee shall extend the date for compliance with this covenant or waive such compliance with respect to any assets (forming part of the Collateral) the aggregate book value of which does not, following the expiry of such 90-day period, exceed 10% of the book value of the Parent Company’s total assets as of the end of the last quarter for which financial statements have been provided to the SEC pursuant to the provisions under the caption “— SEC Reports and Reports to Holders” and does not, following the expiry of a period of 120 days following the Closing Date, exceed 5% of such book value, in each case, as certified to the trustee by the Parent Company in an officer’s certificate (on which the trustee may conclusively rely).

SEC Reports and Reports to Holders

Whether or not the Parent Company is then required to file reports with the SEC, the Parent Company will file with the SEC all reports and other information that it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto. The Parent Company will supply the trustee and each holder or will supply to the trustee for forwarding to each holder, without cost to any holder, copies of the reports and other information.

Events of Default

The following events are defined as “Events of Default” in the indenture with respect to each series of notes:

(1)	default in the payment of principal of (or premium, if any, on) any note of such series when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(2)	default in the payment of interest on any note of such series when the same becomes due and payable, and such default continues for a period of 30 days;

(3)	default in the performance or breach of the provisions of such indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Parent Company, the Company or the Restricted Subsidiaries or the failure to make or consummate an Offer to Purchase in accordance with the “Limitation on Asset Sales” or “Repurchase of Notes upon a Change of Control” covenant;

(4)	the Company or the Parent Company defaults in the performance of or breaches any other covenant or agreement of the Company or the Parent Company, as applicable, in such indenture or under the notes of the applicable series (other than a default specified in clause (1), (2) or (3) above), and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the notes of the applicable series;

(5)	there occurs with respect to any issue or issues of Indebtedness of the Parent Company, the Company or any Significant Subsidiary having an outstanding principal amount of $20 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (A) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (B) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6)	any final judgment or order (not covered by insurance) for the payment of money in excess of $20 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Parent Company, the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7)	a court having jurisdiction in the premises enters a decree or order for

(A)	relief in respect of the Parent Company, the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

(B)	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Parent Company, the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Parent Company, the Company or any Significant Subsidiary; or

(C)	the winding up or liquidation of the affairs of the Parent Company, the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

(8)	the Parent Company, the Company or any Significant Subsidiary

(A)	commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law;

(B)	consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Parent Company, the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Parent Company, the Company or any Significant Subsidiary; or

(C)	effects any general assignment for the benefit of creditors;

(9)	(a) Subsidiary Guarantees provided by Subsidiary Guarantors that individually or together would constitute a Significant Subsidiary cease to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantees or the terms of the indentures) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee; or (b) the Parent Guarantee ceases to be in full force and effect or the Parent Company denies or disaffirms its obligations under the Parent Guarantee; or

(10)	solely with respect to the 2011 notes, (a) default by the Company, the Parent Company or any Subsidiary Guarantor in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the 2011 Note Liens or which adversely affects the condition or value of the Collateral, in each case, taken as a whole, in any material respect, (b) repudiation or disaffirmation by the Company, the Parent Company or any of such Subsidiary Guarantors that individually or together would constitute a Significant Subsidiary of its or their obligations under the Security Documents or (c) the determination in a judicial proceeding that all or any material portion of the Security Documents, taken as a whole, are unenforceable or invalid, for any reason, against the Company, the Parent Company or any of such Subsidiary Guarantors that individually or together would constitute a Significant Subsidiary.

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to the Parent Company, the Company or a Subsidiary Guarantor) occurs and is continuing under an indenture, the trustee or holders of at least 25% in aggregate principal amount of the series of notes then outstanding under such indenture by written notice to the Company (and to the trustee if such notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal amount of, premium, if any, and accrued interest on such series of notes to be immediately due and payable. Upon a declaration of acceleration, such principal amount, premium, if any, and accrued interest shall be immediately due and payable.

In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Parent Company, the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (7) or (8) above occurs with respect to the Parent Company, the Company or any Subsidiary Guarantor the principal amount of, premium, if any, and accrued interest on the notes of both series then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The holders of at least a majority in principal amount of the outstanding notes of either series, by written notice to the Company and to the trustee, may waive all past Defaults with respect to the notes of such series and rescind and annul a declaration of acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “— Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding notes of either series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee pursuant to the relevant indenture. However, the trustee may refuse to follow any direction that conflicts with law or the indentures, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such notes.

A holder may not pursue any remedy with respect to either indenture or the notes of the applicable series unless:

(1)	the holder gives the trustee written notice of a continuing Event of Default;

(2)	the holders of at least 25% in aggregate principal amount of outstanding notes of the affected series make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4)	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes of the affected series do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a note to receive payment of the principal amount of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The indentures will require certain of the Parent Company’s officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of each of the Parent Company, the Company and the Restricted Subsidiaries and their performance under the indentures and that the Parent Company, the Company and the Restricted Subsidiaries have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indentures.

Consolidation, Merger and Sale of Assets

Neither the Company nor the Parent Company will consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company or the Parent Company, as applicable, unless:

(1)	the Company or the Parent Company, as applicable, shall be the continuing Person, or the Person (if other than the Company or the Parent Company, as applicable) formed by such consolidation or into which the Company or the Parent Company, as applicable, is merged or that acquired or leased its property and assets shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by supplemental indentures, executed and delivered to the trustee, all of its obligations on all of the notes or the Parent Guarantee, as applicable, and under the indentures;

(2)	immediately after giving effect to such transaction, no Default or Event of Default will have occurred and be continuing;

(3)	immediately after giving effect to such transaction on a pro forma basis the Company or the Parent Company, as applicable, or any Person becoming the successor obligor of the notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the “Limitation on Indebtedness” covenant; provided, however, that this clause (3) shall not apply to:

(A)	a consolidation, merger or sale of all (but not less than all) of the Company’s assets or the Parent Company’s assets, as applicable, if all of the Liens and Indebtedness of the Company or the Parent Company, as applicable, or of any Person becoming the successor obligor on the notes, as the case may be, and their Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than the Liens and Indebtedness of the Company or the Parent Company, as applicable, and their Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the indentures or

(B)	a consolidation, merger or sale of all or substantially all of the Company’s assets or the Parent Company’s assets, as applicable, if immediately after giving effect to such transaction on a pro forma basis, the Company or the Parent Company, as applicable, or any Person becoming the successor obligor of the notes shall have a Consolidated Leverage Ratio equal to or less than the Consolidated Leverage Ratio of the Company or the Parent Company, as applicable, immediately prior to such transaction; and

(4)	the Company or the Parent Company, as applicable, delivers to the trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (3) above) and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indentures comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

provided that paragraph (3) above does not apply if, in the good faith determination of the Board of Directors, whose determination shall be evidenced by a board resolution, the principal purpose of such transaction is to change the state of incorporation of the Company or the Parent Company, as applicable; and provided further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations. In addition, paragraph (3) will not apply to any consolidation, merger, sale, conveyance, transfer, lease or other disposition of assets between or among the Parent Company, the Company and any Restricted Subsidiaries.

With respect to the 2011 notes, the following additional conditions will apply to each transaction subject to the covenant described hereunder:

(1)	the Company, the Parent Company or the Person formed by such consolidation or merger, as applicable, will cause such amendments or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such Person, together with such financing statements as may be required to perfect any security interests in such Collateral, which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdictions;

(2)	the Collateral owned by or transferred to the Company, the Parent Company or the Person formed by such consolidation or merger, as applicable, will: (a) continue to constitute Collateral under the 2011 indenture and the Security Documents; and (b) not be subject to any Lien other than Permitted Liens; and

(3)	the Company or the Parent Company shall have delivered to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and, if supplemental indentures or supplemental Security Documents are required in connection with such transaction, such supplemental indentures and Security Documents comply with the applicable provisions of the indentures, that all conditions precedent in the indentures relating to such transaction have been satisfied and that such supplemental indentures and Security Documents are enforceable, subject to customary qualifications.

The Person formed by such consolidation or merger will succeed to, and be substituted for, and may exercise every right and power of the Company under the indentures and the Security Documents (or of the Parent Company under the Parent Guarantee and the Security Documents), but the predecessor company in the case of

(1)	a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company, the Parent Company or such Subsidiary Guarantor as an entirety or virtually as an entirety) or

(2)	a lease,

shall not be released from any of the obligations or covenants under the indentures and the Security Documents, including with respect to the payment of the notes.

Defeasance

Defeasance and Discharge

Each indenture will provide that the Obligors will be deemed to have paid and will be discharged from any and all obligations in respect of the outstanding notes of the applicable series on the 123rd day after the deposit referred to below, and the provisions of such indenture will no longer be in effect with respect to the notes of such series (except for, among other matters, certain obligations to register the transfer or exchange of the notes of such series, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(1)	the Company has deposited with the trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes of such series on the Stated Maturity of such payments in accordance with the terms of the applicable indenture and such notes;

(2)	the Company has delivered to the trustee

(A)	either (i) an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (ii) a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel, and

(B)	an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(3)	immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company, the Parent Company or any of their Subsidiaries is a party or by which the Company, the Parent Company or any of their Subsidiaries is bound; and

(4)	if at such time the notes of such series are listed on a national securities exchange, the Company has delivered to the trustee an opinion of counsel to the effect that the notes of such series will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default

Each indenture will further provide that the provisions of such indenture will no longer be in effect with respect to clause (3) under “Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” and clause (3) under “Events of Default” with respect to such clause (3) under “Consolidation, Merger and Sale of Assets,” clause (4) under “Events of Default” with respect to such other covenants and clauses (5) and (6) under “Events of Default” shall be deemed not to be Events of Default upon, among other things, the deposit with the trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes of the applicable series on the Stated Maturity of such payments in accordance with the terms of such indenture and such notes, the satisfaction of the provisions described in clauses (2) (B), (3) and (4) under the caption “— Defeasance — Defeasance and Discharge” and the delivery by the Company to the trustee of an opinion of counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default.

In the event the Company exercises its option to omit compliance with certain covenants and provisions of the indenture with respect to the notes of either series as described in the immediately preceding paragraph and such notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on such notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on such notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

Satisfaction and Discharge

Each indenture will be discharged and will cease to be of further effect as to all notes of the applicable series issued thereunder when:

(1)	either:

(a)	all notes of such series that have been authenticated and delivered (other than destroyed, lost or stolen notes that have been replaced, notes that are paid and notes for whose payment money or securities have theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the trustee for cancellation and the Company or any other Obligor has paid all sums payable under such indenture, or

(b)	all notes of such series mature within one year or are to be called for redemption within one year and the Company or any other Obligor has irrevocably deposited with the trustee, as trust funds in trust solely for the benefit of the holders, money or U.S. Government Obligations sufficient, without consideration of any reinvestment of interest, to pay principal, premium, if any, and accrued interest on the notes to the date of maturity or redemption and all other sums payable under such indenture;

(2)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit and such deposit will not result in a breach or violation of, or constitute a default under such indenture or any other instrument to which the Company or any other Obligor is a party or by which the Company or any other Obligor is bound; and

(3)	the Company has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at maturity or the redemption date, as applicable.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification and Waiver

With the Consent of Holders

Modifications and amendments of any indenture and, with respect to the 2011 notes, the Security Documents may be made by the Company, the Parent Company, the Subsidiary Guarantors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes of the applicable series then outstanding; provided, however, that no such modification or amendment may, without the consent of each affected holder of the affected series of notes:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any note of such series;

(2)	reduce the principal amount of, or interest, premium, if any, or liquidated damages, if any, on, any note of such series;

(3)	change the place or currency of payment of principal of, or interest, premium, if any, or liquidated damages, if any, on, any note of such series;

(4)	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note of such series or the Parent Guarantee or any Subsidiary Guarantee;

(5)	reduce the above-stated percentage of outstanding notes of such series, the consent of whose holders is necessary to modify or amend the applicable indenture;

(6)	waive a default in the payment of principal of, or interest, premium, if any, or liquidated damages, if any, on, the notes of such series or modify any provisions of the applicable indenture relating to modification or amendment thereof;

(7)	release the Parent Guarantee or any Subsidiary Guarantee other than pursuant to the terms of the applicable indenture;

(8)	release all or substantially all of the Collateral from the Liens created by the Security Documents except as specifically provided by the 2011 indenture and the Security Documents; or

(9)	reduce the percentage or aggregate principal amount of outstanding notes of such series, the consent of whose holders is necessary for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults.

Without Consent of the Holders

The Company, the Parent Company and the Subsidiary Guarantors, when authorized by a resolution of their Boards of Directors (as evidenced by board resolutions), and the trustee may amend or supplement the indentures or the notes without notice to or the consent of any holder:

(1)	to cure any ambiguity, defect or inconsistency in the indentures; provided that such amendments or supplements shall not, in the good faith opinion of the Board of Directors of the Parent Company as evidenced by a board resolution, adversely affect the interests of the holders in any material respect;

(2)	to comply with the provisions concerning consolidation, merger and sale of assets;

(3)	to comply with any requirements of the SEC in connection with the qualification of the indentures under the Trust Indenture Act;

(4)	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

(5)	to provide for uncertificated notes in addition to or in place of certificated notes.

(6)	to add one or more additional Guarantees on the terms required by the indentures;

(7)	to add any additional assets to the Collateral;

(8)	to reflect the grant of Liens on the Collateral for the benefit of an additional secured party, to the extent that such Indebtedness and the Lien securing such Indebtedness is permitted by the terms of the 2011 indenture;

(9)	to release Collateral from the Lien of the 2011 indenture and the Security Documents when permitted or required by the 2011 indenture or the Security Documents; and

(10)	to make any change that, in the good faith opinion of the Board of Directors of the Parent Company as evidenced by a board resolution, does not materially and adversely affect the rights of any holder.

In addition, the trustee may, without the consent of the holders of 2011 notes, enter into any amendments or modifications of the Security Documents or the Intercreditor Agreement as necessary to carry out the transactions contemplated thereby and by the 2011 indenture.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The indentures provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company, the Parent Company or any Subsidiary Guarantor in the indentures, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling Person of either the Parent Company, the Company or the Subsidiary Guarantors or of any of their respective successors. Each holder, by accepting the notes, waives and releases all such liability.

Trustee

The indentures provide that, except during the continuance of a Default, the trustee will perform only such duties as are specifically set forth in the indentures. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indentures and the provisions of the Trust Indenture Act of 1939, incorporated by reference into the indentures, contain limitations on the rights of the trustee, should it become a creditor of an Obligor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee with respect to either indenture is permitted to engage in other transactions (including the other indenture); provided that, if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

The new notes will be issued in the form of one of more global notes. The global notes will be deposited with, or on behalf of, the Depository Trust Company and registered in the name of DTC or its nominee, who will be the global notes holder. Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Book-Entry Notes for Certificated Notes.”

Depositary Procedures

DTC has advised the Parent Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants.

DTC has also advised the Parent Company that, pursuant to procedures established by it,

(1)	upon deposit of the global notes, DTC will credit the accounts of participants designated by the beneficiaries with portions of the principal amount of the global notes, and

(2)	ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in a global note may hold their interests therein directly through DTC if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such system.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “— Exchange of Book-Entry Notes for Certificated Notes.”

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indentures for any purpose.

Payments in respect of the principal of, and interest, premium, if any, and liquidated damages, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the indentures. Under the terms of the indentures, the Company and Wells Fargo Bank, National Association, as trustee, will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the note purchasers, the trustee nor any agent of the Company, the note purchasers or the trustee has or will have any responsibility or liability for (1) any aspect or accuracy of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership or (2) any other matter relating to the actions and practices of DTC or any of the participants or the indirect participants.

DTC has advised the Parent Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or the Company. None of the Company nor the trustee will be liable for any delay by DTC or any of the participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the global notes for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds. DTC has advised the Parent Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants in whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such participant or participants has or have given such direction.

The information in this section concerning DTC and their book-entry systems has been obtained from sources that the Parent Company and the Company believe to be reliable, but neither the Parent Company nor the Company takes any responsibility for the accuracy thereof.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Regulation S global notes and in the Rule 144A global notes among accountholders in DTC and accountholders of Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Parent Company, the Company, the initial purchasers or the trustee nor any agent of the Parent Company, the Company, the initial purchasers or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

Notes transferred to institutional accredited investors who are not qualified institutional buyers will be issued in registered certificated form. In addition, a global note is exchangeable for definitive notes in registered certificated form if

(1)	DTC (A) notifies the Company that it is unwilling or unable to continue as depository for the global note and the Company thereupon fails to appoint a successor depository or (B) has ceased to be a clearing agency registered under the Exchange Act,

(2)	the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the notes in certificated form, or

(3)	there shall have occurred and be continuing a Default or an Event of Default with respect to the notes.

In all the above cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear, in the case of a restricted global note, the restrictive legend described in “Notice to Investors” unless the Company determines otherwise in compliance with applicable law.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indentures. Reference is made to the indentures for the definition of any other capitalized term used herein for which no definition is provided.

“2011 Note Liens” means, to the extent securing 2011 Note Obligations, a Lien granted pursuant to a Security Document as security for the 2011 Note Obligations.

“2011 Note Obligations” means the 2011 notes, the Subsidiary Guarantees (with respect to the 2011 notes), the Parent Guarantee (with respect to the 2011 notes) and all other obligations of any Obligor under the 2011 indenture, the 2011 notes, the Subsidiary Guarantees (with respect to the 2011 notes), the Parent Guarantee (with respect to the 2011 notes) and the Security Documents.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided, however, that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

“Adjusted Consolidated Net Income” means, for any period, aggregate net income (or loss) of any Person and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1)

the net income (or loss) of any other Person that is not a Restricted Subsidiary, except (A) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its

Restricted Subsidiaries by such other Person during such period and (B) with respect to net losses, to the extent of the amount of Investments made by such Person or any of its Restricted Subsidiaries in such other Person during such period;

(2)	solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause 4(C) of the first paragraph of the “Limitation on Restricted Payments” covenant (and in such case, except to the extent includable pursuant to clause (1) above), the net income (or loss) of any other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such other Person are acquired by such Person or any of its Restricted Subsidiaries;

(3)	the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4)	any gains or losses (on an after-tax basis) attributable to Asset Sales;

(5)	solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause 4(C) of the first paragraph of the “Limitation on Restricted Payments” covenant, any amount paid or accrued as dividends (other than dividends to the extent paid or payable in shares of Capital Stock (other than Disqualified Stock) of such Person) on Preferred Stock of such Person or any Restricted Subsidiary owned by Persons other than such Person and any of its Restricted Subsidiaries;

(6)	all extraordinary gains and extraordinary losses; and

(7)	any compensation expense paid or payable solely with Capital Stock (other than Disqualified Stock) of such Person or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock).

“Adjusted Consolidated Net Tangible Assets” means the total amount of the Parent Company’s assets and those of its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom:

(1)	all of the Parent Company’s current liabilities and those of its Restricted Subsidiaries (excluding intercompany items); and

(2)	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the Parent Company’s most recent quarterly or annual consolidated balance sheet and those of its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the trustee pursuant to the “SEC Reports and Reports to Holders” covenant.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means Lehman Commercial Paper Inc.

“Applicable Value” has the meaning specified in the definition of “Collateral.”

“Asset Acquisition” means:

(1)

an investment by the Parent Company, the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Parent

Company, the Company or any Restricted Subsidiary; provided, however, that such Person’s primary business is related, ancillary or complementary to the Parent Company’s and the Company’s businesses and those of the Restricted Subsidiaries on the date of such investment; or

(2)	an acquisition by the Parent Company, the Company or any Restricted Subsidiary of the property and assets of any Person other than the Parent Company, the Company or any Restricted Subsidiary that constitute substantially all of a division or line of business of such Person; provided, however, that the property and assets acquired are related, ancillary or complementary to the Parent Company’s and the Company’s businesses and those of the Restricted Subsidiaries on the date of such acquisition.

“Asset Disposition” means the sale or other disposition by the Parent Company, the Company or any Restricted Subsidiary (other than to the Parent Company, the Company or another Restricted Subsidiary) of:

(1)	all or substantially all of the Capital Stock of any Restricted Subsidiary; or

(2)	all or substantially all of the assets that constitute a division or line of business of the Company or any of the other Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Parent Company, the Company or any Restricted Subsidiary to any Person other than the Company or any of its Restricted Subsidiaries of:

(1)	all or any of the Capital Stock of any Restricted Subsidiary;

(2)	all or substantially all of the property and assets of an operating unit or business of the Parent Company, the Company or any Restricted Subsidiary; or

(3)	any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Parent Company, the Company or any Restricted Subsidiary outside the ordinary course of business of the Parent Company, the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the indentures applicable to mergers, consolidations and sales of all or substantially all of the assets of the Parent Company or the Company; provided, however that “Asset Sale” shall not include:

(A)	sales or other dispositions of inventory, receivables and other current assets;

(B)	sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the “Limitation on Restricted Payments” covenant;

(C)	sales, transfers or other dispositions of assets with a fair market value (as certified in an Officers’ Certificate) not in excess of $20 million in any transaction or series of related transactions; or

(D)	sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute property, assets or securities of the kind described in clause (1) (B) of the second paragraph of the “Limitation on Asset Sales” covenant.

“Average Life” means, at any date of determination with respect to any note, the quotient obtained by dividing

(1)	the sum of the products of (A) the number of years from such date of determination to the dates of each successive scheduled principal payment of such note and (B) the amount of such principal payment by

(2)	the sum of all such principal payments.

“Board of Directors” means the Board of Directors of the Company, the Parent Company or any Subsidiary Guarantor, as applicable.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, Personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

“Change of Control” means such time as:

(1)	(A) the Former Parent Companies as a group cease to have the ability to elect a majority of the members of the Board of Directors of the Parent Company (other than the Parent Company’s chief executive officer and independent directors; provided, however, that independent directors shall be included in calculating whether the foregoing majority requirement is satisfied if the directors nominated by the Former Parent Companies do not constitute a majority of the committee that selects the Board of Directors’ nominees for independent directors) and (B) a “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Former Parent Companies) has become the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Parent Company’s voting stock, on a fully diluted basis;

(2)	individuals who on the Closing Date constitute the Board of Directors of the Parent Company (together with any new directors whose election by such Board of Directors or whose nomination by such Board of Directors for election by the stockholders or members, as the case may be, of the Parent Company was approved by a vote of at least two-thirds of the members of such Board of Directors then in office who either were members of such Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board of Directors then in office; or

(3)	the Company shall cease to be a Subsidiary of the Parent Company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Closing Date” means the date on which the notes are originally issued under the indentures.

“Collateral” means all of the tangible and intangible property and assets of the Parent Company, the Company and the Subsidiary Guarantors, whether now existing or hereafter acquired, including, without limitation, all of the capital stock (or other ownership interests) of the Company and each Subsidiary of the Parent Company and the Company, in each case, existing on the Closing Date or thereafter created or acquired, but, in any case, only to the extent that the inclusion of the capital stock of each such Subsidiary shall mean the aggregate principal amount, par value, book value as carried by the Company or the market value, whichever is the greatest (the “Applicable Value”), of any such capital stock of any such Subsidiary is not equal to or greater than 20% of the aggregate principal amount of the 2011 notes outstanding, provided that “Collateral” shall not include the Excluded Collateral.

“Common Stock” means, with respect to any Person, such Person’s equity other than Preferred Stock of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such common stock, including any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) thereof.

“Consolidated EBITDA” means, for any period and with respect to any Person, Adjusted Consolidated Net Income of such Person for such period:

(1)	plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(A)	Consolidated Interest Expense;

(B)	income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets);

(C)	depreciation expense;

(D)	amortization expense; and

(E)	all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP; and

(2)	solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (4)(C) of the first paragraph of the “Limitation on Restricted Payments” covenant, less (to the extent not otherwise reduced in accordance with GAAP) the aggregate amount of deposits made by such Person and its Restricted Subsidiaries after the Existing High Yield Closing Date in connection with proposed Asset Acquisitions that are forfeited by such Person or any of its Restricted Subsidiaries; provided, however, that if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to:

(A)	the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by;

(B)	the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by such Person or any of its Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period and with respect to any Person, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net costs associated with Interest Rate Agreements; and interest on Indebtedness that is Guaranteed or secured by such Person or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations, in each case that is paid, accrued or scheduled to be paid or to be accrued by such Person and its Restricted Subsidiaries during such period; excluding, however,

(1)	in calculating Consolidated EBITDA, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof) and

(2)	any premiums, fees and expenses (and any, amortization thereof) payable in connection with the offering of the notes, all as determined on a consolidated basis, (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

“Consolidated Leverage Ratio” means, on any Transaction Date and with respect to any Person, the ratio of:

(1)	the aggregate amount of Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to;

(2)	the aggregate amount of Consolidated EBITDA for such Person and its Restricted Subsidiaries for the then most recent four fiscal quarters for which such Person’s (or, in the case of the Company, the Parent Company’s) financial statements have been filed with the SEC or provided to the trustee pursuant to the “SEC Reports and Reports to Holders” covenant (such four fiscal quarter period being the “Four Quarter Period”); provided, that in making the foregoing calculation:

(A)	pro forma effect shall be given to any Indebtedness to be Incurred or repaid on the Transaction Date;

(B)	pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the Four Quarter Period through the Transaction Date (the “Reference Period”), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(C)	pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into such Person or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.

“Credit Agreements” means credit agreements, vendor financings, or similar facilities or other evidences of indebtedness of the Parent Company, the Company and any Restricted Subsidiary for the Incurrence of Indebtedness, including letters of credit and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Discharge of Priority Lien Obligations” means termination of all commitments to extend credit that would constitute Priority Lien Debt, payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (except undrawn letters of credit), discharge or cash collateralization (in compliance with the relevant Priority Lien Documents) of all letters of credit outstanding under any Priority Lien Debt, and payment in full in cash of all other Priority Lien Obligations (except Unasserted Contingent Obligations) that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1)	required to be redeemed prior to the Stated Maturity of the notes;

(2)	redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or

(3)	convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes;

provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes Upon a Change of Control” covenants and such Capital Stock, or the agreements or instruments governing the redemption rights thereof, specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the

Company’s repurchase of such notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes Upon a Change of Control” covenants described above.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than (a) a Foreign Restricted Subsidiary or (b) a Subsidiary of a Foreign Restricted Subsidiary.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Collateral” means:

(1)	the capital stock of or ownership interests in any Subsidiary not constituting a Subsidiary Guarantor;

(2)	any real property (whether owned or leased) with a fair market value of less than $7,500,000;

(3)	certain licensing agreements (including trademark and tradename licensing arrangements with affiliates of the Parent Company and fiber licensing agreements), leases and rights of entry; and

(4)	any assets as to which the right or ability of the Parent Company, the Company or any Subsidiary Guarantor to pledge or encumber the same is (a) restricted by agreement with a third party or for which the consent or approval of a third party has not been or cannot be obtained, or (b) prohibited by applicable law or regulation.

In addition, in the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company or the Parent Company due to the fact that such Subsidiary’s capital stock or other securities secure the 2011 notes, then the capital stock or other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral (and thus shall be deemed to be Excluded Collateral) but only to the extent necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of the 2011 notes, to the extent necessary to release the 2011 Note Liens on the shares of capital stock or other securities that are so deemed to no longer constitute part of the Collateral.

“Existing High Yield Closing Date” means July 21, 1998.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; provided that for purposes of clause (8) of the second paragraph of the “Limitation on Indebtedness” covenant:

(1)	the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock; and

(2)	in the event the aggregate fair market value of any other property (other than cash or cash equivalents) received by the Company or the Parent Company, as applicable, exceeds $15 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the trustee.

“Foreign Restricted Subsidiaries” means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“Former Parent Companies” means Time Warner Inc., Advance/Newhouse Partnership and the Affiliates of each of the foregoing.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting

Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indentures shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indentures shall be made without giving effect to (1) the amortization of any expenses incurred in connection with the offering of the notes and (2) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17 or Financial Accounting Standards Board Nos. 141 and 142.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided, however, that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5)	all Capitalized Lease Obligations of such Person;

(6)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7)	all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8)	to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements; and

(9)	Indebtedness or obligations of a Person for cash management services benefiting such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided

(A)	that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP,

(B)	that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest, and

(C)	that Indebtedness shall not include any liability for federal, state, local or other taxes.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date of the 2011 indenture, between the Priority Lien Agent and the trustee on behalf of the holders of the 2011 Note Obligations.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Closing Date and end on and include May 14, 2004.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the Parent Company’s balance sheet or those of the Company or any Restricted Subsidiary) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

(1)	the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2)	the fair market value of the Capital Stock (or any other Investment) held by the Parent Company, the Company or any Restricted Subsidiary, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments.

For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described above:

(1)	“Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to the Parent Company, the Company or any Restricted Subsidiary)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(2)	the fair market value of the assets (net of liabilities (other than liabilities to the Parent Company, the Company or any Restricted Subsidiary)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

(3)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

“Lenders” means, at any time, the parties to any Credit Agreement then holding or beneficially owning (or committed to provide) bonds, loans, letters of credit or other extensions of credit that constitute (or when provided will constitute) Priority Lien Debt outstanding under such Credit Agreement.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for three-month periods beginning on the first day of such Interest Period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the first day of such Interest Period. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the first day of such Interest Period. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“London Banking Day” is any day in which dealings in United States dollars are transacted or with respect to any future date, are expected to be transacted in the London interbank market.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means,

(1)	with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Parent Company, the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

(A)	brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

(B)	provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Parent Company and its Restricted Subsidiaries, taken as a whole,

(C)	payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (i) is secured by a Lien on the property or assets sold or (ii) is required to be paid as a result of such sale, and

(D)	appropriate amounts to be provided by the Parent Company, the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post employment benefit liabilities, liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and

(2)	with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Parent Company, the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys’ fees, accountants’ fees, underwriters’ or initial purchasers’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligor” means a Person obligated as an issuer or guarantor of the notes.

“Offer to Purchase” means an offer to purchase notes by the Company from the holders commenced by mailing a notice to the trustee and each holder stating:

(1)	the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

(2)	the purchase price and the date of purchase (which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3)	that any note not tendered will continue to accrue interest pursuant to its terms;

(4)	that, unless the Company defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5)	that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

(6)	that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased;

(7)	that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided, however, that each note purchased and each new note issued shall be in a principal amount of $1,000 or an integral multiple thereof; and

(8)	in the event of an Offer to Purchase as a result of the occurrence of a Change of Control Triggering Event exclusively, the circumstances and relevant facts regarding such Change of Control Triggering Event, including information with respect to pro forma historical income, cash flow and capitalization, after giving effect to the Change of Control Triggering Event.

On the Payment Date, the Company shall:

(A)	accept for payment on a pro rata basis notes of the applicable series or portions thereof tendered pursuant to an Offer to Purchase;

(B)	deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

(C)	deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officers’ Certificate specifying the notes or portions thereof accepted for payment by the Company.

The Paying Agent shall promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the trustee shall promptly authenticate and mail to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided, however, that each note purchased and each new note issued shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase notes pursuant to an Offer to Purchase.

“Permitted Investment” means:

(1)	an Investment in the Parent Company, the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to the Parent Company, the Company, or a Restricted Subsidiary; provided, however, that such Person’s primary business is related, ancillary or complementary to the businesses of the Parent Company, the Company and the Restricted Subsidiaries on the date of such Investment;

(2)	Temporary Cash Investments;

(3)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4)	stock, obligations or securities received in settlement of Indebtedness Incurred in the ordinary course of business, upon foreclosure of a Lien created in the ordinary course of business or in satisfaction of judgments, including in connection with a bankruptcy proceeding;

(5)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(6)	Interest Rate Agreements and Currency Agreements designed solely to protect the Parent Company, the Company or any Restricted Subsidiary against fluctuations in interest rates or foreign currency exchange rates;

(7)	loans or advances to the Parent Company’s or the Company’s officers or employees or those of any Restricted Subsidiary that do not in the aggregate exceed $2 million at any time outstanding; and

(8)	Investments in any Person that is engaged in the telecommunications business and that is not the Parent Company’s or the Company’s Affiliate or a Related Person.

“Permitted Liens” means

(1)	Liens to secure Indebtedness permitted under clauses (1) and (11) of the second paragraph of the “Limitations on Indebtedness” covenant;

(2)	Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3)	statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(4)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(5)	Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(6)	easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the business of the Parent Company, the Company and the Restricted Subsidiaries, taken as a whole;

(7)	Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date, provided, however, that

(A)	such Lien is created solely for the purpose of securing Indebtedness Incurred in accordance with the “Limitation on Indebtedness” covenant described above, to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration and all transaction costs related to the foregoing) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property,

(B)	the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and

(C)	any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(8)	leases or subleases granted to others that do not materially interfere with the business of the Parent Company, the Company and the Restricted Subsidiaries, taken as a whole;

(9)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Parent Company, the Company or the Restricted Subsidiaries relating to such property or assets;

(10)	any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

(11)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(12)	Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided, however, that such Liens do not extend to or cover any property or assets of the Parent Company, the Company or any Restricted Subsidiary other than the property or assets acquired;

(13)	Liens in favor of the Parent Company, the Company or any Restricted Subsidiary;

(14)	Liens arising from the rendering of a final judgment or order against the Parent Company, the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

(15)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(16)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(17)	Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Parent Company, the Company or any Restricted Subsidiary from fluctuations in interest rates or foreign currency exchange rates;

(18)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent Company, the Company or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of the Parent Company, the Company or such Restricted Subsidiary, as applicable, prior to the Closing Date;

(19)	Liens on or sales of receivables;

(20)	(A) solely under the 2011 indenture (but not the 2014 indenture), Liens created for the benefit of, or to secure, the 2011 notes or the Parent Guarantee or the Subsidiary Guarantees, in each case, with respect to the 2011 notes (including Liens resulting from the defeasance of the obligations of the Obligors with respect to the 2011 notes), and (B) solely under the 2014 indenture (but not the 2011 indenture), Liens created for the benefit of, or to secure, the 2011 notes or the 2014 notes or the Parent Guarantee or the Subsidiary Guarantee, in each case, with respect to the 2011 notes or the 2014 notes (including Liens resulting from the defeasance of the obligations of the Obligors with respect to the 2011 notes or the 2014 notes);

(21)	Liens that secure Indebtedness with an aggregate principal amount not in excess of $10 million at any time outstanding;

(22)	Liens existing on the Closing Date;

(23)	Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of the “Limitation on Indebtedness” covenant; provided, however, that such Liens do not extend to or cover any property or assets of the Parent Company, the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(24)	solely under the 2014 indenture (but not the 2011 indenture), Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the “Limitation on Indebtedness” covenant; and

(25)	solely under the 2014 indenture (but not the 2011 indenture), Liens on any assets of the Parent Company, the Company or any Restricted Subsidiary provided that effective provision shall have been made for all the 2014 notes and all other amounts due under the 2014 indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the 2014 notes, prior to) the obligation or liability secured by such Liens.

“Person” means, an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means, with respect to any Person, Capital Stock issued by such Person that is entitled to preference or priority over one or more series or classes of other Capital Stock issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Priority Lien” means, to the extent securing Priority Lien Obligations, a Lien granted to any holder, or representative of holders, of Priority Lien Obligations as security for Priority Lien Obligations.

“Priority Lien Agent” means the Agent or, after all Credit Agreements and all commitments to extend credit thereunder have been terminated, all letters of credit (if any) issued under the Credit Agreements have been discharged or cash collateralized in accordance with the terms thereof, and all Priority Lien Obligations (except Unasserted Contingent Obligations) outstanding under all Credit Agreements have been paid in full in cash, a single representative of all holders of Priority Liens most recently designated by the Company in an Officer’s Certificate delivered to the trustee or the successor of such representative in its capacity as such.

“Priority Lien Debt” means Indebtedness under clauses (1) and (11) of the second paragraph of the “Limitations on Indebtedness” covenant.

“Priority Lien Documents” means the documentation relating to any Priority Lien Debt including, without limitation, all Credit Agreements, the Priority Lien Security Documents and all other agreements governing, securing or relating to any Priority Lien Obligations.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations of the Company, the Parent Company or any Subsidiary Guarantor under the Priority Lien Documents.

“Priority Lien Security Documents” means one or more security agreements, pledge agreements, collateral assignment, mortgages, deed of trust or other grants or transfers for security executed and delivered by the Company, the Parent Company or any Subsidiary Guarantor creating a Lien upon property owned or to be acquired by the Company, the Parent Company or such Subsidiary Guarantor in favor of any holder or holders of Priority Lien Debt, or any trustee, agent or representative acting for any such holders, as security for any Priority Lien Obligations.

“Rating Categories” means:

(1)	with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);

(2)	with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(3)	the equivalent of any such category of S&P or Moody’s used by another Rating Agency.

In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and — for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB— to B+, will constitute a decrease of one gradation).

“Rating Decline” means (i) a decrease of one or more gradations (including gradations within Rating Categories as well as between Rating Categories) in the rating of the notes by both Moody’s and S&P or (ii) a withdrawal of the rating of the notes by Moody’s and S&P, in each case, directly as a result of a Change of Control; provided, however, that such decrease or withdrawal occurs on, or within 45 days following, the date of public notice of the occurrence of a Change of Control or of the intention by the Company, the Parent Company or a stockholder of the Company or the Parent Company, as applicable, to effect a Change of Control, which period shall be extended so long as the rating of the notes relating to the Change of Control as noted by the Rating Agency is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Related Person” means, as applied to any Person, any other Person directly or indirectly owning

(1)	10% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the outstanding equity interest in such Person) or

(2)	10% or more of the combined outstanding voting power of the voting stock of such Person, and all Affiliates of any such other Person.

“Representative Amount” means a principal amount of not less than U.S. $1,000,000 for a single transaction in the relevant market at the relevant time.

“Restricted Subsidiary” means any of the Parent Company’s or the Company’s Subsidiaries other than an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Agreement” means the Collateral Agreement to be dated as of the Closing Date with respect to the security interests in the Collateral.

“Security Documents” means, collectively, the Security Agreement and all other mortgages, deeds of trust, pledge agreements, collateral assignments, security agreements, fiduciary transfers, debentures or other instruments evidencing or creating any security interests in favor of the trustee in all or any portion of the Collateral, in each case, as amended, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, in accordance with the terms thereof.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries,

(1)	for the Parent Company’s most recent fiscal year, accounted for more than 10% of the consolidated revenue of the Parent Company and its Restricted Subsidiaries; or

(2)	as of the end of such fiscal year, was the owner of more than 10% of the Parent Company’s consolidated assets and those of its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Parent Company for such fiscal year.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, and its successors.

“Stated Maturity” means,

(1)	with respect to the notes, the date specified in such notes as the fixed date on which the final installment of principal of such notes is due and payable; and

(2)	with respect to any scheduled installment of principal of or interest on any notes, the date specified in such notes as the fixed date on which such installment is due and payable.

“Strategic Subordinated Indebtedness” means the Parent Company’s or the Company’s Indebtedness Incurred to finance the acquisition of a Person engaged in a business that is related, ancillary or complementary to the business conducted by the Parent Company, the Company or any Restricted Subsidiary, which Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred:

(1)	is expressly made subordinate in right of payment to the Parent Guarantee or the notes, as applicable; and

(2)	in the case of Indebtedness incurred by the Company, provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of the Company’s obligations under the notes; provided, however, that such Indebtedness may provide for and be repaid at any time from the proceeds of the sale of the Parent Company’s or the Company’s Capital Stock (other than Disqualified Stock) or other of the Parent Company’s or the Company’s Indebtedness which by its terms, or by the terms of any agreement or instrument pursuant to which such other Indebtedness is Incurred, meets clauses (1) and (2) above after the Incurrence of such Indebtedness.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding voting stock is owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person.

“Subsidiary Guarantee” means a Guarantee on the terms set forth in the indentures by a Subsidiary Guarantor of the Company’s obligations under the notes.

“Subsidiary Guarantor” means each Domestic Restricted Subsidiary (other than the Company) and any other Person that becomes a Subsidiary Guarantor pursuant to the covenant described under “— Certain Covenants — Future Subsidiary Guarantors”; provided, however, that the following Subsidiaries shall not be Subsidiary Guarantors:

(1)	Subsidiaries, whether now existing or hereafter formed, for which proper regulatory approvals for the incurrence of (A) with respect to the 2011 notes, Priority Lien Obligations or 2011 Note Obligations or (B) with respect to the 2014 notes, obligations under the related Subsidiary Guarantees has not been or cannot be obtained;

(2)	Subsidiaries, in the aggregate, whose assets are less than 5% of the consolidated assets of the Parent Company and its consolidated Subsidiaries (including the Company) as shown on the most recent consolidated financial statements of the Parent Company; and

(3)	Subsidiaries whose capital stock or substantially all of whose assets have been permissively disposed of under the terms of the Priority Lien Documents.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

“Temporary Cash Investment” means any of the following:

(1)	direct obligations of the United States of America or any agency thereof or obligations fully, and unconditionally guaranteed by the United States of America or any agency thereof;

(2)	time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)	commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than the Parent Company’s Affiliate) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(5)	securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(6)	corporate debt securities with maturities of eighteen months or less from the date of acquisition and with a rating at the time as of which any Investment therein is made of “A3” (or higher) according to Moody’s or “A—” (or higher) according to S&P;

(7)	securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank organized under the laws of the United States or any state thereof and having a combined capital and surplus of not less than $500 million; and

(8)	money market funds sponsored by a registered broker dealer or mutual fund distributor at least 95% of the assets of which are invested in the foregoing.

“Trade Payables” means, with respect to any Person, any Accounts payable or any other Indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Parent Company or the Company, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Unasserted Contingent Obligations” means, at any time, obligations for taxes, costs, indemnifications, reimbursements, damages or other liabilities (except (i) the principal of and interest and premium (if any) on, and fees relating to, any Indebtedness and (ii) contingent obligations to reimburse the issuer of an outstanding letter of credit for amounts that may be drawn or paid thereunder) in respect of which no claim or demand for payment has been made at such time.

“Unrestricted Subsidiary” means

(1)	any Subsidiary of the Company or the Parent Company (other than a Subsidiary that is the Company) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company or the Parent Company, as applicable, in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company or the Parent Company may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary but excluding, in the case of any such designation by the Parent Company, the Company) of the Company or the Parent Company, as applicable, to be an Unrestricted Subsidiary unless such Subsidiary owns any of the Capital Stock of the Company or the Parent Company, as applicable, or owns or holds any Lien on any property of the Company or the Parent Company, as applicable, or any Restricted Subsidiary of the Company or the Parent Company, as applicable; provided, however, that

(A)	any Guarantee by the Company or the Parent Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company, the Parent Company or such Restricted Subsidiary at the time of such designation;

(B)	either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant; and

(C)	if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants.

The Board of Directors of the Company or the Parent Company may designate any Unrestricted Subsidiary of the Company or the Parent Company, as applicable, to be a Restricted Subsidiary; provided, however, that

(i)	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(ii)	all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the indentures.

Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which it is full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of such U.S. Government Obligation or the specific payment of interest on or principal of such U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person or any combination thereof.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following description of certain indebtedness we have does not purport to be complete and is qualified in its entirety by reference to the provisions of the various agreements and indentures related thereto, copies of which have been filed with the SEC and to which reference is hereby made.

New Revolving Credit Facility

In February 2004, we entered into a new Senior Secured Revolving Credit Facility (“Revolver”) with Lehman Commercial Paper Inc., Morgan Stanley Senior Funding, Inc., Bear, Stearns Corporate Lending Inc. and Wachovia Bank, National Association, whom we refer to as the initial lenders, and Lehman Brothers Inc. and Morgan Stanley Senior Funding, Inc., as joint-lead arrangers and joint bookrunners, which allows us to borrow up to $150 million.

The following is a summary of certain of the provisions of the new revolving credit facility. As a summary it does not purport to be complete.

All loans made under the new revolving credit facility are due on the fifth anniversary of the closing of the final documentation, except that, if the 9 ¾% senior notes due July 15, 2008 remain outstanding on April 14, 2008, the loans under the new revolving credit facility will instead be due on April 14, 2008. The Company is the borrower under the new revolving credit facility. The Company’s obligations under the new facility are guaranteed by all of the Parent Company’s and the Company’s direct and indirect domestic subsidiaries, including future subsidiaries but excluding subsidiaries for which we may not be able to obtain timely regulatory approvals and subsidiaries that together have assets totaling less than 5% of the Parent Company’s consolidated assets. The Company’s obligations under the new revolving credit facility are secured by perfected first priority security interests in substantially all (subject to exceptions) of the Parent Company’s, the Company’s and such subsidiaries’ tangible and intangible assets and by a pledge by the Parent Company of the Company’s capital stock and by a pledge of equity interests of each of the domestic subsidiaries (with exceptions for subsidiaries for which regulatory approval is not obtained and the 5% limitation described above).

The new revolving credit facility contains customary representations and warranties and affirmative and negative covenants. Some financial covenants are effective only upon the initial drawing under the credit facility, such as a minimum interest coverage ratio, a maximum total net debt leverage ratio, a maximum first lien secured net debt leverage ratio and a maximum annual capital expenditure limit. Furthermore, the revolving credit facility contains restrictions on the ability of the Parent Company, the Company and our subsidiaries to, among other things:

(1)	dispose of assets;

(2)	incur additional indebtedness;

(3)	incur guaranty obligations;

(4)	pay dividends;

(5)	make capital distributions;

(6)	create liens on assets;

(7)	make investments or capital expenditures;

(8)	make acquisitions;

(9)	engage in sale-leaseback transactions;

(10)	engage in mergers or consolidations, liquidations and dissolutions; and

(11)	engage in certain transactions with affiliates.

The new revolving credit facility contains customary events of default, including:

(1)	nonpayment of principal when due;

(2)	nonpayment of interest, fees or other amounts after a grace period;

(3)	inaccuracy of representations and warranties;

(4)	violation of covenants, subject to grace periods;

(5)	certain bankruptcy events and cross-defaults to other indebtedness (including the notes) relating to the Parent Company, the Company and their material subsidiaries;

(6)	change of control events comparable to those applicable to the notes; and

(7)	material judgments, termination of certain agreements, and certain ERISA-related events.

The Parent Company and the Company have agreed to indemnify the lenders under the revolving credit agreement against certain losses. The first priority security interests securing the Company’s obligations under the new revolving credit facility is senior to the security interests securing the Company’s obligations under the 2011 notes. See “Risk Factors — Risks Relating to an Investment in the Notes.”

10 1/8% Senior Notes

The Parent Company has outstanding $400 million in aggregate principal amount of 10 1/8% senior notes due February 1, 2011. For purposes of this section only, “obligor” refers to the Parent Company.

The 10 1/8% senior notes are unsecured unsubordinated obligations ranking equally in right of payment with all existing and future unsubordinated indebtedness and are senior in right of payment to all subordinated indebtedness of the obligor. Interest on the 10 1/8% senior notes accrues at the rate of 10 1/8% per annum payable semi-annually on February 1 and August 1. The 10 1/8% senior notes will be subject to redemption at the option of the obligor, in whole or in part, at any time on or after July 15, 2006, initially at 105.063% of their principal amount and declining to 100% of their principal amount at maturity on or after July 15, 2009, plus accrued and unpaid interest to the applicable redemption date. Upon the occurrence of a change of control as defined in the indenture for the 10 1/8% senior notes, the obligor must commence an offer to purchase the 10 1/8% senior notes then outstanding at a purchase price of 101% of their principal amount; provided that the obligor is not required to commence an offer to purchase if, at any time within 30 days of the later of the occurrence of the change of control and the end of the change of control period, the 10 1/8% senior notes are rated investment grade (as defined in the indenture). See “Description of Notes — Repurchase of Notes upon a Change of Control.”

The indenture limits, and in some circumstances prohibits, the ability of the Parent Company (and its restricted subsidiaries) to:

(1)	incur additional debt;

(2)	pay dividends;

(3)	make investments or other restricted payments;

(4)	engage in sale-leaseback transactions;

(5)	engage in transactions with stockholders and affiliates;

(6)	guarantee debts;

(7)	create liens;

(8)	sell assets;

(9)	issue or sell capital stock of subsidiaries; and

(10)	engage in a merger, sale or consolidation.

The indenture also provides for the repayment of subordinated debt prior to maturity with the net proceeds of any offering of common stock or equivalent interests of the Parent Company.

The events of default under the 10 1/8% senior notes indenture include the following:

(1)	failure to pay interest upon any note when it becomes due and payable, and continuance of such default for a period of 30 days;

(2)	failure to pay the principal of (or premium, if any, on) any note at its maturity;

(3)	failure to pay the redemption price or the repurchase price when and as due;

(4)	failure to perform any covenant or agreement in the 10 1/8% senior notes indenture which continues for 30 days after written notice;

(5)	certain defaults under any mortgage, indenture or instrument of indebtedness of the Parent Company or any of its subsidiaries (or the payment of which is guaranteed by the Parent Company or any of its subsidiaries);

(6)	imposition of certain judgments or decrees against the Parent Company or any subsidiary; and

(7)	certain events of bankruptcy, insolvency or reorganization of the Parent Company or certain subsidiaries.

9 ¾% Senior Notes

The Parent Company has outstanding $400 million in aggregate principal amount of 9 ¾% senior notes due July 15, 2008. The 9 ¾% senior notes are unsecured unsubordinated obligations ranking equally in right of payment with all existing and future unsubordinated indebtedness and senior in right of payment to all subordinated indebtedness of the Parent Company. Interest on the 9 ¾% senior notes accrues at the rate of 9 ¾% per annum payable semi-annually on January 15 and July 15. The 9 ¾% senior notes are subject to redemption at the option of the Parent Company, in whole or in part, currently at 104.875% of their principal amount and declining to 100% of their principal amount on or after July 15, 2006, plus accrued and unpaid interest to the applicable redemption date. Upon the occurrence of a change of control as defined in the indenture for the 9 ¾% senior notes, the Parent Company must commence an offer to purchase the 9 ¾% senior notes then outstanding at a purchase price of 101% of their principal amount; provided that the Parent Company is not required to commence an offer to purchase if, at any time within 30 days of the later of the occurrence of the change of control and the end of the change of control period, the 9 ¾% senior notes are rated investment grade (as defined in the indenture). See “Description of Notes — Repurchase of Notes upon a Change of Control.”

The indenture limits, and in some circumstances prohibits, the ability of the Parent Company (and its restricted subsidiaries) to:

(1)	incur additional debt;

(2)	pay dividends;

(3)	make investments or other restricted payments;

(4)	engage in transactions with stockholders and affiliates;

(5)	create liens;

(6)	sell assets;

(7)	issue or sell capital stock of subsidiaries; and

(8)	engage in a merger, sale or consolidation.

The indenture also provides for the repayment of subordinated debt prior to maturity with the net proceeds of any offering of common stock or equivalent interests of the Parent Company.

The events of default under the 9 ¾% senior notes indenture include the following:

(1)	failure to pay interest upon any note when it becomes due and payable, and continuance of such default for a period of 30 days;

(2)	failure to pay the principal of (or premium, if any, on) any note at its maturity;

(3)	failure to pay the redemption price or the repurchase price when and as due;

(4)	failure to perform any covenant or agreement in the 9 ¾% senior notes indenture which continues for 30 days after written notice;

(5)	certain defaults under any mortgage, indenture or instrument of indebtedness of the Parent Company or any of its subsidiaries (or the payment of which is guaranteed by the Parent Company or any of its subsidiaries);

(6)	imposition of certain judgments or decrees against the Parent Company or any subsidiary; and

(7)	certain events of bankruptcy, insolvency or reorganization of the Parent Company or certain subsidiaries.

DESCRIPTION OF CAPITAL STOCK

The capital stock of Time Warner Telecom Holdings Inc. consists of 200 shares of common stock, with no par value. Holders of the common stock are entitled to one vote per share at all meetings of stockholders. Dividends that may be declared on the common stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights, nor are there any redemption or sinking fund provisions and there is no liability to further calls or to assessments by Time Warner Telecom Holdings Inc. There are 100 shares of common stock issued and outstanding, and all shares are held by Time Warner Telecom Inc.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain of the expected material United States federal income tax considerations with respect to the new notes relevant to each registered holder who, except as noted below, is a U.S. holder of the old notes, and who:

(1)	purchased the old notes from Time Warner Telecom Holdings Inc. for cash,

(2)	exchanges the old notes for new notes in this exchange offer, and

(3)	holds the old notes and the new notes as capital assets.

The term “U.S. holder” means a beneficial owner of a new note that is, for U.S. federal income tax purposes,

(1)	an individual who is a citizen or resident of the United States,

(2)	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any U.S. state or the District of Columbia,

(3)	an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

(4)	a trust if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all substantial decisions of such trust.

This discussion does not purport to deal with the tax consequences of owning the new notes to all categories of investors, some of which, such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities, investors who own 5% or more of our shares, and investors whose functional currency is not the U.S. dollar, may be subject to special rules. We advise prospective holders of new notes to consult their own tax advisors concerning the overall tax consequences arising in their own particular situations under U.S. federal, state, local or foreign law of the ownership of the new notes.

Federal Income Tax Considerations

This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing, temporary and proposed Treasury regulations promulgated under the I.R.C., and administrative and judicial interpretations of the I.R.C. and the regulations under it, all as in effect or proposed on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address the tax consequences to subsequent purchasers of new notes and is limited to purchasers who hold the new notes as capital assets within the meaning of section 1221 of the I.R.C. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular registered holders in light of their personal circumstances, including, for example, persons subject to the alternative minimum tax provisions of the I.R.C., or to certain types of initial purchasers, such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons holding new notes as part of a hedging or conversion transaction, straddle or other risk reduction transactions or U.S. expatriates or persons who have hedged the risk of owning a senior note, and purchasers whose functional currency is not U.S. dollars. This discussion also does not address any aspect of foreign, state or local tax law, or U.S. federal estate and gift tax law.

Holders are urged to consult their own tax advisors as to the particular tax consequences to them of the exchange, ownership and disposition of the new notes, including the applicability of any U.S. federal tax laws or any foreign, state or local tax laws, and any changes or proposed changes in applicable tax laws or interpretations of them.

U.S. Federal Income Taxation of the Exchange of Old Notes for New Notes

The federal income tax regulations provide that gain or loss is realized on the sale of property or on the “exchange of property for other property differing materially, either in kind or in extent.” Treas. Reg. Section 1.1001-1(a). In 1991, the United State Supreme Court reviewed this regulation in Cottage Savings Association v. Commissioner, 499 U.S. 554 (1991). In Cottage, a savings and loan association engaged in a series of purchases and sales of mortgage participation interests. In each transaction, the taxpayer sold mortgage participation interests to another financial institution and purchased substantially identical mortgage participation interests from the other institution. Although cast as sales and purchases, the holders exchanged mortgage participation interests. The taxpayer treated the exchanges as realization events under section 1001 of the I.R.C. and claimed losses. The I.R.S. sought to disallow the losses on the ground that the exchanged properties were economically equivalent and thus did not differ materially within the meaning of Section 1.1001-1(a) of the regulations.

The Court held that the taxpayer had realized a loss. After concluding that Section 1.001-1 of the regulations is a reasonable interpretation of section 1001(a) of the I.R.C., the Court determined that, because the participation interests exchanged by the taxpayer were derived from loans made to different obligors and secured by different homes, the exchanged interests embodied legally distinct entitlements and therefore were materially different. Thus, the transaction resulted in a taxable sale or disposition under section 1001 of the I.R.C.

In response to the issues raised by the Cottage decision, and in an effort to provide certainty, the I.R.S. issued regulations under section 1001 of the I.R.C. to deal explicitly with the modification of debt instruments. The regulations define when a modification will be deemed to be an exchange of the original instrument or a modified instrument that differs materially either in kind or in extent.

The new regulations are found in Treas. Reg. Section 1.1001-3. Under the general rule, a “significant modification” of a debt instrument is treated as an exchange of the original instrument for a modified instrument that differs materially either in kind or extent. Modifications that are not significant modifications are not exchanges.

Taxation of Interest

This discussion assumes that the new notes will be treated as debt, not equity, for U.S. federal income tax purposes. Interest paid or accrued on a new note will be taxable to a U.S. holder as ordinary interest income, generally at the time it is received or accrued, in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes.

We intend to take the position, which generally will be binding on all U.S. holders, that the new notes are not issued with “OID,” or original issue discount, for U.S. federal income tax purposes and that no amounts other than stated interest will be treated as interest. This position is based on the assumption that the price at which the new notes are sold to the public will equal their face amount, or will be within the de minimis exception for OID. This position also is based on the view that the likelihood of the payment of liquidated damages, as of the date the new notes are issued, is remote. In the unlikely event that liquidated damages are paid, then such liquidated damages may be treated as OID, includable by a U.S. holder in income as such interest accrues, in advance of receipt of any cash payment of such interest.

Sale, Redemption or Retirement of the New Notes

Upon the sale, redemption, retirement at maturity or other taxable disposition of a new note, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between

(1)	the sum of cash plus the fair market value of all other property received on disposition, except to the extent such cash or property is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary income, and

(2)	the U.S. holder’s tax basis in the new note, which is generally its cost.

Gain or loss recognized on the disposition of a new note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of disposition, the new note had been held for more than one year. In the case of a U.S. holder who is an individual, the maximum long-term capital gains rate is 20%.

Backup Withholding and Information Reporting

Information reporting requirements may apply to certain payments made by a U.S. paying agent or other U.S. intermediary of principal, premium, if any, and interest on a new note and to proceeds of the sale or other disposition of a new note. In addition, backup withholding at the rate of 31% may apply to these payments if a U.S. holder fails to furnish its taxpayer identification number, which is its social security or employer identification number, certify that the number is correct, certify that the U.S. holder is not subject to backup withholding or otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. holders, including corporations, generally are not subject to backup withholding and information reporting. Recently issued Treasury Regulations modify some of the certification requirements for backup withholding. These modifications generally will apply to payments made after December 31, 1998. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder generally will be allowed as a credit against the U.S. holder’s U.S. federal income tax and may entitle the U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

U.S. Federal Income Taxation of Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a new note that is not a U.S. holder. We refer to these holders as “non-U.S. holders.”

Payment of Interest on New Notes

Payment of interest on the new notes to a non-U.S. holder generally will be exempt from U.S. federal income and withholding tax if the interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and the non-U.S. holder:

(1)	does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Time Warner Telecom Holdings Inc.;

(2)	is not a controlled foreign corporation with respect to which Time Warner Telecom Holdings Inc. is a “related person” within the meaning of the I.R.C.; and

(3)	certifies, under penalties of perjury, that the holder is not a U.S. person and provides the holder’s name and address.

Sale, Redemption or Retirement of the New Notes

A non-U.S. holder generally will not be subject to U.S. federal income tax, and generally no tax will be withheld, with respect to gain realized on the sale, redemption, retirement at maturity or other disposition of a new note unless:

(1)	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale, redemption, retirement at maturity or other disposition of the new note and certain other conditions are met; or

(2)	the gain is treated as effectively connected with a U.S. trade or business conducted by the non-U.S. holder.

Withholding, Reporting and Certification Requirements

New regulations effective for payments made after December 31, 1999, do not alter the substantive withholding and incorporation reporting requirements, but unify current certification procedures regarding withholding, backup withholding and information reporting on certain amounts paid to persons other than “United States persons” within the meaning of the I.R.C. Prospective investors should consult their tax advisors concerning the effect, if any, of these new regulations on an investment in the new notes.

THE FOREGOING SUMMARY OF UNITED STATES TAX CONSEQUENCES IS BASED ON THE APPLICABLE UNITED STATES LAW AND REGULATIONS, ADMINISTRATIVE RULINGS AND PRACTICES OF THE UNITED STATES, ALL AS THEY EXIST AS OF THE DATE OF THIS PROSPECTUS. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS THAT MAY BE RELEVANT TO PROSPECTIVE INVESTORS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2004, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by any broker-dealer. New notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the following manners:

(1)	in the over-the-counter market;

(2)	in negotiated transactions;

(3)	through the writing of options on the new notes;

(4)	through a combination of such methods of resale.

The sales may be at any of the following prices:

(1)	market prices prevailing at the time of resale;

(2)	prices related to such prevailing market prices;

(3)	negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the registered holders of the old notes) other than commissions or concessions of any brokers or dealers, and will indemnify the holders, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

We have not entered into any arrangements or understandings with any person to distribute the new notes to be received in this exchange offer.

There is no existing market for the new notes and although the new notes will be traded in the over-the-counter market, there can be no assurance as to the liquidity of any market that may develop for the new notes, the ability of the holders of the new notes to sell their new notes or the price at which holders would be able to sell their new notes. Future trading prices of the new notes will depend on many factors, including, among other things:

(1)	prevailing interest rates;

(2)	our operating results;

(3)	the market for similar securities.

The initial purchasers of the old notes have advised us that they are making a market in the old notes, and intend to make a market in the new notes, subject to the limits imposed by the Securities Act and the Exchange Act; however, they are not obligated to do so, and may discontinue such market-making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the new notes. In addition, such market-making activities may be limited during the exchange offer and the pendency of any shelf registration statement relating to the new notes.

This prospectus does not constitute an offer to purchase or a solicitation of an offer to sell any of the new notes in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Faegre & Benson LLP, Denver, Colorado, will pass upon the validity of the new notes for us.

EXPERTS

The consolidated financial statements and schedule of Time Warner Telecom Inc. at December 31, 2003 and 2002, and for each of the years in the period ended December 31, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXCHANGE AGENT

We have appointed Wells Fargo Bank, National Association as exchange agent in connection with the exchange offer. Holders should have letters of transmittal or notices of guaranteed delivery to the exchange agent as follows:

Wells Fargo Bank, National Association

Corporate Trust Services N9303-120

Attention: Jeff Rose

Sixth Street and Marquette Avenue

Minneapolis, MN 55479

Facsimile: (612) 667-9825

[OUTSIDE BACK COVER PAGE]

Dealer Prospectus Delivery Obligation

Until                     , 2004, all dealers that effect transactions in the new notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors, Managers and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145 of the DGCL also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation. Where an person is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such person against the expenses which such person actually and reasonably incurred.

Time Warner Telecom Holdings Inc.’s Certificate of Incorporation provides that Time Warner Telecom Holdings Inc. shall indemnify its officers and directors, and may indemnify its employees and agents, to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation’s certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for: (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) any transaction from which the director derived an improper personal benefit.

Time Warner Telecom Holding Inc.’s Certificate of Incorporation provides that a director shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption is not permitted under the DGCL.

Item 21.	Exhibits

(1)	See Exhibit Index immediately following the signature pages.

Item 22.	Undertakings

(A)	The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C)	The undersigned registrants hereby undertake:

(1)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(2)	To supply by means of a post-effective amendment all information concerning the merger, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Littleton, State of Colorado, on the 2nd day of July, 2004.

TIME WARNER TELECOM HOLDINGS INC.

By	/s/ Larissa Herda
Larissa Herda
Chairman of the Board, President & Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul Jones and Tina Davis, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign this registration statement and any amendments thereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 2nd day of July, 2004, by the following persons in the capacities indicated:

/s/ Larissa Herda Larissa Herda	Chairman of the Board, President & Chief Executive Officer (Principal Executive Officer)

/s/ David J. Rayner David J. Rayner	Director, Senior Vice President & Chief Financial Officer (Principal Financial Officer)

/s/ Jill Stuart Jill Stuart	Vice President, Accounting & Finance (Principal Accounting Officer)

/s/ Paul B. Jones Paul B. Jones	Director, Sr. Vice President, General Counsel & Regulatory Policy

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Littleton, State of Colorado, on the 2nd day of July, 2004.

TIME WARNER TELECOM INC.

By	/s/ Larissa Herda
Larissa Herda
Chairman of the Board, President & Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul Jones and Tina Davis, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign this registration statement and any amendments thereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 2nd day of July, 2004, by the following persons in the capacities indicated:

/s/ Larissa L. Herda Larissa L. Herda	Chairman of the Board, President & Chief Executive Officer (Principal Executive Officer)

/s/ David J. Rayner David J. Rayner	Senior Vice President & Chief Financial Officer (Principal Financial Officer)

/s/ Jill Stuart Jill Stuart	Vice President, Accounting & Finance (Principal Accounting Officer)

Richard J. Davies	Director

/s/ Spencer B. Hays Spencer B. Hays	Director

/s/ Robert D. Marcus Robert D. Marcus	Director

/s/ Robert J. Miron Robert J. Miron	Director

/s/ Howard L. Schrott Howard L. Schrott	Director

/s/ Theodore H. Schell Theodore H. Schell	Director

Mary Agnes Wilderotter	Director

/s/ Glenn A. Britt Glenn A. Britt	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Littleton, State of Colorado, on the 2nd day of July, 2004.

TIME WARNER HOLDINGS II LLC

TIME WARNER TELECOM OF ILLINOIS LLC

TIME WARNER TELECOM OF COLORADO LLC

TIME WARNER TELECOM OF MINNESOTA LLC

TIME WARNER TELECOM OF SOUTH CAROLINA LLC

TIME WARNER TELECOM OF OHIO LLC

TIME WARNER TELECOM OF IDAHO LLC

TIME WARNER TELECOM OF NEVADA LLC

TIME WARNER TELECOM OF NEW MEXICO LLC

TIME WARNER TELECOM OF OREGON LLC

TIME WARNER TELECOM OF UTAH LLC

TIME WARNER TELECOM OF WASHINGTON LLC

TIME WARNER TELECOM OF ARIZONA LLC

TIME WARNER TELECOM OF THE MID-SOUTH LLC

By:	TIME WARNER TELECOM HOLDINGS INC. its sole member

By	/s/ Larissa Herda
Larissa Herda
Chairman of the Board, President & Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul Jones and Tina Davis, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign this registration statement and any amendments thereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 2nd day of July, 2004, by the following persons in the capacities indicated:

/s/ Larissa Herda Larissa Herda	Chairman of the Board, President & Chief Executive Officer (Principal Executive Officer)

/s/ David J. Rayner David J. Rayner	Director, Senior Vice President & Chief Financial Officer (Principal Financial Officer)

/s/ Jill Stuart Jill Stuart	Vice President, Accounting & Finance (Principal Accounting Officer)

/s/ Paul B. Jones Paul B. Jones	Director, Sr. Vice President, General Counsel & Regulatory Policy

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Littleton, State of Colorado, on the 2nd day of July, 2004.

TIME WARNER TELECOM GENERAL PARTNERSHIP TIME WARNER TELECOM OF TEXAS, L.P. TW TELECOM L.P.

By:	TIME WARNER TELECOM HOLDINGS INC. its managing general partner

By	/s/ Larissa Herda
Larissa Herda
Chairman of the Board, President & Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul Jones and Tina Davis, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign this registration statement and any amendments thereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 2nd day of July, 2004, by the following persons in the capacities indicated:

/s/ Larissa Herda Larissa Herda	Chairman of the Board, President & Chief Executive Officer (Principal Executive Officer)

/s/ David J. Rayner David J. Rayner	Director, Senior Vice President & Chief Financial Officer (Principal Financial Officer)

/s/ Jill Stuart Jill Stuart	Vice President, Accounting & Finance (Principal Accounting Officer)

/s/ Paul B. Jones Paul B. Jones	Director, Sr. Vice President, General Counsel & Regulatory Policy

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Littleton, State of Colorado, on the 2nd day of July, 2004.

TIME WARNER TELECOM OF CALIFORNIA, L.P.

TIME WARNER TELECOM OF FLORIDA, L.P.

TIME WARNER TELECOM OF WISCONSIN, L.P.

TIME WARNER TELECOM OF NORTH CAROLINA, L.P.

TIME WARNER TELECOM OF NEW JERSEY, L.P.

TIME WARNER TELECOM OF GEORGIA, L.P.

TIME WARNER TELECOM OF HAWAII, L.P.

TIME WARNER TELECOM OF INDIANA, L.P.

TIME WARNER TELECOM-NY, L.P.

By:	TIME WARNER TELECOM GENERAL PARTNERSHIP its general partner

By:	TIME WARNER TELECOM HOLDINGS INC. its managing general partner

By	/s/ Larissa Herda
Larissa Herda
Chairman of the Board, President & Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul Jones and Tina Davis, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign this registration statement and any amendments thereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 2nd day of July, 2004, by the following persons in the capacities indicated:

/s/ Larissa Herda Larissa Herda	Chairman of the Board, President & Chief Executive Officer (Principal Executive Officer)

/s/ David J. Rayner David J. Rayner	Director, Senior Vice President & Chief Financial Officer (Principal Financial Officer)

/s/ Jill Stuart Jill Stuart	Vice President, Accounting & Finance (Principal Accounting Officer)

/s/ Paul B. Jones Paul B. Jones	Director, Sr. Vice President, General Counsel & Regulatory Policy

TIME WARNER TELECOM INC.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Reorganization Agreement among Time Warner Companies, Inc., MediaOne Group, Inc., Advance/Newhouse Partnership, Time Warner Entertainment Company, L.P., and Time Warner Entertainment-Advance/Newhouse Partnership (filed as Exhibit 2.1 to Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998)*

2.2	Merger Agreement among the Company, Time Warner Telecom LLC and Time Warner Telecom Inc. (filed as Exhibit 2.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-49439))*

2.3	Asset Purchase Agreement dated as of September 11, 2000 among Time Warner Telecom Inc., GST Telecommunications, Inc., GST USA, Inc. and the other parties identified on Exhibit A thereto (filed as Exhibit 2.1 to the Company’s Report on Form 8-K dated September 18, 2000 and dated September 11, 2000).*

3.1	Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to Company’s Registration Statement on Form S-1 (Registration No. 333-49439))*

3.2	Restated By-laws of the Company (filed as Exhibit 3.2 to Company’s Registration Statement on Form S-1 (Registration No. 333-49439))*

4.1	Stockholders’ Agreement, among the Company, Time Warner Companies, Inc., American Television and Communications Corporation, Warner Communications Inc., TW/TAE Inc., FibrCom Holdings, L.P., Paragon Communications, MediaOne Group, Inc., Multimedia Communications, Inc. and Advance/Newhouse Partnership (filed as Exhibit 4.1 to Company’s Registration Statement on Form S-1 (Registration No. 333-49439))*

4.2	Amendment No. 1 to Stockholders’ Agreement among Time Warner Telecom Inc., Time Warner Companies Inc., American Television and Communications Corporation, Warner Communications Inc., TW/TAI Inc., FibrCom Holdings, L.P., MediaOne of Colorado, Inc. and Advance/Newhouse Partnerships (filed as Exhibit 4.2 to Company’s Annual Report on Form 10-K for the year ended December 31, 2003) *

4.3	Indenture between Time Warner Telecom Holdings Inc., Time Warner Telecom Inc., Subsidiary guarantors parties thereto and Wells Fargo Bank, National Association, as Trustee for Second Priority Senior Secured Floating Rate Notes due 2011 (filed as Exhibit 4.3 to Company’s Annual Report on Form 10-K for the year ended December 31, 2003) *

4.4	Indenture between Time Warner Telecom Holdings Inc., Time Warner Telecom Inc., Subsidiary guarantors parties thereto and Wells Fargo Bank, National Association, as Trustee for 9 1/4% Senior Notes due 2014 (filed as Exhibit 4.4 to Company’s Annual Report on Form 10-K for the year ended December 31, 2003) *

Exhibit No.	Description of Exhibit
4.5	Indenture between Time Warner Telecom Inc. and The Chase Manhattan Bank, as Trustee (filed as Exhibit 4 to Amendment No. 1 to the Company’s Registration Statement on Form S-3 (Registration No. 333-49818)) *

4.6	Indenture between Time Warner Telecom LLC, TWT Inc. and The Chase Manhattan Bank, as Trustee (filed as Exhibit 4.1 to Time Warner Telecom LLC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998)*

4.7	Registration Rights Agreement dated February 20, 2004 among Time Warner Telecom Holdings Inc. and Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc and Wachovia Capital Markets Inc. (filed as Exhibit 4.2 to Company’s Annual Report on Form 10-K for the year ended December 31, 2003) *

5.1	Opinion of Faegre & Benson LLP re: legality of Time Warner Telecom Holdings Inc.’s $440,000,000 aggregate principal amount of Second Priority Senior Secured Floating Rate Notes due 2011 and 9 1/4% Senior Notes due 2014

10.1	Lease between Quebec Court Joint Venture No. 2, Landlord, and Intelligent Advanced Systems, Inc., Tenant, dated June 3, 1994 (filed as Exhibit 10.1 to Time Warner Telecom LLC’s Registration Statement on Form S-1 (Registration No. 333-53553))*

10.2	Agreement for Assignment of Lease, dated September 12, 1997, between Ingram Micro Inc. and Time Warner Communications Holdings Inc. (filed as Exhibit 10.2 to Time Warner Telecom LLC’s Registration Statement on Form S-1 (Registration No. 333-53553))*

10.3	First Amendment to Lease, dated October 15, 1997, by CarrAmerica Realty, L.P. and Time Warner Communications Holdings Inc. (filed as Exhibit 10.3 to Time Warner Telecom LLC’s Registration Statement on Form S-1 (Registration No. 333-53553))*

10.4	Time Warner Telecom Inc. 1998 Stock Option Plan as amended December 8, 1999 (filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (Registration No. 333-49439))*

10.5	Employment Agreement between the Company and Larissa L. Herda (filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999)*

10.6	Employment Agreement between the Company and Paul B. Jones (filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002)*

10.7	Employment Agreement between the Company and Mark D. Hernandez (filed as Exhibit 10.19 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001)*

10.8	Employment Agreement between the Company and David J. Rayner (filed as Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002)*

10.9	Employment Agreement between the Company and John T. Blount (filed as Exhibit 10.9 to the Company’s Annual report on Form 10-K for the year ended December 31, 2002)*

10.10	Employment Agreement between the Company and Michael A. Rouleau (filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002)*

10.11	Employment Agreement between the Company and Julie A. Rich (filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002)*

Exhibit No.	Description of Exhibit
10.12	Employment Agreement between the Company and Catherine A. Hemmer (filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002)*

10.13	Employment Agreement between the Company and Robert W. Gaskins (filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002)*

10.14	Capacity License Agreement (filed as Exhibit 10.3 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1998)*

10.15	Trade Name License Agreement (filed as Exhibit 10.4 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1998)*

10.16	Amendment No. 2 to Trade Name License Agreement with Time Warner Inc. (filed as Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2003)*

10.17	Master Capacity Agreement between MCImetro Access Transmission Services, Inc. and Time Warner Communications dated September 9, 1994, as amended on September 9, 1999 and August 28, 1997 (filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (Registration No. 333-49439))*

10.18	Time Warner Telecom Inc. 2000 Employee Stock Plan (filed as Exhibit 4.3 to the Company’s Registration Statement on Form S-8, Registration No. 333-48084)*

10.19	Revolving Credit Agreement dated as of February 20, 2004 among Time Warner Telecom Inc., Time Warner Telecom Holdings Inc., Lehman Commercial Paper Inc., Morgan Stanley Senior Funding Inc., Wachovia Bank, National Association and Bear Stearnes Corporate Lending Inc. (filed as Exhibit 10.19 to Company’s Annual Report on Form 10-K for the year ended December 31, 2003) *

10.20	Purchase Agreement dated February 10, 2004, between Time Warner Telecom Inc., the Guarantors listed therein, Lehman Brothers Inc., Morgan Stanley & Co. Inc., Wachovia Capital Markets LLC, and Bear Stearnes & Co. Inc., relating to Time Warner Telecom Holdings Inc.’s $4400,000,000 aggregate principal amount Second Priority Senior Secured Floating Rate Note due 2011 and 9 1/4% Senior Notes due 2014

12.1	Calculation of ratio of earnings to fixed charges

21	Subsidiaries of the Registrant

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Faegre & Benson LLP (included in Exhibit 5.1)

24	Powers of Attorney—included with signature pages

25	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association, as trustee under the indenture, relating to the old notes and the new notes (separately bound)

99.1	Form of Letters of Transmittal

99.2	Form of Notices of Guaranteed Delivery

99.3	Form of Letters to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

99.4	Form of Letters to Clients

*	Incorporated by reference.

TIME WARNER TELCOM INC.

TIME WARNER TELCOM INC.

CONSOLIDATED AND CONDENSED BALANCE SHEETS

	March 31, 2004	December 31, 2003
	(unaudited)
	(amounts in thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$330,589	353,032
Marketable debt securities	139,570	125,561
Receivables, less allowances of $14,850 and $15,011, respectively (a)	39,750	42,969
Prepaid expenses	12,101	10,511
Deferred income taxes	19,773	22,414

Total current assets	541,783	554,487

Marketable debt securities, long term	3,895	—
Property, plant, and equipment	2,245,131	2,215,523
Less accumulated depreciation	(907,506)	(852,276)

	1,337,625	1,363,247

Deferred income taxes	38,886	36,060
Goodwill	26,773	26,773
Other assets, net of accumulated amortization (note 1)	28,885	25,316

Total assets	$1,977,847	2,005,883

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable (b)	$34,922	40,096
Deferred revenue	25,912	29,053
Accrued interest	18,995	35,078
Accrued payroll and benefits	19,008	28,402
Other current liabilities	163,547	165,585

Total current liabilities	262,384	298,214

Long-term debt and capital lease obligations (note 2)	1,248,713	1,203,383
Other long-term liabilities	6,627	6,487
Stockholders’ equity (note 1):
Preferred stock, $0.01 par value, 20,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, $0.01 par value, 277,300,000 shares authorized, 49,733,138 and 49,355,252 shares issued and outstanding as of March 31, 2004 and December 31, 2003, respectively	497	493
Class B common stock, $0.01 par value, 162,500,000 shares authorized, 65,936,658 shares issued and outstanding as of March 31, 2004 and December 31, 2003	659	659
Additional paid-in capital	1,171,071	1,169,633
Accumulated other comprehensive income, net of taxes	130	417
Accumulated deficit	(712,234)	(673,403)

Total stockholders’ equity	460,123	497,799

Total liabilities and stockholders’ equity	$1,977,847	2,005,883

(a) Includes receivables resulting from transactions with affiliates (note 3)	$2,174	4,332

(b) Includes payables resulting from transactions with affiliates (note 3)	$6,124	6,092

See accompanying notes.

TIME WARNER TELCOM INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2004	2003
	(amounts in thousands, except per share amounts)
Revenue (a):
Dedicated transport services	$84,160	86,512
Switched services	38,113	39,891
Data and Internet services	28,424	24,304
Intercarrier compensation	10,952	14,306

Total revenue	161,649	165,013

Costs and expenses (a):
Operating (exclusive of depreciation, amortization, and accretion shown separately below)	64,317	66,367
Selling, general, and administrative	45,312	49,980
Depreciation, amortization, and accretion	56,813	54,110

Total costs and expenses	166,442	170,457

Operating loss	(4,793)	(5,444)
Interest expense	(35,822)	(26,340)
Interest income	1,319	1,625
Investment gain	690	—

Loss before income taxes and cumulative effect of change in accounting principle	(38,606)	(30,159)
Income tax expense	225	225

Net loss before cumulative effect of change in accounting principle	(38,831)	(30,384)
Cumulative effect of change in accounting principle	—	2,965

Net loss	$(38,831)	(33,349)

Amounts per common share, basic and diluted:
Net loss before cumulative effect of change in accounting principle	$(0.34)	(0.26)
Cumulative effect of change in accounting principle	—	(0.03)

Net loss	$(0.34)	(0.29)

Weighted average shares outstanding, basic and diluted	115,515	114,928

(a) Includes revenue and expenses resulting from transactions with affiliates (note 3):
Revenue	$5,613	7,686

Operating expenses	$1,050	830

Selling, general, and administrative	$590	404

See accompanying notes.

TIME WARNER TELCOM INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2004	2003
	(amounts in thousands)
Cash flows from operating activities:
Net loss	$(38,831)	(33,349)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion	56,813	54,110
Cumulative effect of change in accounting principle	—	2,965
Stock-based compensation	293	392
Deferred debt issue costs	9,437	1,129
Gain on investments	(690)	—
Changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables and prepaid expenses	1,545	9,921
Accounts payable, deferred revenue, and other current liabilities	(36,525)	(24,985)

Net cash provided by (used in) operating activities	(7,958)	10,183

Cash flows from investing activities:
Capital expenditures	(29,050)	(22,373)
Purchases of marketable securities	(84,889)	—
Proceeds from maturities of marketable securities	66,985	—
Other investing activities	1,385	—

Net cash used in investing activities	(45,569)	(22,373)

Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of stock options	594	6
Net proceeds from issuance of common stock in connection with the employee stock purchase plan	555	—
Net proceeds from issuance of debt	426,443	—
Payment of capital lease obligations	(508)	(448)
Payment of debt obligations	(396,000)	(6,000)

Net cash provided by (used in) financing activities	31,084	(6,442)

Decrease in cash and cash equivalents	(22,443)	(18,632)
Cash and cash equivalents at beginning of period	353,032	506,460

Cash and cash equivalents at end of period	$330,589	487,828

Supplemental disclosures of cash flow information:
Cash paid for interest	$42,506	46,023

Cash paid for income taxes	$320	541

Cancellation of a capital lease obligation	$—	3,213

Addition of capital lease obligation	$2,498	—

See accompanying notes.

TIME WARNER TELCOM INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Three Months Ended March 31, 2004

(Unaudited)

	Common Stock				Additional paid-in capital	Accumulated other comprehensive income, net of taxes	Accumulated deficit	Total stockholders’ equity
	Class A		Class B
	Shares	Amount	Shares	Amount
	(amounts in thousands)
Balance at January 1, 2004	49,355	$493	65,937	$659	1,169,633	417	(673,403)	497,799
Change in unrealized holding gain for available-for-sale security, net of taxes	—	—	—	—	—	(287)	—	(287)
Net loss	—	—	—	—	—	—	(38,831)	(38,831)

Comprehensive loss								(39,118)

Shares issued for cash in connection with the exercise of stock options	183	2	—	—	592	—	—	594
Shares issued for cash in connection with the employee stock purchase plan	100	1			554			555
Stock based compensation	95	1	—	—	292	—	—	293

Balance at March 31, 2004	49,733	$497	65,937	$659	1,171,071	130	(712,234)	460,123

See accompanying notes.

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS

(unaudited)

1.	Organization and Summary of Significant Accounting Policies

Description of Business and Capital Structure

Time Warner Telecom Inc. (the “Company”), a Delaware corporation, is a leading provider of managed network solutions to business customers in 44 metropolitan markets in the United States. The Company delivers data, dedicated Internet access, and local and long distance voice services.

The Company has two classes of common stock outstanding, Class A common stock and Class B common stock. Holders of Class A common stock have one vote per share and holders of Class B common stock have ten votes per share. Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock. The Class B common stock is collectively owned directly or indirectly by Time Warner Inc. (“Time Warner”) and Advance Telecom Holdings Corporation and Newhouse Telecom Holdings Corporation (“Advance/Newhouse”). Time Warner and Advance/Newhouse are referred to as the “Class B Stockholders.” Holders of Class A common stock and Class B common stock generally vote together as a single class. However, some matters require the approval of 100% of the holders of the Class B common stock voting separately as a class, and some matters require the approval of a majority of the holders of the Class A common stock, voting separately as a class. As of March 31, 2004, the Class B stockholders had approximately 93% of the combined voting power of the outstanding common stock and were represented by five members of the Board of Directors.

The Company also is authorized to issue shares of Preferred Stock. The Company’s Board of Directors has the authority to establish voting powers, preferences, and special rights for the Preferred Stock. No such voting powers, preferences, or special rights have been established and no shares of Preferred Stock have been issued as of March 31, 2004.

Basis of Presentation

The accompanying interim consolidated and condensed financial statements are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of the results for the periods indicated. The results of operations for any interim period are not necessarily indicative of results for the full year. The accompanying financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2003.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Consolidation

The consolidated and condensed financial statements include the accounts of the Company and all entities in which the Company has a controlling voting interest (“subsidiaries”). Significant intercompany accounts and transactions have been eliminated. Significant accounts and transactions with Class B stockholders and its affiliates are disclosed as related party transactions.

Investments

Marketable equity securities held by the Company are classified as available-for-sale. Accordingly, marketable equity securities are included in other assets at fair value. Unrealized holding gains and losses on equity securities classified as available-for-sale are carried, net of taxes, as a component of accumulated other comprehensive income in stockholders’ equity. Other equity investments which are not considered marketable securities and in which the Company’s ownership interest is less than 20% are generally carried at the lower of cost or net realizable value. Realized gains and losses are determined on a specific identification basis.

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS

(unaudited)

At March 31, 2004, the fair value of marketable equity securities held by the Company was $217,000, and the aggregate unrealized holding gain, net of tax, on these securities was $130,000. The unrealized holding gain for available-for-sale securities for the three months ended March 31, 2004 decreased $287,000, as a result of the sale of securities which yielded a gain of $690,000 and proceeds of $726,000.

Marketable debt securities are classified as held-to-maturity as the Company has the intent and ability to hold the securities to maturity. Held-to-maturity securities are carried at amortized cost, and the balance was $457 million at March 31, 2004. The fair value of marketable debt securities is not materially different than the amortized cost.

Receivables

The Company performs ongoing credit evaluations of significant customers’ financial conditions and has established an allowance for doubtful accounts based on the expected collectability of all receivables. In certain cases, the Company requires deposits from customers that it deems to represent a higher credit risk. A higher risk of collectability is assigned to certain customers with deteriorating financial conditions and customers in bankruptcy that continue service subsequent to filing bankruptcy, resulting in a greater allowance for doubtful accounts. Considerable management judgment is required in evaluating the collectability of receivables and establishing the related allowance for doubtful accounts. If the financial condition of the Company’s customers deteriorates, the Company’s bad debt expense and cash collections will be negatively impacted. The allowance for doubtful accounts was $14.9 million or 27% of gross receivables at March 31, 2004, and $15.0 million or 26% of gross receivables at December 31, 2003.

Revenue

The Company’s revenue is derived primarily from business communications services, including dedicated transport, local switched, long distance, data and Internet access services, and intercarrier compensation, which is comprised of reciprocal compensation and switched access services. The Company’s customers are principally telecommunications-intensive businesses, long distance carriers, Internet service providers (“ISPs”), wireless communications companies, incumbent local exchange carriers (“ILECs”), competitive local exchange carriers (“CLECs”), and governmental entities.

Revenue for dedicated transport, data, Internet, and the majority of switched services is generally billed in advance on a fixed rate basis and recognized over the period the services are provided. Revenue for the majority of switched access services and long distance is generally billed on a transactional basis determined by customer usage with some fixed rate elements. The transactional elements of switched services are billed in arrears and estimates are used to recognize revenue in the period earned.

The Company evaluates whether receivables are reasonably assured of collection based on certain factors, including the likelihood of billing being disputed by customers. In situations where a dispute is likely, revenue is not recognized until cash is collected.

Reciprocal compensation is an element of intercarrier compensation revenue that represents compensation from local exchange carriers (“LECs”) for local exchange traffic originated on another LEC’s facilities and terminated on the Company’s facilities. The Company recognizes reciprocal compensation revenue primarily on a cash basis except in those cases where the revenue is under dispute or at risk, in which case the Company defers recognition of the revenue until the outstanding issues are resolved. The Company utilizes the cash basis because changes in, and interpretations of, regulatory rulings create disputes and often result in significant delays in payments. Reciprocal compensation represented 3% and 4% of revenue during the three months ended March 31, 2004 and 2003, respectively. Reciprocal compensation rates are established by interconnection agreements between the parties based on federal and state regulatory and judicial rulings. A 2001 Federal Communications Commission (“FCC”) ruling on reciprocal compensation for ISP-bound traffic reduced reciprocal compensation rates and capped the number of minutes for which ISP-bound traffic can be compensated. Reciprocal compensation rates were further reduced in 2003. Upon settlement of disputes with other LECs, the Company records reciprocal compensation revenue that was previously deferred pursuant to the Company’s revenue recognition policy. As of March 31, 2004, the Company had deferred recognition of $8.1 million in reciprocal compensation revenue for

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS

(unaudited)

payments received associated with pending disputes and amounts that are subject to adjustments based on regulatory rulings. The Company pays reciprocal compensation expense to the other LECs for local exchange traffic it terminates on the LEC’s facilities. These costs are recognized as incurred.

Switched access is also an element of intercarrier compensation revenue and represents the connection between a long distance carrier’s point of presence and an end-user’s premises provided through the Company’s switching facilities. Historically, the FCC has regulated the access rates imposed by the ILECs, while the access rates of CLECs have been less regulated. Effective June 2001, the FCC began regulating CLECs’ interstate switched access charges. Pursuant to the FCC’s order, the Company’s rates were reduced and will continue to decline, through June 2004, to parity with the ILEC rates competing in each area. In addition, when a CLEC enters a new market, its access charges may be no higher than the ILEC’s. This order does not affect the rates stipulated in the Company’s contracts with certain long distance carriers. The CLEC access charge regulation and related regulatory developments resulted in reductions in the per-minute rates the Company receives for switched access service and will result in further reductions through June 2004. The Company’s contracts with certain carriers also have access rate reductions in relationship to volume commitments. The Company expects that switched access revenue will continue to decline as a percentage of revenue due to mandated and contractual rate reductions. There is no assurance that the Company will be able to compensate for reductions in switched access revenue with revenue from other sources. Switched access revenue represented 4% of total revenue in each of the three months ended March 31, 2004 and 2003.

Significant Customers

The Company has substantial business relationships with a few large customers, including major long distance carriers. The Company’s top 10 customers accounted for 34% and 41% of the Company’s consolidated revenue for the three months ended March 31, 2004 and 2003, respectively. MCI, Inc. (formerly WorldCom Inc.), the Company’s largest customer in 2003, discontinued a significant amount of services they purchased from the Company as a result of its bankruptcy proceedings. A settlement was negotiated in 2003 to resolve a number of open disputes and claims between the parties. The balance of these disputes and claims were resolved in the first quarter of 2004, resulting in recognition of $2.3 million in previously deferred revenue and a reduction of $400,000 of expense. MCI accounted for 6% and 9% of the Company’s total revenue for the three months ended March 31, 2004 and 2003, respectively, including the dispute resolution. No customers accounted for 10% or more of total revenue in the three months ended March 31, 2004 or 2003.

Income Taxes

As of March 31, 2004, the Company has recorded a deferred tax asset of $58.7 million, net of a valuation allowance of $188.7 million. The Company has concluded that it is more likely than not that the net deferred tax asset of $58.7 million will be realized because the Company could utilize tax-planning strategies to realize this amount. However, the Company believes there may be risks in realizing amounts in excess of the $58.7 million through utilization of available tax planning strategies. Accordingly, the Company has established a valuation allowance for amounts in excess of $58.7 million.

Asset Retirement Obligations

Effective January 1, 2003, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Statement No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”). SFAS 143 requires that the estimated fair value of an asset retirement obligation be recorded when incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and depreciated over the asset’s estimated useful life. The Company has asset retirement obligations related to decommissioning of electronics in leased facilities and the removal of certain fiber and conduit systems. Considerable management judgment is required in estimating these obligations. Important assumptions include estimates of retirement costs, the timing of the future retirement activities, and the likelihood of retirement provisions being enforced. Changes in these assumptions based on future information could result in adjustments to estimated liabilities.

In conjunction with the adoption of SFAS 143, the Company recorded a $5.9 million liability, an asset of $2.9 million in property, plant, and equipment, and a $3.0 million charge to earnings to account for the cumulative effect of the depreciation and accretion expense that would have been recorded had SFAS 143 been in effect in

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS

(unaudited)

earlier periods. The asset retirement obligation increased due to the accretion of the liability, and was $6.6 million and $6.1 million as of March 31, 2004 and 2003, respectively.

Segment Reporting

As of March 31, 2004, the Company operated in 44 service areas, and the Company’s management makes decisions on resource allocation and assesses performance based on total revenue, EBITDA, and capital spending of these operating locations. Each of the service areas offers similar products and services, has similar customers and networks, are regulated by the same type of authorities, and are managed directly by the Company’s executives, allowing the 44 service areas to be aggregated, resulting in one line of business.

Loss Per Common Share and Potential Common Share

The Company computes loss per common share in accordance with the provisions of FASB Statement No. 128, Earnings Per Share, which requires companies with complex capital structures to present basic and diluted earnings per share (“EPS”). Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average outstanding common shares for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, stock options, etc.) as if they had been converted at the beginning of the periods presented. Potential common shares that have an anti-dilutive effect (e.g., those that increase income per share or decrease loss per share) are excluded from diluted EPS.

Basic loss per share for all periods presented herein was computed by dividing the net loss by the weighted average shares outstanding for the period.

The diluted loss per common share for all periods presented was computed by dividing the net loss attributable to common shares by the weighted average outstanding common shares for the period. Potential common shares related to stock options were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

Options to purchase 19,417,000 and 17,807,000 shares of the Company’s Class A common stock outstanding at March 31, 2004 and 2003, were excluded from the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

Stock Option Accounting

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options is generally equal to the market price of the underlying stock on the date of the grant, no compensation expense is recognized. Statement No. 123, Accounting and Disclosure of Stock-Based Compensation (“SFAS 123”), establishes an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. The Company elected not to adopt SFAS 123 for expense recognition purposes.

Pro-forma information regarding net income and earnings per share is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 2.8% and 3.0% in the three months ended March 31, 2004 and 2003, respectively; dividend yield of 0.0% during each period; volatility factor of the expected market price of the Company’s common stock of 1.16 and 1.24 as of March 31, 2004 and 2003, respectively; and a weighted-average expected life of the option of five years during each period.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price characteristics significantly different from those of traded options. Because changes in the subjective input assumptions can materially affect the fair value

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS

(unaudited)

estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s employee stock options.

The weighted-average fair value of options granted was $5.81 and $2.55 for the three months ended March 31, 2004 and 2003, respectively. For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro-forma net loss and pro-forma net loss per share, as if the Company had used the fair value accounting provisions of SFAS 123, are shown below:

	Three months ended March 31,
	2004	2003
	(amounts in thousands, except per share amounts)
Net loss	$(38,831)	(33,349)
Expense calculated under APB 25	—	131
Expense calculated under SFAS 123	(11,430)	(15,290)

Pro-forma net loss	$(50,261)	(48,508)

Pro-forma basic and diluted loss per share	$(0.44)	(0.42)

The FASB released an exposure draft of Proposed Statement of Financial Accounting Standards Share-Based Payment, an amendment of FASB Statements No. 123 and 95. If adopted, the proposed statement would be effective for the Company on January 1, 2005 and would require the Company to record expense for the fair value of stock options. The Company is currently evaluating any impact this proposal will have on stock-based compensation expense and how the expense under the proposal may differ from amounts currently disclosed under SFAS 123.

Reclassifications

Certain prior period amounts have been reclassified for comparability with the 2004 presentation.

2.	Long-Term Debt and Capital Lease Obligations

Long-term debt and capital lease obligations are summarized as follows:

	March 31, 2004	December 31, 2003
	(amounts in thousands)
9¾% Senior Notes	$400,000	400,000
10 1/8 % Senior Notes	400,000	400,000
Floating Rate Senior Notes	240,000	—
9¼% Senior Notes	200,000	—
Credit Facility	—	396,000
Capital lease obligations	10,189	7,908

Total obligations	1,250,189	1,203,908
Less current portion of capital lease obligations	1,476	525

Total long-term obligations	$1,248,713	1,203,383

The $400 million principal amount 9¾% Senior Notes due July 2008 (the “9¾% Senior Notes”) are unsecured, unsubordinated obligations of the Company. Interest on the 9¾% Senior Notes is payable semi-annually

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS

(unaudited)

on January 15 and July 15. Interest expense, including amortization of deferred debt issue costs relating to the 9¾% Senior Notes, totaled approximately $10.1 million in each of the three month periods ended March 31, 2004 and 2003. At March 31, 2004, the fair market value of the $400 million of 9¾% Senior Notes was approximately $373 million. These notes have not been listed on any securities exchange or inter-dealer automated quotation system, so the estimated market value is based on indicative pricing published by investment banks. While the Company believes these approximations to be reasonably accurate at the time published, indicative pricing can vary widely depending on volume traded by any given investment bank and other factors.

The $400 million principal amount 10?% Senior Notes due February 2011 (the “10?% Senior Notes”) are unsecured, unsubordinated obligations of the Company. Interest on the 10?% Senior Notes is payable semi-annually on February 1 and August 1. Interest expense, including amortization of deferred debt issue costs, relating to the 10?% Senior Notes totaled approximately $10.4 million and $10.2 million for the three months ended March 31, 2004 and 2003, respectively. At March 31, 2004, the fair market value of the $400 million of 10?% Senior Notes was approximately $368 million. These notes have not been listed on any securities exchange or inter-dealer automated quotation system, so the estimated market value is based on indicative pricing published by investment banks. While the Company believes these approximations to be reasonably accurate at the time published, indicative pricing can vary widely depending on volume traded by any given investment bank and other factors.

As of December 31, 2003, the Company’s wholly owned subsidiary Time Warner Telecom Holdings, Inc. (“Holdings”) maintained a senior secured credit facility with lender commitments of $800 million, of which $420 million had been drawn and $396 million was outstanding. On February 20, 2004, Holdings issued $440 million in Senior Notes, repaid the outstanding indebtedness of $396 million under the credit facility, terminated the facility, and entered into a new $150 million Senior Secured Revolving Credit Facility (the “Revolver”), which is currently undrawn. Significant terms and components of the financing are detailed below:

•	The $240 million principal amount of Second Priority Senior Secured Floating Rate Notes due February 15, 2011 (the “2011 Notes”) are secured obligations, on a second lien basis, of Holdings. The 2011 Notes are guaranteed by the Company and most of its and Holdings’ subsidiaries. The amount of guarantee attributable to any one subsidiary is subject to a maximum that is equivalent to 20% of the outstanding principal balance of the 2011 Notes. Interest is computed based on a specified LIBOR rate plus 4.0% and will be reset and payable quarterly. Based on the LIBOR rate in effect as of March 31, 2004, the rate was 5.12% and interest expense would be approximately $10.8 million for 2004. Interest expense, including amortization of deferred debt issuance costs relating to the 2011 Notes, was $1.5 million for the three months ended March 31, 2004. At March 31, 2004, the fair market value of the $240 million of 2011 Notes was approximately $238 million. These notes have not been listed on any securities exchange or inter-dealer automated quotation system, so the estimated market value is based on indicative pricing published by investment banks. While the Company believes these approximations to be reasonably accurate at the time published, indicative pricing can vary widely depending on volume traded by any given investment bank and other factors.

•	The $200 million principal amount of 9¼% Senior Notes due February 15, 2014 (the “2014 Notes”) are unsecured, unsubordinated obligations of Holdings. The 2014 Notes are subject to similar guarantees as the 2011 Notes. Interest is payable semi-annually on February 15 and August 15. The notes are guaranteed by the Company and most of its and Holdings’ subsidiaries. Interest expense including amortization of deferred debt issuance costs relating to the 2014 Notes was $2.2 million for the three months ended March 31, 2004. At March 31, 2004, the fair market value of the $200 million of 2014 Notes was approximately $200 million. These notes have not been listed on any securities exchange or inter-dealer automated quotation system, so the estimated market value is based on indicative pricing published by investment banks. While the Company believes these approximations to be reasonably accurate at the time published, indicative pricing can vary widely depending on volume traded by any given investment bank and other factors.

•

The $150 million Revolver is fully available on a revolving basis and expires on February 20, 2009, or at April 14, 2008 if the 9¾% Senior Notes remain outstanding on that date. Holdings is the borrower under the facility and the Company and its subsidiaries and Holdings’ subsidiaries are guarantors. Interest is calculated based on a specified Eurodollar rate plus 2¼% to 3%. If the Revolver were drawn, certain restrictive financial covenants would apply. The Company is required to pay commitment fees on a quarterly basis of 0.5% per annum on the undrawn available commitment of the Revolver. Commitment fee expense was $498,000 for the three months

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS

(unaudited)

ended March 31, 2004, which includes $415,000 of expense related to the terminated credit facility, and has been classified as a component of interest expense in the accompanying consolidated statements of operations.

The Senior Notes are governed by indentures that contain certain restrictive covenants. These restrictions affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock of subsidiaries, create liens, sell assets, and engage in mergers and consolidations. As of March 31, 2004 the Company is in compliance with all of its covenants.

3.	Related Party Transactions

In the normal course of business, the Company engages in various transactions with affiliates of the Class B stockholders, generally on negotiated terms among the numerous affected operating units that, in management’s view, result in reasonable arms-length terms.

The Company benefits from its relationship with Time Warner Cable, an affiliate of Time Warner, both through access to local rights-of-way and construction cost sharing. The Company has similar arrangements with Bright House Networks, LLC, an affiliate of Advance/Newhouse, that manages certain cable systems in Florida and Indiana. Twenty-three of the Company’s 44 markets use fiber capacity licensed from Time Warner Cable or Bright House Networks, LLC (the “Cable Operations”.) Under the terms of those agreements, if the Company wishes to license fiber capacity in addition to the capacity initially licensed in 1998, the Company must pay the Cable Operations an amount equal to the Company’s allocable share of the total cost of constructing the route in question, plus permitting and supervision fees as a license fee. The Company pays the license fee at the time the network is constructed. Under those agreements, the Company licenses discrete fibers and attaches its own electronics so that the Company’s networks are functionally separate from the licensor’s. Pursuant to the licensing arrangements, the Company paid the Cable Operations $1.1 million and $595,000, for the three months ended March 31, 2004 and 2003, respectively. These fees are capitalized to property, plant, and equipment and amortized over their useful lives as depreciation and amortization expense. As of March 31, 2004, the Company’s property, plant, and equipment included $187.0 million in licenses of fiber capacity pursuant to the capacity license agreements.

Under the licensing arrangement, the Company reimburses the Cable Operations for facility maintenance and pole and conduit rental costs. The reimbursements to the Cable Operations aggregated $1.1 million and $830,000, for the three months ended March 31, 2004 and 2003, respectively, and are a component of operating expenses in the consolidated statements of operations. In certain cases, the Company’s operations are co-located with the Cable Operations facilities and are allocated a charge for various overhead expenses. Under the terms of leases and subleases between the Company and the Cable Operations, allocations for rent from the Cable Operations are typically based on square footage and allocations for utility charges are based on actual usage. These charges aggregated $590,000 and $404,000 from the Cable Operations for the three months ended March 31, 2004 and 2003, respectively, and are a component of selling, general, and administrative expenses in the consolidated statements of operations. The charges by these affiliates for rent and utilities do not differ materially from charges the Company incurs in locations where the Company leases spaces from unaffiliated parties.

Affiliates of the Class B Stockholders purchase services from the Company. Revenue from these affiliates, which includes dedicated transport services, switched services, and data and Internet services, aggregated $5.6 million and $7.7 million for the three months ended March 31, 2004 and 2003, respectively.

4.	Commitments and Contingencies

Pending legal proceedings are substantially limited to litigation incidental to the business of the Company. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial statements.

Management routinely reviews the Company’s exposure to liabilities incurred in the normal course of its business operations. Where a probable contingency exists and the amount can be reasonably estimated, the Company records the estimated liability. Considerable judgment is required in analyzing and recording such liabilities, and actual results could vary from the estimates.

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS

(unaudited)

5.	Supplemental Guarantor Information

On February 20, 2004, Holdings (Issuer) issued $440 million in Senior Notes consisting of $240 million principal amount of Second Priority Senior Secured Floating Rate Notes due 2011, and $200 million principal amount of 9 ¼% Senior Notes due 2014. These notes are guaranteed by the Company (Parent Guarantor) and its subsidiaries and Holdings’ subsidiaries (Combined Subsidiary Guarantors). The guarantees are joint and several. A significant amount of the Issuer’s cash flow is generated by the Combined Subsidiary Guarantors. As a result, funds necessary to meet the Issuer’s debt service obligations are provided in large part by distributions or advances from the Combined Subsidiary Guarantors. Under certain circumstances, contractual and legal restrictions, as well as our financial condition and operating requirements and those of our subsidiaries, could limit the Issuer’s ability to obtain cash for the purpose of meeting its debt service obligations, including the payment of principal and interest on the 2011 and 2014 Notes.

The following information sets forth our Condensed Consolidating Balance Sheet as of March 31, 2004 and December 31, 2003, and the Condensed Consolidating Statements of Operations and Cash Flows for the three months ended March 31, 2004 and 2003.

TIME WARNER TELECOM INC.

CONDENSED CONSOLIDATING BALANCE SHEET

March 31, 2004

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$11,236	320,161	(808)	—	330,589
Marketable debt securities	13,964	125,606	—	—	139,570
Receivables, net	69	149	39,532	—	39,750
Prepaid expenses and other current assets	1,300	5,524	5,277	—	12,101
Deferred income taxes	15,281	4,492	—	—	19,773

Total current assets	41,850	455,932	44,001	—	541,783

Marketable debt securities	—	3,895		—	3,895
Property, plant and equipment, net	—	61,303	1,276,322	—	1,337,625
Deferred income taxes	3,068	35,818	—	—	38,886
Goodwill	—	—	26,773	—	26,773
Other assets, net of accumulated amortization	13,489	14,214	1,182	—	28,885

Total assets	$58,407	571,162	1,348,278	—	1,977,847

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	2,440	32,482	—	34,922
Other current liabilities	15,043	35,622	176,798	—	227,462
Intercompany payable (receivable)	(1,866,276)	93,231	1,773,045	—	—

Total current liabilities	(1,851,233)	131,293	1,982,325	—	262,384

Losses in subsidiary in excess of investment	649,517	297,397	—	(946,914)	—
Long-term debt and capital lease obligations	800,000	442,107	6,606	—	1,248,713
Other long-term liabilities	—	—	6,627	—	6,627
Stockholders’ equity (deficit)	460,123	(299,635)	(647,279)	946,914	460,123

Total liabilities and stockholders’ equity (deficit)	$58,407	571,162	1,348,279	—	1,977,847

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS

(unaudited)

TIME WARNER TELECOM INC.

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2003

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$10,959	342,216	(143)	—	353,032
Marketable debt securities	14,172	111,389	—	—	125,561
Receivables, net	49	123	42,797	—	42,969
Prepaid expenses and other current assets	1,300	6,312	2,899	—	10,511
Deferred income taxes	17,322	5,092	—	—	22,414

Total current assets	43,802	465,132	45,553	—	554,487

Property, plant and equipment, net	—	64,323	1,298,924	—	1,363,247
Deferred income taxes	2,845	33,215	—	—	36,060
Goodwill	—	—	26,773	—	26,773
Other assets, net of accumulated amortization	14,705	9,470	1,141	—	25,316

Total assets	$61,352	572,140	1,372,391	—	2,005,883

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	1,137	38,959	—	40,096
Other current liabilities	34,916	41,885	180,792	—	257,593
Intercompany payable (receivable)	(1,882,049)	134,509	1,747,540	—	—
Current portion debt and capital lease obligations	—	58	467	—	525

Total current liabilities	(1,847,133)	177,589	1,967,758	—	298,214

Losses in subsidiary in excess of investment	610,686	280,524	—	(891,210)	—
Long-term debt and capital lease obligations	800,000	396,563	6,820	—	1,203,383
Other long-term liabilities	—	—	6,487	—	6,487
Stockholders’ equity (deficit)	497,799	(282,536)	(608,674)	891,210	497,799

Total liabilities and stockholders’ equity (deficit)	$61,352	572,140	1,372,391	—	2,005,883

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS

(unaudited)

TIME WARNER TELECOM INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Three Months Ended March 31, 2004

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
Total revenue	$—	—	161,649	—	161,649
Costs and expenses:
Operating, selling, general and administrative	—	32,343	77,286	—	109,629
Depreciation, amortization and accretion	—	7,494	49,319	—	56,813
Corporate expense allocation	—	(39,837)	39,837	—	—

Total costs and expenses	—	—	166,442	—	166,442

Operating loss	—	—	(4,793)	—	(4,793)
Interest expense, net	(20,392)	(12,645)	(1,466)	—	(34,503)
Interest expense allocation	19,702	12,645	(32,347)	—
Investment losses, net	690	—	—	—	690

Loss before income taxes and equity in undistributed losses of subsidiaries	—	—	(38,606)	—	(38,606)
Income tax expense	—	225	—	—	225

Net loss before equity in undistributed losses of subsidiaries	—	(225)	(38,606)	—	(38,831)
Equity in undistributed losses of subsidiaries	(38,831)	(16,874)	—	55,705	—

Net loss	$(38,831)	(17,099)	(38,606)	55,705	(38,831)

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS

(unaudited)

TIME WARNER TELECOM INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Three Months Ended March 31, 2003

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
Total revenue	$—	—	165,013	—	165,013
Costs and expenses:
Operating, selling, general and administrative	—	33,661	82,686	—	116,347
Depreciation, amortization and accretion	—	5,603	48,507	—	54,110
Corporate expense allocation	—	(39,264)	39,264	—	—

Total costs and expenses	—	—	170,457	—	170,457

Operating loss	—	—	(5,444)	—	(5,444)
Interest expense, net	(20,155)	(4,452)	(108)	—	(24,715)
Interest allocation	20,155	4,452	(24,607)	—	—

Loss before income taxes and equity in undistributed losses of subsidiaries	—	—	(30,159)	—	(30,159)
Income tax expense	—	225	—	—	225

Net loss before equity in undistributed income (losses) of subsidiaries and cumulative effect of change in accounting principle	—	(225)	(30,159)	—	(30,384)
Equity in undistributed income (losses) of subsidiaries	(33,349)	2,277	—	31,072	—

Net income (loss) before cumulative effect of change in accounting principle	(33,349)	2,052	(30,159)	31,072	(30,384)
Cumulative effect of change in accounting principle	—	—	2,965	—	2,965

Net income (loss)	$(33,349)	2,052	(33,124)	31,072	(33,349)

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS

(unaudited)

TIME WARNER TELECOM INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Three Months Ended March 31, 2004

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
Cash flows from operating activities:
Net loss	$(38,831)	(17,099)	$(38,606)	$55,705	(38,831)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization, and accretion	—	7,494	49,319	—	56,813
Intercompany change	54,897	(24,405)	25,213	(55,705)	—
Amortization of deferred debt issue costs	546	8,891	—	—	9,437
Investment gains, net	(690)	—	—	—	(690)
Stock based compensation	—	—	293	—	293
Changes in operating assets and liabilities	(17,728)	(7,098)	(10,154)	—	(34,980)

Net cash (used in) provided by operating activities	(1,806)	(32,217)	26,065	—	(7,958)

Cash flows from investing activities:
Capital expenditures	—	(1,976)	(27,074)	—	(29,050)
Purchases of marketable debt securities	(8,992)	(75,897)	—	—	(84,889)
Proceeds from maturities of marketable debt securities	9,200	57,785	—	—	66,985
Other investing activities	726	—	659	—	1,385

Net cash provided by (used in) investing activities	934	(20,088)	(26,415)	—	(45,569)

Cash flows from financing activities:
Net proceeds from issuance of debt	—	426,443	—	—	426,443
Repayment of debt	—	(396,000)	—	—	(396,000)
Net proceeds from issuance of common stock upon exercise of stock options	594	—	—	—	594
Net proceeds from issuance of common stock in connection with the employee stock purchase plan	555	—	—	—	555
Payment of capital lease obligations	—	(193)	(315)	—	(508)

Net cash provided by (used in) financing activities	1,149	30,250	(315)	—	31,084

Increase (decrease) in cash and cash equivalents	277	(22,055)	(665)	—	(22,443)
Cash and cash equivalents at beginning of period	10,959	342,216	(143)	—	353,032

Cash and cash equivalents at end of period	$11,236	320,161	(808)	—	330,589

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS

(unaudited)

TIME WARNER TELECOM INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Three Months Ended March 31, 2003

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
Cash flows from operating activities:
Net income (loss)	$(33,349)	2,052	$(33,124)	$31,072	(33,349)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization, and accretion	—	5,603	48,507	—	54,110
Intercompany change	66,884	(19,387)	(16,425)	(31,072)	—
Amortization of deferred debt issue costs	597	532	—	—	1,129
Cumulative effect of change in accounting principle	—	—	2,965	—	2,965
Stock based compensation	—	—	392	—	392
Changes in operating assets and liabilities	(34,065)	8,582	10,419	—	(15,064)

Net cash provided by (used in) operating activities	67	(2,618)	12,734	—	10,183

Cash flows from investing activities:
Capital expenditures	—	(13,304)	(9,069)	—	(22,373)

Net cash used in investing activities	—	(13,304)	(9,069)	—	(22,373)

Cash flows from financing activities:
Repayment of debt	—	(6,000)	—	—	(6,000)
Net proceeds from issuance of common stock upon exercise of stock options	6	—	—	—	6
Payment of capital lease obligations	—	—	(448)	—	(448)

Net cash provided by (used in) financing activities	6	(6,000)	(448)	—	(6,442)

Increase (decrease) in cash and cash equivalents	73	(21,922)	3,217	—	(18,632)
Cash and cash equivalents at beginning of year	24,832	482,257	(629)	—	506,460

Cash and cash equivalents at end of year	$24,905	460,335	2,588	—	487,828

TIME WARNER TELECOM INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Time Warner Telecom Inc:

We have audited the accompanying consolidated balance sheets of Time Warner Telecom Inc. (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, cash flows, and stockholders’ equity for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed on the index at page F-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Denver, Colorado

January 27, 2004,

except for Note 12, as to which the date is

February 20, 2004

and Note 13, as to which the date is

June 30, 2004.

TIME WARNER TELECOM INC.

CONSOLIDATED BALANCE SHEETS

	2003	2002
	(amounts in thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$353,032	506,460
Marketable debt securities (note 4)	125,561	—
Receivables, less allowances of $15,011 and $21,946, respectively (a)	42,969	59,989
Prepaid expenses and other current assets	10,511	11,056
Deferred income taxes (note 7)	22,414	21,961

Total current assets	554,487	599,466

Property, plant and equipment	2,215,523	2,103,717
Less accumulated depreciation	(852,276)	(647,826)

	1,363,247	1,455,891

Deferred income taxes (note 7)	36,060	36,880
Goodwill, net of accumulated amortization	26,773	26,773
Other assets, net of accumulated amortization (note 1)	25,316	30,246

Total assets	$2,005,883	2,149,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable (b)	$40,096	39,194
Deferred revenue	29,053	42,659
Accrued taxes, franchise and other fees	72,951	72,018
Accrued interest	35,078	36,141
Accrued payroll and benefits	28,402	31,041
Accrued restructure costs (note 3)	—	196
Accrued carrier costs	61,459	74,949
Current portion debt and capital lease obligations (notes 5 and 9)	525	26,005
Other current liabilities	30,650	35,788

Total current liabilities	298,214	357,991

Long-term debt and capital lease obligations (notes 5 and 9)	1,203,383	1,206,030
Other long-term liabilities	6,487	—
Stockholders’ equity:
Preferred stock, $0.01 par value, 20,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, $ 0.01 par value, 277,300,000 shares authorized, 49,355,252 and 48,990,768 shares issued and outstanding in 2003 and 2002, respectively	493	489
Class B common stock, $0.01 par value, 162,500,000 shares authorized, 65,936,658 shares issued and outstanding in 2003 and 2002	659	659
Additional paid-in capital	1,169,633	1,167,765
Accumulated other comprehensive income, net of taxes	417	389
Accumulated deficit	(673,403)	(584,067)

Total stockholders’ equity	497,799	585,235

Total liabilities and stockholders’ equity	$2,005,883	2,149,256

(a) Includes receivables resulting from transactions with affiliates (note 6)	$4,332	5,840

(b) Includes payables resulting from transactions with affiliates (note 6)	$6,092	5,599

See accompanying notes.

TIME WARNER TELECOM INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	2003	2002	2001
	(amounts in thousands, except per share amounts)
Revenue (a):
Dedicated transport services	$361,038	373,928	391,464
Switched services	152,789	146,304	152,022
Data and Internet services	104,576	90,293	63,439
Intercarrier compensation	51,188	85,049	130,782

Total revenue	669,591	695,574	737,707

Costs and expenses (b):
Operating	264,322	279,351	315,682
Selling, general and administrative	172,925	227,007	237,698
Depreciation, amortization, and accretion	223,904	237,310	207,571
Restructure charge (note 3)	—	—	6,838
Impairment of assets	—	212,667	—

Total costs and expenses	661,151	956,335	767,789

Operating income (loss)	8,440	(260,761)	(30,082)
Interest expense	(103,642)	(107,279)	(115,080)
Interest income	5,858	5,845	18,703
Investment gains(losses), net	3,994	(3,240)	(2,964)

Loss before income taxes and cumulative effect of change in accounting principle	(85,350)	(365,435)	(129,423)
Income tax expense(benefit) (note 7)	1,021	600	(48,256)

Net loss before cumulative effect of change in accounting principle	(86,371)	(366,035)	(81,167)
Cumulative effect of change in accounting principle (note 1)	2,965	—	—

Net loss	$(89,336)	(366,035)	(81,167)

Amounts per common share, basic and diluted:
Loss before cumulative effect of change in accounting principle	$(0.75)	(3.19)	(0.71)
Cumulative effect of change in accounting principle (note 1)	(0.03)	—	—

Net loss	$(0.78)	(3.19)	(0.71)

Weighted average shares outstanding, Basic and Diluted	114,998	114,786	113,730

(a) Includes revenue resulting from transactions with affiliates (note 6)	$33,378	31,757	25,544

(b) Includes expenses resulting from transactions with affiliates (note 6):
Operating	$3,685	2,630	2,751

Selling, general and administrative	$1,894	1,041	1,644

See accompanying notes.

TIME WARNER TELECOM INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2003	2002	2001
	(amounts in thousands)
Cash flows from operating activities:
Net loss	$(89,336)	(366,035)	(81,167)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization, and accretion	223,904	237,310	207,571
Cummulative effect of change in accounting principle	2,965	—	—
Amortization of deferred debt issue costs	4,514	4,575	4,484
Impairment of assets related to restructure charge	—	(694)	2,359
Impairment of deferred debt issue costs	—	1,951	5,814
Investment (gains) losses, net	(3,994)	3,240	2,964
Deferred income tax benefit	—	—	(49,314)
Stock based compensation	1,481	1,595	694
Impairment of assets	—	212,667	—
Changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables and other assets	17,490	18,662	31,701
Accounts payable	1,177	(45,072)	11,969
Accrued interest	(591)	(1,961)	17,994
Accrued payroll and benefits	(2,639)	3,033	4,357
Other current liabilities	(31,154)	(5,464)	35,371
Accrued restructure costs	(196)	(2,241)	3,128

Net cash provided by operating activities	123,621	61,566	197,925

Cash flows from investing activities:
Capital expenditures	(129,697)	(104,831)	(425,452)
Cash paid for acquisitions, net of cash acquired	—	—	(651,689)
Purchases of marketable debt securities	(260,508)	(8,546)	(89,582)
Proceeds from maturities of marketable debt securities	134,947	27,000	74,624
Proceeds from sale of assets	176	2,412	—
Proceeds from sale of investments	4,397	—	—
Other investing activities	—	—	4,293

Net cash used in investing activities	(250,685)	(83,965)	(1,087,806)

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	—	532,178
Net proceeds from issuance of debt	—	216,770	1,160,667
Repayment of debt	(24,000)	(50,000)	(700,000)
Net proceeds from issuance of common stock upon exercise of stock options	806	145	12,766
Net proceeds from issuance of common stock in connection with the employee stock purchase plan	285	222	1,968
Payment of capital lease obligations	(3,455)	(3,878)	(2,837)

Net cash (used in) provided by financing activities	(26,364)	163,259	1,004,742

(Decrease) Increase in cash, cash equivalents, and cash held in escrow	(153,428)	140,860	114,861
Cash, cash equivalents, and cash held in escrow at beginning of year	506,460	365,600	250,739

Cash, cash equivalents, and cash held in escrow at end of year	$353,032	506,460	365,600

Supplemental disclosures of cash flow information:
Cash paid for interest	$101,393	105,141	93,720

Tax benefit related to exercise of non-qualified stock options	$(700)	—	17,205

Cash paid for income taxes	$1,332	967	992

Cancellation of capital lease obligation	$3,194	1,507	—

Addition of capital lease obligation	$2,152	—	—

See accompanying notes.

TIME WARNER TELECOM INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock				Additional paid-in capital	Accumulated other comprehensive income (loss), net of taxes	Accumulated deficit	Total stockholders’ equity
	Class A		Class B
	Shares	Amount	Shares	Amount
	(amounts in thousands)
Balance at January 1, 2001	33,702	$337	72,227	$722	601,081	6,492	(136,865)	471,767
Change in unrealized holding loss for available-for-sale security, net of taxes	—	—	—	—	—	(5,108)	—	(5,108)
Net loss	—	—	—	—	—	—	(81,167)	(81,167)

Comprehensive loss	—	—	—	—	—	—	—	(86,275)

Realized holding gain on available-for-sale security, net of tax	—	—	—	—	—	(1,590)	—	(1,590)
Issuance of common stock, net of offering expenses of $ 24,243	7,475	75	—	—	532,103	—	—	532,178
Shares issued for cash in connection with the exercise of stock options	947	9	—	—	29,962	—	—	29,971
Shares issued for cash in connection with the employee stock purchase plan	100	1	—	—	1,967	—	—	1,968
Conversion of shares by related party	6,290	63	(6,290)	(63)	—	—	—	—
Stock based compensation	275	3	—	—	691	—	—	694

Balance at December 31, 2001	48,789	$488	65,937	$659	1,165,804	(206)	(218,032)	948,713
Change in unrealized holding gain for available-for-sale securities, net of taxes	—	—	—	—	—	595	—	595
Net loss	—	—	—	—	—		(366,035)	(366,035)

Comprehensive loss	—	—	—	—	—	—	—	(365,440)

Shares issued for cash in connection with the exercise of stock options	10	—	—	—	145	—	—	145
Shares issued for cash in connection with the employee stock purchase plan	167	1	—	—	221	—	—	222
Stock-based compensation	25	—	—	—	1,595	—	—	1,595

Balance at December 31, 2002	48,991	$489	65,937	$659	1,167,765	389	(584,067)	585,235
Change in unrealized holding gain for available for-sale securities, net of taxes	—	—	—	—	—	28	—	28
Net loss	—	—	—	—	—	—	(89,336)	(89,336)

Comprehensive loss	—	—	—	—	—	—	—	(89,308)

Shares issued for cash in connection with the exercise of stock options	214	2	—	—	104	—	—	106
Shares issued for cash in connection with the employee stock purchase plan	150	2	—	—	283	—	—	285
Stock-based compensation	—	—	—	—	1,481	—	—	1,481

Balance at December 31, 2003	49,355	$493	65,937	$659	1,169,633	417	(673,403)	497,799

See accompanying notes.

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Summary of Significant Accounting Policies

Description of Business and Capital Structure

Time Warner Telecom Inc. (the “Company”), a Delaware corporation, is a leading provider of managed network solutions to business customers in 44 metropolitan markets in the United States. The Company delivers data, dedicated Internet access, and local and long distance voice services.

The Company has two classes of common stock outstanding, Class A common stock and Class B common stock. Holders of Class A common stock have one vote per share, and holders of Class B common stock have ten votes per share. Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock. Currently the Class B common stock is collectively owned directly or indirectly by Time Warner, Advance Telecom Holdings Corporation, and Newhouse Telecom Holdings Corporation (collectively, the “Class B Stockholders”). Holders of Class A common stock and Class B common stock generally vote together as a single class. However, some matters require the approval of 100% of the holders of the Class B common stock voting separately as a class, and some matters require the approval of a majority of the holders of the Class A common stock, voting separately as a class. As of December 31, 2003, the Class B Stockholders had approximately 93% of the combined voting power of the outstanding common stock and were represented by five members of the Board of Directors.

The Company also is authorized to issue shares of Preferred Stock. The Company’s Board of Directors has the authority to establish voting powers, preferences, and special rights for the Preferred Stock. No such voting powers, preferences, or special rights have been established and no shares of Preferred Stock have been issued as of December 31, 2003.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and all entities in which the Company has a controlling voting interest (“subsidiaries”). Significant intercompany accounts and transactions have been eliminated. Significant accounts and transactions with Time Warner, Advance/Newhouse and their affiliates are disclosed as related party transactions.

Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less, when purchased, to be cash equivalents.

Investments

Marketable equity securities held by the Company are included in other assets at fair value. Unrealized holding gains and losses are carried, net of taxes, as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Other equity investments which are not considered marketable securities and in which the Company’s ownership interest is less than 20% are generally carried at the lower of cost or fair value. Realized gains and losses are determined on a specific identification basis.

At December 31, 2003, the fair value of marketable equity securities held by the Company totaled $835,000, and the aggregate unrealized holding gain, net of tax, on these securities was $417,000. During 2003, the Company recognized a gain on the sale of securities of $4.0 million.

During the year ended December 31, 2002, the Company recognized a net loss of $3.2 million on investments. The net loss included $2.7 million in losses related to marketable securities whose decline in value was not temporary in nature and a $1.0 million impairment on an equity investment in a non-public company that is not considered a marketable security. These losses were partially offset by a $400,000 gain on the exchange of shares in a privately help company for shares in a publicly held company.

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2002 and 2001, the Company recognized an aggregate $6.6 million impairment on equity investments. The impairment charges represent the difference between historical prices of the investments and their estimated fair value as of the date of financial statements. The Company recorded these charges based on its conclusion that the decline in value of these investments was not temporary in nature. The Company reached its conclusion because the investee companies had not executed their business plans as originally anticipated, in part due to the adverse economic conditions surrounding the telecommunications and technology sectors during 2001 and 2002, and had conducted further financing activities that diluted the value of the Company’s investments. The subsequent financing activities at these companies served as independent indicators that the impairment was not temporary. The estimates of net realizable value were primarily derived from the financing activities at these companies.

Receivables

The Company performs ongoing credit evaluations of significant customers’ financial conditions and has established an allowance for doubtful accounts based on the expected collectability of all receivables. In certain cases, the Company requires deposits from customers that it deems to represent a higher credit risk. A higher risk of collectability is assigned to certain customers with deteriorating financial conditions and customers in bankruptcy that continue service subsequent to filing bankruptcy, resulting in a greater allowance for doubtful accounts. Considerable management judgment is required in evaluating the collectability of receivables and establishing the related allowance for doubtful accounts. If the financial condition of the Company’s customers deteriorates, the Company’s bad debt expense and cash collections will be negatively impacted. The allowance for doubtful accounts was $15.0 million, or 26% of gross receivables at December 31, 2003, and $21.9 million, or 27% of gross receivables at December 31, 2002.

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Construction costs, labor, applicable overhead related to the development, installation, and expansion of the Company’s networks, and interest costs related to construction are capitalized. Capitalized labor and applicable overhead was $21.7 million, $25.4 million, and $35.4 million for 2003, 2002, and 2001, respectively. Capitalized interest was $1.3 million, $2.7 million, and $7.1 million for 2003, 2002, and 2001, respectively. Repairs and maintenance costs are charged to expense when incurred. The Company disposes of assets which are no longer in use, losses on such disposals are included as a component of depreciation expense and totaled $5.6 million, $3.5 million and $9.6 million in 2003, 2002, and 2001, respectively.

The Company licenses the right to use fiber optic capacity in 23 of its 44 markets from Time Warner Cable or Bright House Networks LLC. The cost of these rights, which are prepaid by the Company, is capitalized and reflects an allocable share of Time Warner Cable’s or Bright House Networks LLC’s costs, which prior to July 1998, generally reflected the incremental costs incurred by Time Warner Cable or the predecessor of Bright House Networks LLC to construct the fiber for the Company. Subsequent to July 1998, the Company pays its allocable share of the cost of fiber and construction incurred by Time Warner Cable or Bright House Networks LLC in routes where the parties are in joint construction.

Depreciation is provided on the straight-line method over estimated useful lives as follows:

Buildings and improvements	5-20 years
Communications networks	5-15 years
Vehicles and other equipment	3-10 years
Fiber optics and right to use	15 years

Depreciation expense totaled $222.9 million, $237.2 million, and $195.0 million in 2003, 2002, and 2001, respectively.

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property, plant, and equipment consist of:

	December 31,
	2003	2002
	(amounts in thousands)
Land, buildings and improvements	$63,513	70,151
Communications networks	1,421,035	1,304,198
Vehicles and other equipment	151,939	160,673
Fiber and right to use (Note 6)	579,036	568,695

	2,215,523	2,103,717
Less accumulated depreciation	(852,276)	(647,826)

Total	$1,363,247	1,455,891

Goodwill

The Company’s goodwill was primarily generated from acquisitions completed in 1999. Amortization related to goodwill totaled $3.1 million in 2001. In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement No. 141, Business Combinations (“SFAS 141”), and Statement No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). SFAS 141 requires companies to reflect intangible assets apart from goodwill and supersedes previous guidance related to business combinations. SFAS 142 eliminates amortization of goodwill and amortization of all intangible assets with indefinite useful lives. However, SFAS 142 requires the Company to perform impairment tests at least annually on all goodwill and indefinite-lived intangible assets. These statements were adopted by the Company on January 1, 2002 and, as required, the Company completed its transitional impairment test as of January 1, 2002 and its annual impairment test are completed in the fourth quarter of each year. The adoption of the statements did not negatively impact the Company’s financial position, results of operations, or cash flows. If these statements were in effect on January 1, 2001, the Company would not have recorded approximately $3.1 million in amortization expense in 2001, and net loss and basic and diluted loss per share would have been $78.1 million and $0.69, respectively.

Other Assets

Other assets primarily include deferred debt issuance costs which are amortized to interest expense over the life of their respective debt agreements.

Impairment of Long-Lived Assets

The Company periodically reviews the carrying amounts of property, plant, and equipment and its identifiable intangible assets to determine whether current events or circumstances warrant adjustments to the carrying amounts. If an impairment adjustment is deemed necessary (generally when the net book value of an asset exceeds the expected future undiscounted cash flows to be generated by that asset or group of assets), the loss is measured by the amount that the carrying value of the assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets; accordingly, actual results could vary significantly from estimates. Assets to be disposed of are carried at the lower of their carrying amount or fair value less costs to sell.

On January 1, 2002, the Company adopted FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). In the fourth quarter of 2002, the Company recorded a $212.7 million impairment charge pursuant to SFAS 144. The non-cash impairment charge primarily relates to the long haul network acquired from GST Telecommunications Inc. (“GST”) in January 2001, and, to a lesser degree, certain other local network assets. The Company acquired the assets from GST to increase its market presence in the western United States. The acquisition included networks in 15 local markets and a 4,210-mile regional network. Since the time of the acquisition, over capacity in the long haul sector and a weaker economy led to decreased demand and significant price erosion surrounding inter-city transport services. The Company generates revenue from these networks and

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will continue to do so in the future. The impairment reflects slower than expected growth in cash flows. The $212.7 million charge represents the difference between the estimated fair value of the assets on a discounted cash flow basis and their current carrying values. Significant estimates and assumptions used to value these assets include estimates of future revenue growth, margin, and future investment in property, plant, and equipment.

In 2001, the Company recorded a $2.4 million impairment charge related to the decision to consolidate its network operations centers as described in Note 3 to the consolidated financial statements. The charge represents the difference between the expected sales value of the facilities and their book value and was included as a component of the restructure charge in the consolidated statements of operations for the year ended December 31, 2001.

Revenue

The Company’s revenue is derived primarily from business communications services, including dedicated transport, local switched, long distance, data and Internet access services, and intercarrier compensation, which is comprised of reciprocal compensation and switched access services. The Company’s customers are principally telecommunications-intensive businesses, long distance carriers, Internet service providers (“ISPs”), wireless communications companies, incumbent local exchange carriers (“ILECs”), competitive local exchange carriers (“CLECs”), and governmental entities.

Revenue for dedicated transport, data, Internet, and the majority of switched services is generally billed in advance on a fixed rate basis and recognized over the period the services are provided. Revenue for the majority of switched access services and long distance is generally billed on a transactional basis determined by customer usage with some fixed rate elements. The transactional elements of switched services are billed in arrears and estimates are used to recognize revenue in the period earned.

The company evaluates whether receivables are reasonably assured of collection based on certain factors, including the likelihood of billing being disputed by customers. In situations where a dispute is likely, revenue is not recognized until cash is collected.

Reciprocal compensation is an element of intercarrier compensation revenue that represents compensation from local exchange carriers (“LECs”) for local exchange traffic originated on another LEC’s facilities and terminated on the Company’s facilities. The Company recognizes reciprocal compensation revenue primarily on a cash basis except in those cases where the revenue is under dispute or at risk, in which case the Company defers recognition of the revenue until the outstanding issues are resolved. The Company utilizes the cash basis because changes in, and interpretations of, regulatory rulings create disputes and often result in significant delays in payments. Reciprocal compensation represented 4%, 7%, and 11% of revenue during the years ended December 31, 2003, 2002, and 2001, respectively. Reciprocal compensation rates are established by interconnection agreements between the parties based on federal and state regulatory and judicial rulings. A 2001 Federal Communications Commission (“FCC”) ruling on reciprocal compensation for ISP-bound traffic reduced reciprocal compensation rates and capped the number of minutes for which ISP-bound traffic can be compensated. Reciprocal compensation rates were further reduced in 2003. Upon settlement of disputes with other LECs the Company records reciprocal compensation revenue that was previously deferred pursuant to the Company’s revenue recognition policy. As of December 31, 2003, the Company had deferred recognition of $9.3 million in reciprocal compensation revenue for payments received associated with pending disputes and amounts that are subject to adjustments based on regulatory rulings. In 2003, 2002, and 2001, the Company recognized $3.9 million, $19.1 million, and $37.0 million, respectively, in settlements of these disputes. The Company pays reciprocal compensation expense to the other LECs for local exchange traffic it terminates on the LEC’s facilities. These costs are recognized as incurred.

Switched access is also an element of intercarrier compensation revenue and represents the connection between a long distance carrier’s point of presence and an end-user’s premises provided through the Company’s switching facilities. Historically, the FCC has regulated the access rates imposed by the ILECs, while the access rates of CLECs have been less regulated. Effective June 2001, the FCC began regulating CLECs’ interstate switched access charges. Pursuant to the FCC’s order, the Company’s rates were reduced and will continue to decline, through June 2004, to parity with the ILEC rates competing in each area. In addition, when a CLEC enters a new market, its access charges may be no higher than the ILEC’s. This order does not affect the rates stipulated in the Company’s

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contracts with certain long distance carriers. The CLEC access charge regulation and related regulatory developments resulted in reductions in the per-minute rates the Company receives for switched access service and will result in further reductions through June 2004. In addition, the Company’s contracts with certain carriers have access rate reductions in relationship to volume commitments. The Company expects that switched access revenue will continue to decline as a percentage of revenue due to mandated and contractual rate reductions. There is no assurance that the Company will be able to compensate for reductions in switched access revenue with revenue from other sources. Switched access revenue represented 4%, 5%, and 7% of total revenue in 2003, 2002, and 2001, respectively.

Significant Customers

The Company has substantial business relationships with a few large customers, including major long distance carriers. The Company’s top 10 customers accounted for 39%, 45%, and 47% of the Company’s consolidated revenue for the years ended December 31, 2003, 2002, and 2001, respectively. WorldCom, Inc. (“WorldCom”), which filed for Chapter 11 bankruptcy protection in July 2002, accounted for 8%, 11%, and 12% of the Company’s total revenue during 2003, 2002, and 2001, respectively. In September 2003, as part of the WorldCom bankruptcy proceedings, WorldCom and the Company entered into a settlement that resolved a number of open disputes and claims through June 30, 2003, including amounts payable to and from each party. As a result of the settlement, the Company recognized $7.4 million of previously deferred revenue and reversed $15.1 million in expenses in 2003 that had been previously recorded because of uncertainties created by the bankruptcy process. In addition, both parties agreed on a claim related to WorldCom’s rejection of certain contracts. In 2003, the Company monetized and recognized as revenue this claim by selling it to a third party for approximately $7.0 million in cash. No other customer, including customers that direct their business through long distance carriers, accounted for 10% or more of total revenue in 2003, 2002, or 2001.

Income Taxes

As of December 31, 2003, the Company has recorded a deferred tax asset of $58.5 million, net of a valuation allowance of $172.8 million. The Company has concluded that it is more likely than not that the net deferred tax asset of $58.5 million will be realized because the Company could utilize tax-planning strategies to realize this amount. However, the Company believes there may be risks in realizing amounts in excess of the $58.5 million through utilization of available tax planning strategies. Accordingly, the Company has established a valuation allowance for amounts in excess of $58.5 million.

Asset Retirement Obligations

Effective January 1, 2003, the Company adopted the provisions of FASB Statement No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”). SFAS 143 requires that the estimated fair value of an asset retirement obligation be recorded when incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and depreciated over the asset’s estimated useful life. The Company has asset retirement obligations related to decommissioning of electronics in leased facilities and the removal of certain fiber and conduit systems. Considerable management judgment is required in estimating these obligations. Important assumptions include estimates of retirement costs, the timing of the future retirement activities, and the likelihood of retirement provisions being enforced. Changes in these assumptions based on future information could result in adjustments to estimated liabilities.

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In conjunction with the adoption of SFAS 143, the Company recorded a $5.9 million liability, an asset of $2.9 million in property, plant, and equipment, and a $3.0 million charge to earnings to account for the cumulative effect of the depreciation and accretion expense that would have been recorded had SFAS 143 been in effect in earlier periods. The asset retirement obligation increased from $5.9 million as of January 1, 2003 to $6.5 million as of December 31, 2003 due to the accretion of the liability. The pro forma effects of the application of SFAS 143 as if the statement had been in effect in earlier periods are presented below:

	Year Ended December 31,
	2003	2002	2001
	(amounts in thousands)
Actual loss, as reported	$(89,336)	(366,035)	(81,167)
Add back cumulative effect of change in accounting principle	2,965	—	—
Less depreciation and accretion expense	—	(904)	(859)

Pro forma loss	$(86,371)	(366,939)	(82,026)

Pro forma loss per share	$(0.75)	(3.20)	(0.72)

The pro forma asset retirement obligation as if SFAS 143 had been in effect in earlier periods is $5.9 million as of December 31, 2002, and $5.4 million as of December 31, 2001.

Segment Reporting

The Company operates in 44 service areas, and the Company’s management makes decisions on resource allocation and assesses performance based on total revenue, EBITDA, and capital spending of these operating locations. Each of the service areas offers the same services, has similar customers and networks, are regulated by the same type of authorities, and are managed directly by the Company’s executives, allowing the 44 service areas to be aggregated, resulting in one reportable line of business.

Loss Per Common Share and Potential Common Share

The Company computes loss per common share in accordance with the provisions of FASB Statement No. 128, Earnings Per Share, which requires companies with complex capital structures to present basic and diluted earnings per share (“EPS”). Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average outstanding common shares for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, stock options, etc.) as if they had been converted at the beginning of the periods presented. Potential common shares that have an anti-dilutive effect (e.g., those that increase income per share or decrease loss per share) are excluded from diluted EPS.

Basic loss per share for all periods presented herein was computed by dividing the net loss by the weighted average shares outstanding for the period.

The diluted loss per common share for the years ended December 31, 2003, 2002 and 2001, was computed by dividing the net loss attributable to common shares by the weighted average outstanding common shares for the period. Potential common shares were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

Options to purchase 18,635,000, 17,370,000, and 14,370,000 shares of the Company’s Class A common stock outstanding at December 31, 2003, 2002, and 2001, were excluded from the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

Stock Option Accounting

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options is generally equal to the market price of the underlying stock on the date of the grant, no compensation expense is recognized. Statement No. 123, Accounting and Disclosure of Stock-Based Compensation (“SFAS 123”), establishes an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. The Company elected not to adopt SFAS 123 for expense recognition purposes.

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Pro-forma information regarding net income and earnings per share is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 3.1%, 3.0%, and 4.6% in 2003, 2002, and 2001, respectively; dividend yield of 0.0% during each period; volatility factor of the expected market price of the Company’s common stock of 1.20, 1.26, and 0.93, for 2003, 2002, and 2001, respectively; and a weighted-average expected life of the option of five years during each period.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price characteristics significantly different from those of traded options. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The weighted-average fair value of options granted during 2003, 2002, and 2001 was $6.06, $2.14, and $20.41, respectively. For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro-forma net loss and pro-forma net loss per share, as if the Company had used the fair value accounting provisions of SFAS 123, are shown below:

	Years ended December 31,
	2003	2002	2001
	(amounts in thousands, except per share amounts)
Net loss	$(89,336)	(366,035)	(81,167)
Expense calculated under APB 25	438	525	525
Expense calculated under SFAS 123	(58,390)	(68,490)	(74,764)

Pro forma net loss	$(147,288)	(434,000)	(155,406)

Pro forma basic and diluted loss per share	$(1.28)	(3.78)	(1.37)

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Areas that require significant management judgments include taxes, revenue and receivables, impairment of long-term assets, regulatory fees, and carrier liabilities. Changes were made to these estimates during the year, however, the impact to the financial statements was immaterial.

Reclassifications

Certain prior year amounts have been reclassified for comparability with the 2003 presentation.

2.	Acquisition

In January 2001, the Company completed the acquisition of substantially all of the assets of GST out of bankruptcy for a contractual purchase price of $690 million. The $690 million included payments to GST or third parties on behalf of GST totaling approximately $662 million, the assumption of approximately $21 million in obligations to complete certain fiber networks and a liability to provide transitional services to GST of approximately $7 million. In addition to the $690 million contractual purchase price, the Company paid approximately $6 million in transaction expenses and assumed approximately $17 million in liabilities primarily related to capital leases. As a result of this acquisition, the Company added 15 markets, approximately 4,210 route miles, and approximately 227,674 fiber miles in the western United States. This transaction has been accounted for

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under the purchase method of accounting, and the deficiency of the purchase price compared to the fair market value of assets acquired has been allocated to the acquired fixed assets.

The accounting for the GST asset acquisition is summarized as follows (amounts in thousands):

Recorded value of fixed assets acquired	$683,784
Receivables, prepaids, and other assets	28,271
Deposit paid in 2000	(10,000)
Assumed liabilities	(50,366)

Cash paid for acquisition in 2001	$651,689

This acquisition was accounted for as a purchase, and the results of operations have been consolidated with the Company’s results of operations since the acquisition date. As described in Note 1, in 2002, the Company recorded an impairment charge relating to certain assets acquired from GST.

3.	Restructure charge

In the fourth quarter of 2001, the Company recorded a restructure charge of $6.8 million as a result of a decision to consolidate its network operations centers by closing a facility in Vancouver, Washington, eliminating approximately 200 positions. In addition, the Company consolidated its offices in Houston, Texas, into one facility. These decisions were made to create efficiencies in the Company’s sales, billing, customer care, and network surveillance and maintenance processes and to reduce overhead by centralizing offices. The $6.8 million charge included the following:

•	$2.7 million in severance-related costs. As of December 31, 2002, all of the 200 positions were eliminated.

•	A $2.4 million non-cash impairment charge to write-down the value of facilities in Vancouver, Washington. This charge represented the difference between the expected sales value of the facilities, which included a building, improvements, land, and furniture and fixtures, and their book value.

•	$600,000 in operating costs related to the Vancouver facility to be sold. These costs represented the costs to operate and maintain the facility from the time it is vacated through the estimated sale date of December 31, 2002.

•	$600,000 in contractual lease expenses primarily related to the cost to terminate a facility lease in Houston, Texas.

•	$600,000 in other costs related to the restructuring activities.

•	The components of the restructure charge and the amounts paid and accrued as of December 31, 2003 are as follows:

	Total Charge	Paid in 2001	Non-Cash	Accrued at 12/31/01	Paid in 2002	Adjust- ments	Accrued at 12/31/02	Paid in 2003	Accrued at 12/31/03
	(amounts in thousands)
Employee severance	$2,670	(1,138)	—	1,532	(1,512)	(20)	—	—	—
Facilities impairment	2,359	—	(2,359)	—	—	691 *	—	—	—
Facility operating costs	601	(68)	—	533	(393)	(132)	8	(8)	—
Contractual lease commitments	628	—	—	628	(409)	(31)	188	(188)	—
Other restructure expenses	580	(142)	—	438	(24)	(414)	—	—	—

	$6,838	(1,348)	(2,359)	3,131	(2,338)	94	196	(196)	—

*	Non-cash adjustment

The building and related facilities were sold in December 2002 for net proceeds of approximately $2.2 million, approximately $700,000 less than initially anticipated. Actual expenses related to facility operating costs and other restructure expenses were less than initially anticipated by $600,000. The $100,000 net amount of 2002 expenses, consisting of $0.7 million in additional losses on the sale of facilities and the reversal of $600,000 in accruals for other restructure expenses, was classified as selling, general, and administrative expense in the 2002 statement of operations.

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4.	Marketable debt securities

The Company’s marketable debt securities portfolio includes shares of money market mutual funds and corporate and municipal debt securities. All of the Company’s marketable debt securities are categorized as “held-to-maturity” and carried at amortized cost.

Marketable debt securities are summarized as follows:

	December 31,
	2003	2002
	(amounts in thousands)
Cash equivalents:
Shares of money market mutual funds	$8,712	154,354
Corporate and municipal debt securities	326,684	290,463

Total cash equivalents	335,396	444,817
Marketable debt securities - corporate and municipal debt and treasury notes	125,561	—

Total marketable debt securities	$460,957	444,817

The estimated fair value of the marketable debt securities is not materially different from the amortized cost.

5.	Long-Term Debt

See Note 12 for a discussion of subsequent financing activities. The information presented below is as of December 31, 2003.

	December 31,
	2003	2002
	(amounts in thousands)
9 3/4% Senior Notes	$400,000	400,000
10 1/8% Senior Notes	400,000	400,000
Credit facility	396,000	420,000

Total obligations	$1,196,000	1,220,000

The schedule of principal payments on long-term debt as of December 31, 2003 is as follows (amounts in thousands):

2004	$35,000
2005	46,000
2006	57,000
2007	68,000
2008	590,000
Thereafter	400,000

Total payments	$1,196,000

The $400 million principal amount 9¾% Senior Notes due July 2008 (the “9¾% Senior Notes”) are unsecured, unsubordinated obligations of the Company. Interest on the 9¾% Senior Notes is payable semi-annually on January 15 and July 15. Interest expense, including amortization of deferred debt issue costs, relating to the 9¾% Senior Notes totaled approximately $40.2 million for each of the years ended December 31, 2003, 2002, and 2001. At December 31, 2003, the fair market value of the $400 million of 9¾% Senior Notes was $412 million. These Notes have not been listed on any securities exchange or inter-dealer automated quotation systems, so the estimated market value is based on indicative pricing published by investment banks. While the Company believes these

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approximations to be reasonably accurate at the time published, indicative pricing can vary widely depending on volume traded by any given investment bank.

The $400 million principal amount 10 1/8% Senior Notes are unsecured, unsubordinated obligations of the Company. Interest on the 10 1/8% Senior Notes is payable semiannually on February 1 and August 1. Interest expense, including amortization of deferred debt issue costs, relating to the 10 1/8% Senior Notes totaled approximately $41.1 million, $41.7 million, and $39.0 million for 2003, 2002, and 2001, respectively. At December 31, 2003, the fair market value of the $400 million of 10 1/8% Senior Notes was $426 million. These Notes have not been listed on any securities exchange or inter-dealer automated quotation systems, so the estimated market value is based on indicative pricing published by investment banks. While the Company believes these approximations to be reasonably accurate at the time published, indicative pricing can vary widely depending on volume traded by any given investment bank.

The 9¾% Senior Notes and the 10 1/8% Senior Notes are governed by indentures that contain certain restrictive covenants. These restrictions affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with shareholders and affiliates, issue capital stock of subsidiaries, create liens, sell assets, and engage in mergers and consolidations.

In December 2000, the Company entered into an amended and restated credit facility (the “Credit Facility”) providing for an aggregate $1 billion in borrowings that was further amended in October 2002 to reduce the total commitments of the lenders from $1 billion to $800 million. The amended Credit Facility consisted of the following components:

•	A $380 million senior secured revolving credit facility that was undrawn as of December 31, 2003.

•	A $200 million term loan. Amortization of principal began March 31, 2003 and continues quarterly until March 31, 2008. Through December 31, 2003, principal payments on this facility totaled $2.0 million. Interest is computed utilizing a specified Eurodollar rate plus 4.0% which totaled 5.14% on December 31, 2003, and is payable at least quarterly. As of December 31, 2003, $198.0 million was outstanding under this facility.

•	A $220 million senior delayed draw loan facility. Amortization of principal began March 31, 2003 and continues quarterly until December 31, 2007. Through December 31, 2003, principal payments on this facility totaled $22.0 million. Interest is computed based on a specified Eurodollar rate plus a margin of 1.75 to 2.75%, which totaled 2.89% on December 31, 2003 and is payable at least quarterly. As of December 31, 2003, $198.0 million was outstanding under this facility.

In conjunction with the amendment in 2002, the Company increased its borrowings under the Credit Facility to a total of $420 million by drawing down the $220 million in senior delayed draw loan facilities that would have expired January 10, 2003, and repaying $50 million of the $250 million term loan B. In connection with the reduction in total amount of borrowings available under the Credit Facility, the Company recorded a $2.0 million impairment of deferred financing costs as a component of interest expense.

The Company is required to pay commitment fees on a quarterly basis ranging from 0.5% to 1.0% per annum on the undrawn available commitment of the Credit Facility. Commitment fee expense was $3.0 million for 2003 and has been classified as a component of interest expense in the accompanying consolidated statements of operations.

Borrowings under the Credit Facility are secured by substantially all of the assets of the Company, except for certain assets with respect to which the grant of a security interest is prohibited by governing agreements. The Credit Facility requires the Company to prepay outstanding loans when its cash flow exceeds certain levels and with the proceeds received from a number of specified events or transactions, including certain asset sales and insurance recoveries for assets not replaced. In addition, obligations under the Credit Facility are subject to various covenants that limit the Company’s ability to:

•	borrow and incur liens on its property;

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•	pay dividends or make other distributions; and

•	make capital expenditures.

The Credit Facility also contains financial covenants, including a leverage ratio, an interest coverage ratio, and a debt service coverage ratio, as well as cross default provisions. Under the cross default provisions, the Company is deemed to be in default under the Credit Facility if the Company has defaulted under any of the other material outstanding obligations, including the 9¾% Senior Notes or the 10 1/8% Senior Notes. As of December 31, 2003, the Company was in compliance with all of its debt covenants.

6.	Related Party Transactions

In the normal course of business, the Company engages in various transactions with affiliates of the Class B Stockholders, generally on negotiated terms among the numerous affected operating units that, in management’s view, result in reasonable arms-length terms.

The Company benefits from its relationship with Time Warner Cable, both through access to local rights-of-way and construction cost sharing. The Company has similar arrangements with Bright House Networks LLC, a subsidiary of the Time Warner Entertainment-Advance/Newhouse partnership (“TWE-A/N”), a partnership owned by affiliates of the Company’s Class B Stockholders. Bright House Networks LLC owns certain cable systems in Florida and Indiana that were previously owned by TWE-A/N and is managed by affiliates of Advance/Newhouse. Twenty-three of the Company’s 44 markets use fiber optic capacity licensed from Time Warner Cable or Bright House Networks LLC. Under the terms of those agreements, if the Company wishes to license fiber capacity in addition to the capacity initially licensed in 1998, the Company must pay Time Warner Cable or Bright House Networks LLC an amount equal to the Company’s allocable share of the total cost of constructing the route in question, plus permitting and supervision fees as a license fee. Under those agreements, the Company licenses discrete fibers and attaches its own electronics so that the Company’s networks are functionally separate from the licensor’s. Pursuant to the licensing arrangements, the Company paid Time Warner Cable $3.9 million, $3.1 million, and $1.1 million in 2003, 2002, and 2001, respectively, and Bright House Networks LLC $110,000 in 2003. The Company pays the license fee at the time the network is constructed. These fees are capitalized to property, plant, and equipment and amortized over their useful lives as depreciation and amortization expense. As of December 31, 2003, the Company’s property, plant, and equipment included $185.8 million in licenses of fiber optic capacity pursuant to the agreements.

Under the licensing arrangement, the Company reimburses Time Warner Cable and Bright House Networks LLC for facility maintenance and pole and conduit rental costs. The reimbursements to Time Warner Cable aggregated $3.1 million, $3.0 million, and $2.8 million in 2003, 2002, and 2001, respectively, and to Bright House Networks LLC aggregated $537,000 in 2003, and are a component of operating expenses in the consolidated statements of operations. In certain cases the Company’s operations are co-located with Time Warner Cable’s or Bright House Networks LLC’s facilities and are allocated a charge for various overhead expenses. Under the terms of leases and subleases between the Company and Time Warner Cable or Bright House Networks LLC, allocations for rent from Time Warner Cable or Bright House Networks LLC are typically based on square footage and allocations for utility charges are based on actual usage. These charges aggregated $1.9 million, $1.6 million and $1.6 million in 2003, 2002, and 2001 respectively, from Time Warner Cable and from Bright House Networks LLC aggregated $9,000 in 2003, and are a component of selling, general, and administrative expenses in the consolidated statements of operations. The charges by these affiliates for rent and utilities do not differ materially from charges the Company incurs in locations where the Company is not co-located with Time Warner Cable or Bright House Networks LLC.

In 2002, the Company provided technical expertise to Time Warner Cable in conjunction with certain product development and trial efforts conducted by Time Warner Cable, and received $1.0 million in cost reimbursement from Time Warner Cable for such services. The reimbursement was accounted for as an offset to operating and selling, general, and administrative expenses in 2002.

Time Warner and its affiliates and Bright House Networks LLC also purchase services from the Company. Revenue from Time Warner and its affiliates, which includes dedicated transport services, switched services, and data and Internet

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services, aggregated $33.2 million, $31.8 million, and $25.5 million for 2003, 2002, and 2001, respectively. Revenue from Bright House Networks LLC totaled $227,000 for 2003.

7.	Income Taxes

Income tax expense (benefit) for the years ended December 31, 2003, 2002, and 2001 is as follows:

	2003	2002	2001
	(amounts in thousands)
Current:
Federal	$—	—	—
State	1,021	600	1,058

	1,021	600	1,058
Deferred:
Federal	—	—	(41,509)
State	—	—	(7,805)

	—	—	(49,314)

	$1,021	600	(48,256)

Total income tax expense (benefit) differed from the amounts computed by applying the federal statutory income tax rate of 35% to earnings (loss) before income taxes as a result of the following items for the years ended December 31, 2003, 2002, and 2001:

	2003	2002	2001
Federal statutory income tax expense (benefit)	(35.0)%	(35.0)%	(35.0)%
State income tax expense (benefit), net of federal income tax expense (benefit)	0.7	(3.4)	(3.4)
Goodwill amortization	0.0	0.0	0.8
Change in valuation allowance	35.1	38.4	0.0
Other	0.4	0.1	0.3

Income tax expense (benefit)	1.2%	0.1%	(37.3)%

The tax effects of temporary differences that give rise to significant components of the Company’s deferred tax assets and liabilities at December 31, 2003, 2002 and 2001 are as follows:

	2003	2002
	(amounts in thousands)
Current deferred tax assets (liabilities):
Accrued liabilities	$27,887	$30,717
Allowance for doubtful accounts	9,809	7,346
Deferred revenue	11,439	15,808
Other	(823)	(175)
Valuation allowance	(25,898)	(31,735)

Current deferred tax asset net	22,414	21,961

Non-current deferred tax assets (liabilities):
Depreciation and amortization	(95,497)	(38,716)
Unrealized gains	(267)	(249)
Net operating loss carryforwards	278,752	184,580
Valuation allowance	(146,928)	(108,735)

Non-current deferred tax asset net	36,060	36,880

Net deferred tax asset	$58,474	$58,841

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2003, the Company had net operating loss carryforwards, for federal income tax purposes of approximately $732.5 million. These net operating loss carryforwards, if not utilized to reduce taxable income in future periods, will expire in various amounts beginning in 2019 and ending in 2023.

In 2002, the Company began to establish a valuation allowance for deferred taxes that reduced its net deferred tax asset. The allowance recorded was $32.3 million and $140.5 million for 2003 and 2002 respectively. As of December 31, 2003, net deferred tax assets totaled $58.5 million. The Company has concluded that it is more likely than not that the net deferred tax asset of $58.5 million will be realized because it could utilize tax-planning strategies to realize this amount. However, the Company believes there may be risks in realizing amounts in excess of the $58.5 million through utilization of available tax planning strategies. Accordingly, the Company has established a valuation allowance for amounts in excess of $58.5 million. The Company’s treatment of deferred taxes and its tax planning strategies are based on certain assumptions that the Company believes are reasonable. However, actual results could vary significantly from current assumptions and could result in changes to the accounting treatment of these items, including, but not limited to, the necessity to record a greater valuation allowance.

8.	Option Plans – Common Stock and Stock Options

Time Warner Telecom 1998 Employee Stock Option Plan

The Company maintains an employee stock option plan that reserved 9,027,000 shares of Class A common stock to be issued to officers and eligible employees under terms and conditions to be set by the Company’s Board of Directors. As of December 31, 2003, approximately 5.9 million shares are reserved for issuance upon exercise of outstanding options and approximately 882,000 shares are available for grant under the Time Warner Telecom 1998 Employee Stock Option Plan. Generally, the options vest over periods of up to four years and expire ten years from the date of issuance. These options have generally been granted to employees of the Company at an estimated fair value at the date of grant, and accordingly, no compensation cost has been recognized by the Company relating to this option plan.

Time Warner Telecom 2000 Employee Stock Plan

The Company maintains an employee stock plan that reserved 24,500,000 shares of Class A common stock to be issued pursuant to stock options and stock awards granted to officers, directors, and eligible employees under terms and conditions to be set by the Company’s Board of Directors. As of December 31, 2003, approximately 12.7 million shares are reserved for issuance upon exercise of outstanding options and approximately 11.2 million shares are available for grant under the Time Warner Telecom 2000 Employee Stock Plan. Generally, the options vest over periods of up to four years and expire ten years from the date of issuance. These options have generally been granted to employees of the Company at market value of the underlying stock at the date of grant, and accordingly, no compensation cost has been recognized by the Company relating to these options.

During 1999, the Company granted options to purchase 100,000 shares outside of the option plan. Deferred compensation expense of $2.1 million was recorded and was amortized on a straight-line basis over the four-year vesting period. In each of the years ending 2003, 2002, and 2001, stock compensation expense of approximately $438,000, $525,000, and $525,000, respectively, was recorded for such options and has been reported as a component of selling, general, and administrative expenses in the accompanying consolidated statements of operations.

During 2001, the Company granted restricted stock awards aggregating 275,000 shares to certain officers of the Company. Deferred compensation of $4.0 million was recorded and is being amortized on a straight-line basis over the four-year vesting period. In 2003, 2002 and 2001, stock compensation expense of approximately $1.0 million, $1.0 million and $200,000, respectively, was recorded for such stock awards and is reported as a component of selling, general, and administrative expenses in the accompanying consolidated statements of operations.

During 2002, the Company granted a restricted stock award for 25,000 shares to an officer of the Company. Deferred compensation of $128,000 was recorded and is being amortized on a straight line basis over the four-year vesting period. In 2003 and 2002, stock compensation expense of approximately $32,000, and $18,000,

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

respectively, was recorded for such stock awards and is reported as a component of selling, general, and administrative expense in the accompanying consolidated statements of operations.

The table below summarizes the Company’s stock option activity and related information for the years ended December 31, 2003, 2002, and 2001.

	2003		2002		2001
	Options	Weighted Avg Exercise Price	Options	Weighted Avg Exercise Price	Options	Weighted Avg Exercise Price
Options outstanding at beginning of year	17,368,223	$22.91	14,369,786	$32.16	10,445,404	$34.03
Granted	2,658,154	7.30	5,069,566	2.51	5,670,525	27.77
Exercised	(214,489)	3.76	(9,940)	11.93	(946,723)	12.79
Forfeited	(1,177,327)	31.92	(2,061,189)	37.21	(799,420)	48.06

Options outstanding at end of year	18,634,561	20.34	17,368,223	22.91	14,369,786	32.16

Exercisable at end of year	10,462,684	27.66	7,160,686	29.46	4,409,544	27.38

Exercise prices for options outstanding and exercisable as of December 31, 2003, are as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Avg Remaining Contractual Life	Weighted Avg Exercise Price	Number Exercisable	Weighted Avg Exercise Price
$ 0.76 - 1.99	3,805,916	8.87	$1.83	916,829	$1.80
2.00 - 10.16	4,018,190	8.51	6.79	666,003	6.23
10.25 - 14.72	4,894,884	6.02	13.12	3,861,672	12.73
15.36 - 34.50	2,645,896	6.18	32.28	2,448,970	32.91
35.75 - 87.00	3,269,675	6.72	59.66	2,569,210	59.86

	18,634,561	7.28	20.34	10,462,684	27.66

9.	Commitments and Contingencies

The Company leases office space and furniture, switching facilities, and fiber optic use rights. Certain of these leases contain renewal clauses.

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2003, commitments under capital and non-cancelable operating leases and maintenance agreements with terms in excess of one year were as follows:

	Capital Leases	Operating Leases	Fixed Maintenance Obligations
	(amounts in thousands)
Year ended December 31:
2004	$1,546	30,124	3,353
2005	1,392	24,597	3,272
2006	1,328	20,623	3,272
2007	1,000	15,721	3,272
2008	1,007	13,674	3,272
Thereafter	$8,964	72,333	52,424

Total minimum lease payments	$15,237	177,072	68,865

Less amount representing interest	7,257

Present value of obligations under capital leases	7,980
Less current portion of obligations under capital leases	525

Obligations under capital leases, excluding current portion	$7,455

As of December 31, 2003 and 2002, assets under capital lease obligations, which primarily consist of fiber optic network components, totaled $16.6 million and $18.3 million, respectively, with related accumulated depreciation of $9.4 million and $10.7 million, respectively. Depreciation expense related to assets under capital lease obligations totaled $2.0 million, $4.4 million, and $4.4 million in 2003, 2002, and 2001, respectively. The obligations under capital leases have been discounted at an average imputed interest rate of 10.8%. Rental expense under operating leases aggregated $34.1 million, $33.6 million, and $32.5 million for 2003, 2002, and 2001, respectively.

Pending legal proceedings are substantially limited to litigation incidental to the business of the Company. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial statements.

10.	Employee Benefit Plans

Effective January 1, 1999, the Company adopted the Time Warner Telecom 401(k) Plan (the “401(k) Plan”). Employees who meet certain eligibility requirements may contribute up to 60% of their eligible compensation, subject to statutory limitations, to a trust for investment in several diversified investment choices, as directed by the employee. The Company makes a matching contribution of 100% of each employee’s contribution up to a maximum of 5% of the employee’s eligible compensation. Contributions to the 401(k) Plan aggregated $5.8 million, $6.5 million, and $7.4 million for 2003, 2002, and 2001, respectively.

Effective January 1, 2000, the Company adopted the Time Warner Telecom 2000 Qualified Stock Purchase Plan (the “Stock Purchase Plan”). Employees who meet certain eligibility requirements may elect to designate up to 15% of their eligible compensation, up to an annual limit of $25,000, to purchase shares of the Company’s Class A common stock at a 15% discount to fair market value. Stock purchases occur semi-annually, with the price per share equaling the lower of 85% of the market price at the beginning or end of the offering period. The Company is authorized to issue a total of 750,000 shares of the Company’s Class A common stock to participants in the Stock Purchase Plan. For the years ended December 31, 2003, 2002, and 2001, the Company issued 150,000, 166,576, and 100,085 shares of Class A common stock under the Stock Purchase Plan for net proceeds of $300,000, $200,000 and $2.0 million, respectively. As of December 31, 2003, 242,273 shares were available for issuance under the Stock Purchase Plan.

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	Quarterly Results of Operations (Unaudited)

The following summarizes the Company’s unaudited quarterly results of operations for 2003 and 2002:

	Three Months Ended
	(amounts in thousands, except per share amounts)

	March 31	June 30	September 30	December 31
Year Ended December 31, 2003
Total revenue	$165,013	162,772	172,428	169,378
Operating income (loss)	(5,444)	(4,201)	18,227	(142)
Net loss before cumulative effect of change in accounting principle	(30,384)	(29,001)	(5,658)	(21,328)
Basic and diluted loss per common share before cumulative effect of change in accounting principle	(0.26)	(0.25)	(0.05)	(0.19)
Net loss	(33,349)	(29,001)	(5,658)	(21,328)
Year Ended December 31, 2002
Total revenue	$168,719	184,576	167,165	175,114
Operating loss	(18,701)	(4,094)	(21,690)	(216,276	)(1)
Net loss	(43,129)	(30,798)	(48,366)	(243,742	)(1)
Basic and diluted loss per common share	(0.38)	(0.27)	(0.42)	(2.12	)(1)

(1)	Includes asset impairment charge of $212.7 million.

The total net loss per share for the 2003 and 2002 quarters do not equal net loss per share for the respective years as the per share amounts for each quarter and for each year are computed based on their respective discrete periods.

12.	Subsequent Event

On February 20, 2004, the Company’s wholly owned subsidiary, Time Warner Telecom Holdings, Inc. (“Holdings”) issued $440 million in senior notes and executed a $150 million Senior Secured Revolving Credit Facility to replace the existing Senior Secured Credit Facility. Significant terms and components of the financing are detailed below:

•	The $240 million principal amount of Second Priority Senior Secured Floating Rate Notes due February 15, 2011 (the “2011 Notes”) are secured obligations, on a second lien basis, of Time Warner Telecom Holdings, a subsidiary of the Company. The 2011 Notes are guaranteed by the Company and certain of its and Holdings’ subsidiaries and the amount of guarantee attributable to any one subsidiary is subject to certain limits. Interest is computed based on a specified LIBOR rate plus 4.0% and will be reset and payable quarterly. Based on the LIBOR rate at February 27, 2004, the rate was 5.12% and payments would be approximately $10.6 million for 2004.

•	The $200 million principal amount of 9¼% Senior Notes due February 15, 2014 (the “2014 Notes”) are unsecured, unsubordinated obligations of Time Warner Telecom Holdings. The 2014 Notes are subject to similar guarantees as the 2011 Notes. Interest is payable semiannually on February 15 and August 15. The notes are guaranteed by the company and substantially all of its and Holdings’ subsidiaries.

•	The $150 million Senior Secured Revolving Credit Facility is fully available on a revolving basis and expires on February 20, 2009. Holdings is the borrower under the facility and the Company and its and Holdings’ subsidiaries are guarantors. Interest is calculated based on a specified Euro dollar rate plus 2¼% to 3%. If the facility were drawn, certain restrictive financial covenants would apply.

The Company used a portion of the proceeds to prepay the outstanding indebtedness under its existing Senior Secured Credit Facility of $396 million and accrued interest of $2.3 million. The remaining proceeds of $28.7 million net of fees and expenses were contributed to cash. Due to the subsequent financing and the repayment of the Senior

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Secured Credit Facility, debt that would have been classified as current under the existing Senior Secured Credit Facility has been classified as long term in the accompanying Consolidated Financial Statements.

13.	Supplemental Guarantor Information

On February 20, 2004, Holdings (Issuer) issued $440 million in Senior Notes consisting of $240 million principal amount of Second Priority Senior Secured Floating Rate Notes due 2011, and $200 million principal amount of 9 ¼% Senior Notes due 2014. These notes are guaranteed by the Company (Parent Guarantor) and its subsidiaries and Holdings’ subsidiaries (Combined Subsidiary Guarantors). The guarantees are joint and several. A significant amount of the Issuer’s cash flow is generated by the Combined Subsidiary Guarantors. As a result, funds necessary to meet the Issuer’s debt service obligations are provided in large part by distributions or advances from the Combined Subsidiary Guarantors. Under certain circumstances, contractual and legal restrictions, as well as the Issuer’s financial condition and operating requirements and those of its subsidiaries, could limit the Issuer’s ability to obtain cash for the purpose of meeting its debt service obligations, including the payment of principal and interest on the 2011 and 2014 Notes.

The following information sets forth our Condensed Consolidating Balance Sheets as of December 31, 2003 and 2002 and the Condensed Consolidating Statements of Operations and Cash Flows for the years ended December 31, 2003, 2002 and 2001.

TIME WARNER TELECOM INC.

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2003

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$10,959	342,216	(143)	—	353,032
Marketable debt securities	14,172	111,389	—	—	125,561
Receivables, net	49	123	42,797	—	42,969
Prepaid expenses and other current assets	1,300	6,312	2,899	—	10,511
Deferred income taxes	17,322	5,092	—	—	22,414

Total current assets	43,802	465,132	45,553	—	554,487

Property, plant and equipment, net	—	64,323	1,298,924	—	1,363,247
Deferred income taxes	2,845	33,215	—	—	36,060
Goodwill	—	—	26,773	—	26,773
Other assets, net of accumulated amortization	14,705	9,470	1,141	—	25,316

Total assets .	$61,352	572,140	1,372,391	—	2,005,883

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	1,137	38,959	—	40,096
Other current liabilities	34,916	41,885	180,792	—	257,593
Intercompany payable (receivable)	(1,882,049)	134,509	1,747,540	—	—
Current portion debt and capital lease obligations	—	58	467	—	525

Total current liabilities	(1,847,133)	177,589	1,967,758	—	298,214

Losses in subsidiary in excess of investment	610,686	280,524	—	(891,210)	—
Long-term debt and capital lease obligations	800,000	396,563	6,820	—	1,203,383
Other long-term liabilities	—	—	6,487	—	6,487
Stockholders’ equity (deficit)	497,799	(282,536)	(608,674)	891,210	497,799

Total liabilities and stockholders’ equity (deficit)	$61,352	572,140	1,372,391	—	2,005,883

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TIME WARNER TELECOM INC.

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2002

	Parent Guarantor	Issuer	Combined Guarantor Subsidiaries	Eliminations	Consolidated
	(amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$24,832	482,257	(629)	—	506,460
Marketable debt securities	—	—	—	—	—
Receivables, net	4	420	59,565	—	59,989
Prepaid expenses and other current assets	300	8,709	2,047	—	11,056
Deferred income taxes	48,079	(26,118)	—	—	21,961

Total current assets	73,215	465,268	60,983	—	599,466

Property, plant and equipment, net	—	82,019	1,373,872	—	1,455,891
Deferred income taxes	(41,275)	78,155	—	—	36,880
Goodwill	—	—	26,773	—	26,773
Other assets, net of accumulated amortization	17,339	11,559	1,348	—	30,246

Total assets	$49,279	637,001	1,462,976	—	2,149,256

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	4,150	35,044	—	39,194
Other current liabilities	35,479	44,455	212,662	—	292,596
Intercompany payable (receivable)	(1,892,785)	168,584	1,724,201	—	—
Accrued restructure costs	—	196	—	—	196
Current portion debt and capital lease obligations	—	24,635	1,370	—	26,005

Total current liabilities	(1,857,306)	242,020	1,973,277	—	357,991

Losses in subsidiary in excess of investment	521,350	307,126	—	(828,476)	—
Long-term debt and capital lease obligations	800,000	396,018	10,012	—	1,206,030
Stockholders’ equity (deficit)	585,235	(308,163)	(520,313)	828,476	585,235

Total liabilities and stockholders’ equity (deficit)	$49,279	637,001	1,462,976	—	2,149,256

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TIME WARNER TELECOM INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended December 31, 2003

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
Total revenue	$—	—	669,591	—	669,591
Costs and expenses:
Operating, selling, general and administrative	—	125,072	312,175	—	437,247
Depreciation, amortization and accretion	—	32,563	191,341	—	223,904
Corporate expense allocation	—	(157,635)	157,635	—	—

Total costs and expenses	—	—	661,151	—	661,151

Operating income	—	—	8,440	—	8,440
Interest expense, net	(80,564)	(13,160)	(4,060)	—	(97,784)
Interest allocation	76,570	13,160	(89,730)	—	—
Investment losses, net	3,994	—	—	—	3,994

Loss before income taxes and equity in undistributed losses of subsidiaries	—	—	(85,350)	—	(85,350)
Income tax expense	—	975	46	—	1,021

Net loss before equity in undistributed losses of subsidiaries and cumulative effect of change in accounting principle	—	(975)	(85,396)	—	(86,371)
Equity in undistributed losses of subsidiaries	(89,336)	(37,998)	—	127,334	—

Net loss before cumulative effect of change in accounting principle	(89,336)	(38,973)	(85,396)	127,334	(86,371)
Cumulative effect of change in accounting principle	—	—	2,965	—	2,965

Net loss	$(89,336)	(38,973)	(88,361)	127,334	(89,336)

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TIME WARNER TELECOM INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended December 31, 2002

	Parent Guarantor	Issuer	Combined Subsidiary Guarantor	Eliminations	Consolidated
	(amounts in thousands)
Total revenue	$—	—	695,574	—	695,574
Costs and expenses:
Operating, selling, general and administrative	—	133,352	373,006	—	506,358
Depreciation and amortization	—	45,510	191,800	—	237,310
Corporate expense allocation		(178,862)	178,862	—	—
Impairment of assets	—	—	212,667	—	212,667

Total costs and expenses	—	—	956,335	—	956,335

Operating loss	—	—	(260,761)	—	(260,761)
Interest expense, net	(81,891)	(20,974)	1,431	—	(101,434)
Interest allocation	85,131	20,974	(106,105)	—	—
Investment losses, net	(3,240)	—	—	—	(3,240)

Loss before income taxes and equity in undistributed losses of subsidiaries	—	—	(365,435)	—	(365,435)
Income tax expense	—	600	—	—	600

Net loss before equity in undistributed losses of subsidiaries	—	(600)	(365,435)	—	(366,035)
Equity in undistributed losses of subsidiaries	(366,035)	(208,649)	—	574,684	—

Net loss	$(366,035)	(209,249)	(365,435)	574,684	(366,035)

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TIME WARNER TELECOM INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended December 31, 2001

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
Total revenue	$—	—	737,707	—	737,707
Costs and expenses:
Operating, selling, general and administrative	—	141,281	412,099	—	553,380
Depreciation and amortization	—	33,315	174,256	—	207,571
Restructure charge	—	5,623	1,215	—	6,838
Corporate expense allocation	—	(180,219)	180,219	—	—

Total costs and expenses	—	—	767,789	—	767,789

Operating loss	—	—	(30,082)	—	(30,082)
Interest expense, net	(8,131)	(95,000)	6,754	—	(96,377)
Interest allocation	11,095	95,000	(106,095)	—	—
Investment losses, net	(2,964)	—	—	—	(2,964)

Loss before income taxes and equity in undistributed losses of subsidiaries	—	—	(129,423)	—	(129,423)
Income tax benefit	(2,536)	(45,720)	—	—	(48,256)

Net income (loss) before equity in undistributed losses of subsidiaries	2,536	45,720	(129,423)	—	(81,167)
Equity in undistributed losses of subsidiaries	(83,703)	(85,922)	—	169,625	—

Net loss	$(81,167)	(40,202)	(129,423)	169,625	(81,167)

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TIME WARNER TELECOM INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2003

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
Cash flows from operating activities:
Net loss	$(89,336)	(38,973)	$(88,361)	$127,334	(89,336)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization, and accretion	—	32,563	191,341	—	223,904
Intercompany change	100,072	3,923	23,339	(127,334)	—
Amortization of deferred debt issue costs	2,392	2,122	—	—	4,514
Cumulative effect of change in accounting principle	—	—	2,965	—	2,965
Investment gains, net	(3,994)	—	—	—	(3,994)
Stock based compensation	—	—	1,481	—	1,481
Changes in operating assets and liabilities, net of the effect of acquisitions	(15,804)	10,612	(10,721)	—	(15,913)

Net cash (used in) provided by operating activities	(6,670)	10,247	120,044	—	123,621

Cash flows from investing activities:
Capital expenditures	—	(14,867)	(114,830)	—	(129,697)
Purchases of marketable debt securities	(23,295)	(237,213)	—	—	(260,508)
Proceeds from maturities of marketable debt securities	9,123	125,824	—	—	134,947
Proceeds from sale of assets	4,397	—	176	—	4,573

Net cash used in investing activities	(9,775)	(126,256)	(114,654)	—	(250,685)

Cash flows from financing activities:
Repayment of debt	—	(24,000)	—	—	(24,000)
Net proceeds from issuance of common stock upon exercise of stock options	2,287	—	(1,481)	—	806
Net proceeds from issuance of common stock in connection with the employee stock purchase plan	285	—	—	—	285
Payment of capital lease obligations	—	(32)	(3,423)	—	(3,455)

Net cash provided by (used in) financing activities	2,572	(24,032)	(4,904)	—	(26,364)

(Decrease)/increase in cash and cash equivalents	(13,873)	(140,041)	486	—	(153,428)
Cash and cash equivalents at beginning of year	24,832	482,257	(629)	—	506,460

Cash and cash equivalents at end of year	$10,959	342,216	(143)	—	353,032

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TIME WARNER TELECOM INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2002

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
Cash flows from operating activities:
Net loss	$(366,035)	(209,249)	$(365,435)	$574,684	(366,035)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	—	45,510	191,800	—	237,310
Intercompany change	347,224	192,324	35,136	(574,684)	—
Amortization of deferred debt issue costs	2,392	2,183	—	—	4,575
Impairment of assets related to restructure charge	—	—	(694)	—	(694)
Impairment of deferred debt issue costs	—	1,951	—	—	1,951
Investment losses, net	3,240	—	—	—	3,240
Stock based compensation	—	—	1,595	—	1,595
Impairment of assets	—	—	212,667	—	212,667
Changes in operating assets and liabilities	37,644	(71,863)	1,176	—	(33,043)

Net cash provided by (used in) operating activities	24,465	(39,144)	76,245	—	61,566

Cash flows from investing activities:
Capital expenditures	—	(28,932)	(75,899)	—	(104,831)
Purchases of marketable debt securities	—	(8,546)	—	—	(8,546)
Proceeds from maturities of marketable debt securities	—	27,000	—	—	27,000
Proceeds from sale of assets	—	—	2,412	—	2,412

Net cash used in investing activities	—	(10,478)	(73,487)	—	(83,965)

Cash flows from financing activities:
Net proceeds from issuance of debt	—	216,770	—	—	216,770
Repayment of debt	—	(50,000)	—	—	(50,000)
Net proceeds from issuance of common stock upon exercise of stock options	145	—	—	—	145
Net proceeds from issuance of common stock in connection with the employee stock purchase plan	222	—	—	—	222
Payment of capital lease obligations	—	—	(3,878)	—	(3,878)

Net cash provided by (used in) financing activities	367	166,770	(3,878)	—	163,259

Increase (Decrease) in cash, cash equivalents, and cash held in escrow	24,832	117,148	(1,120)	—	140,860
Cash and cash equivalents at beginning of year	—	365,109	491	—	365,600

Cash and cash equivalents at end of year	$24,832	482,257	(629)	—	506,460

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TIME WARNER TELECOM INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2001

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
Cash flows from operating activities:
Net loss	$(81,167)	(40,202)	(129,423)	169,625	(81,167)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization .	—	33,315	174,256	—	207,571
Amortization of deferred debt issue costs	2,317	2,167	—	—	4,484
Impairment of assets related to restructure charge	—	—	2,359	—	2,359
Impairment of deferred debt issue costs	5,814	—	—	—	5,814
Investment losses, net	2,964	—	—	—	2,964
Deferred income tax (benefit) expense	(29,336)	(19,980)	2	—	(49,314)
Stock based compensation	—	—	694	—	694
Intercompany change	(858,966)	125,114	903,477	(169,625)	—
Changes in operating assets and liabilities, net of the effect of acquisitions	17,494	28,850	58,176	—	104,520

Net cash (used in) provided by operating activities	(940,880)	129,264	1,009,541	—	197,925

Cash flows from investing activities:
Capital expenditures	—	(68,356)	(357,096)	—	(425,452)
Cash paid for acquisitions, net of cash acquired	—	—	(651,689)	—	(651,689)
Purchases of marketable debt securities	—	(89,582)	—	—	(89,582)
Proceeds from maturities of marketable debt securities	—	74,624	—	—	74,624
Other investing activities	3,356	—	937	—	4,293

Net cash provided by (used in) investing activities	3,356	(83,314)	(1,007,848)	—	(1,087,806)

Cash flows from financing activities:
Net proceeds from issuance of common stock	532,178	—	—	—	532,178
Net proceeds from issuance of debt	1,089,918	70,749	—	—	1,160,667
Repayment of debt	(700,000)	—	—		(700,000)
Net proceeds from issuance of common stock upon exercise of stock options	13,460	—	(694)	—	12,766
Net proceeds from issuance of common stock in connection with the employee stock purchase plan	1,968	—	—	—	1,968
Payment of capital lease obligations	—	(2,329)	(508)	—	(2,837)

Net cash provided by (used in) financing activities	937,524	68,420	(1,202)	—	1,004,742

Increase in cash, cash equivalents, and cash held in escrow	—	114,370	491	—	114,861
Cash, cash equivalents, and cash held in escrow at beginning of year	—	250,739	—	—	250,739

Cash, cash equivalents, and cash held in escrow at end of year	$—	365,109	491	—	365,600

TIME WARNER TELECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2003, 2002 and 2001

	Balance at Beginning Of Period	Additions/ Charges to Costs and Expenses	Deductions	Balance at End of Period
	(amounts in thousands)
For the Year ended December 31, 2003:
Allowance for doubtful accounts receivable	$21,946	20,605	(27,540)	15,011

For the Year ended December 31, 2002:
Allowance for doubtful accounts receivable	29,778	32,469	(40,301)	21,946

For the Year ended December 31, 2001:
Allowance for doubtful accounts receivable	17,610	26,744	(14,576)	29,778